Filed Pursuant to Rule 424(b)(3)
Registration No. 333-130945

GRUBB & ELLIS APARTMENT REIT, INC.

SUPPLEMENT NO. 5 DATED APRIL 21, 2009
TO THE PROSPECTUS DATED DECEMBER 3, 2008

This document supplements, and should be read in conjunction with, our prospectus dated December 3, 2008 relating to our offering of 105,000,000 shares of our common stock. This Supplement No. 5 supersedes and replaces Supplement No. 1 dated December 3, 2008, Supplement No. 2 dated February 12, 2009, Supplement No. 3 dated February 20, 2009, and Supplement No. 4 dated April 3, 2009. Unless otherwise defined in this Supplement No. 5, capitalized terms used have the same meanings as set forth in the prospectus. The purpose of this Supplement No. 5 is to disclose:

(1) the status of our initial public offering;

(2) a decrease in our distribution rate;

(3) information relating to our share repurchase plan;

(4) a description of our current portfolio;

(5) selected financial data;

(6) information regarding our distributions;

(7) our performance — funds from operations;

(8) our property performance — net operating income;

(9) revised suitability standards applicable to investors in Washington;

(10) compensation paid to our advisor;

(11) an update to the “Risk Factors” section of our prospectus;

(12) an update to the “Management of Our Company” section of our prospectus;

(13) an update to the “Prior Performance Summary” section of our prospectus;

(14) updated prior performance tables;

(15) an update to the “Experts” section of our prospectus; and

(16) an update to the “Incorporation of Certain Information by Reference” section of our prospectus.

Status of Our Initial Public Offering

As of April 3, 2009, we had received and accepted subscriptions in our initial public offering for 15,399,429 shares of our common stock, or approximately $153,829,000, excluding shares issued pursuant to our distribution reinvestment plan. As of April 3, 2009, approximately 84,600,571 shares remained available for sale to the public under our initial public offering, excluding shares available under our distribution reinvestment plan. We will sell shares in our initial public offering until the earlier of July 19, 2009, or the date on which the maximum amount has been sold.

Decrease in Our Distribution Rate

The year 2008 was a challenging year on many fronts and ended in a precipitous economic decline and global recession. Many experts are predicting that a broad economic recovery is unlikely to occur in 2009, and that the economy may actually weaken further before it begins to strengthen. In light of these troubling times, our board of directors has elected to take decisive action designed to improve our cash position and to better position us for long-term success. As previously disclosed in our prospectus, in November 2008, our board of directors and our advisor entered into an amendment to our advisory agreement which reduced the asset management fee paid to our advisor from 1.0% of our average invested assets to 0.5% of our average invested assets. Additionally, pursuant to the terms of the amendment to our advisory agreement, effective January 1, 2009, our advisor waived the asset management fee it is entitled to receive, in its entirety, until the quarter following the quarter in which we generate funds from operations, or FFO, excluding non-recurring charges as described in further detail in our prospectus, sufficient to cover 100% of the distributions declared to our stockholders for such quarter.

On February 10, 2009, our board of directors took further action to improve our cash position by approving a decrease in our distribution rate from 7.0% per annum to 6.0% per annum. The 6.0% per annum distribution began with the March 2009 monthly distribution which was paid in April 2009.

Share Repurchase Plan

Our share repurchase plan, or the Plan, provides that we may, in our sole discretion, repurchase our shares of common stock on a quarterly basis. On March 27, 2009, in accordance with the discretion given it under the Plan, our board of directors determined to repurchase shares only with respect to requests made in connection with a stockholder’s death or qualifying disability, as determined by our board of directors and in accordance with the terms and conditions set forth in the Plan. Our board of directors determined that it is in our best interest to conserve cash and therefore no other repurchases requested during or prior to the first quarter of 2009 will be made. Our board of directors considers requests for repurchase quarterly. If a stockholder previously submitted a request for repurchase of his or her shares that has not yet been effected, we will consider those requests at the end of the second quarter of 2009, unless the stockholder withdraws the request.

Our Current Portfolio

We invest in a geographically diverse portfolio of apartment communities in select U.S. metropolitan areas. Although we have not yet done so, in the future we may also originate and invest in secured loans and other real estate-related investments. Each of our apartment communities has similar economic characteristics, tenants and products and services. As of March 31, 2009, we owned 13 properties with an aggregate of 3,531 units for an aggregate purchase price of $340,530,000. We have not completed any acquisitions since March 31, 2009.

	Ownership	Type of	Number		Purchase	Contract	Mortgage	Maturity
Property Name	Interest	Property	of Units	Occupancy	Date	Purchase Price	Debt(1)	Date	Location

Walker Ranch Apartment Homes	100%	apartment	325	88.9%	10/31/2006	$30,750,000	$20,000,000	5/11/2017	San Antonio, TX
Hidden Lake Apartment Homes	100%	apartment	380	88.2%	12/28/2006	$32,030,000	$19,218,000	1/11/2017	San Antonio, TX
Park at Northgate	100%	apartment	248	96.0%	6/12/2007	$16,600,000	$10,295,000	8/1/2017	Spring, TX
Residences at Braemar	100%	apartment	160	91.3%	6/29/2007	$15,000,000	$9,474,000	6/1/2015	Charlotte, NC
Baypoint Resort	100%	apartment	350	84.6%	8/2/2007	$33,250,000	$21,612,000	8/1/2017	Corpus Christi, TX
Towne Crossing Apartments	100%	apartment	268	93.3%	8/29/2007	$21,600,000	$14,981,000	11/1/2014	Mansfield, TX
Villas of El Dorado	100%	apartment	248	91.5%	11/2/2007	$18,000,000	$13,600,000	12/1/2016	McKinney, TX
The Heights at Olde Towne	100%	apartment	148	90.5%	12/21/2007	$17,000,000	$10,475,000	1/1/2018	Portsmouth, VA
The Myrtles at Olde Towne	100%	apartment	246	93.9%	12/21/2007	$36,000,000	$20,100,000	1/1/2018	Portsmouth, VA
Arboleda Apartments	100%	apartment	312	86.9%	3/31/2008	$29,250,000	$17,651,000	4/1/2015	Cedar Park, TX
Creekside Crossing	100%	apartment	280	98.2%	6/26/2008	$25,400,000	$17,000,000	7/1/2015	Lithonia, GA
Kedron Village	100%	apartment	216	91.7%	6/27/2008	$29,600,000	$20,000,000	7/1/2015	Peachtree City, GA
Canyon Ridge Apartments	100%	apartment	350	93.1%	9/15/2008	$36,050,000	$24,000,000	10/1/2015	Hermitage, TN

(1)	As of March 31, 2009, we had 10 fixed rate and three variable rate mortgage loans with effective interest rates ranging from 2.61% to 5.94% per annum and a weighted average effective interest rate of 4.76% per annum. Most of the mortgage loan payables may be prepaid in whole but not in part, subject to prepayment premiums. In the event of prepayment, the amount of the prepayment premium will be paid according to the terms of the applicable loan document.

	Properties Owned
		As a Percentage of Aggregate
State	Number	Purchase Price

Texas	7	53.3%
Georgia	2	16.1
Virginia	2	15.6
Tennessee	1	10.6
North Carolina	1	4.4

Total	13	100%

The table below describes the average effective monthly rent per unit and the occupancy rate for each of the last four years ended December 31, 2008 and through March 31, 2009, for which we owned properties:

	2005(1)	2006(2)	2007(2)	2008(2)	2009(2)

Average Effective Monthly Rent per Unit	N/A	$889.38	$891.01	$934.06	$938.18
Occupancy Rate	N/A	97.7%	91.5%	90.3%	91.1%

(1)	We were initially capitalized on January 10, 2006 and therefore we consider that our date of inception. We purchased our first property on October 31, 2006.

(2)	Based on leases in effect as of December 31, 2006, 2007, and 2008, and March 31, 2009, respectively.

As of March 31, 2009, no single tenant accounted for 10.0% or more of the rentable square feet of our real estate properties. Currently, we have no plans for any significant renovations, improvements or development with respect to any of our properties. We believe that each of our properties is adequately covered by insurance.

Unsecured Note Payables to Affiliate

On June 27, 2008, in connection with the acquisition of Kedron Village, we entered into an unsecured note with NNN Realty Advisors in the principal amount of $3,700,000. The unsecured note provided for a maturity date of December 27, 2008. The unsecured note originally bore interest at a fixed rate of 4.95% per annum and requires monthly interest-only payments for the term of the unsecured note. In the event of default, the unsecured note originally provided for a default interest rate equal to 6.95% per annum. On November 10, 2008, we executed an extension agreement to the unsecured note with NNN Realty Advisors in the principal amount of $3,700,000. The agreement extended the maturity date to May 10, 2009 and changed the interest rate to 5.26% per annum and the default interest rate to 7.26% per annum.

On September 15, 2008, in connection with the acquisition of Canyon Ridge Apartments, we entered into an unsecured note with NNN Realty Advisors in the principal amount of $5,400,000. The unsecured note provided for a maturity date of March 15, 2009. The unsecured note originally bore interest at a fixed rate of 4.99% per annum and requires monthly interest-only payments for the term of the unsecured note. In the event of default, the unsecured note originally provided for a default interest rate equal to 6.99% per annum. On March 9, 2009, we executed an extension agreement to the unsecured note with NNN Realty Advisors in the principal amount of $5,400,000. The agreement extended the maturity date to September 15, 2009 and changed the interest rate to 5.00% per annum and the default interest rate to 7.00% per annum.

Because these loans are related party loans, the terms of the loans and the unsecured notes, including any extensions thereof, were approved by our board of directors, including a majority of our independent directors, and deemed fair, competitive and commercially reasonable by our board of directors.

On March 18, 2009, we received a letter from NNN Realty Advisors expressing its intent to renew the unpaid balance of the unsecured note payables if any such amounts remain unpaid as of the related maturity dates, so long as our net equity proceeds from this offering, less funds to conduct our operations, are first applied toward the payoff of the Wachovia Loan and then to NNN Realty Advisors.

Wachovia Loan

On November 1, 2007, we entered into a loan agreement with Wachovia Bank, National Association, or Wachovia, or the Wachovia Loan Agreement, for a loan in the principal amount of up to $10,000,000 with a maturity date of November 1, 2008, or the Wachovia Loan. We also entered into a Pledge Agreement with Wachovia to initially secure the Wachovia Loan with (i) a pledge of 49.0% of our partnership interests in Apartment REIT Walker Ranch, L.P., Apartment REIT Hidden Lakes, L.P. and Apartment REIT Towne Crossing, LP, and (ii) 100% of our partnership interests in Apartment REIT Park at North Gate, L.P. We also agreed that we would pledge as security 100% of our ownership interests in our subsidiaries that have acquired or will acquire properties in the future if financed in part by the Wachovia Loan. Accrued interest under the Wachovia Loan is payable monthly and at maturity. Advances under the Wachovia Loan bear interest at the applicable LIBOR Rate plus a spread, as defined in the Wachovia Loan Agreement.

On December 21, 2007, March 31, 2008, June 26, 2008 and September 15, 2008, we entered into amendments to the Wachovia Loan Agreement and Pledge Agreement, in connection with our borrowings under the Wachovia Loan to finance our acquisitions of: (i) The Heights at Olde Towne and The Myrtles at Olde Towne; (ii) Arboleda Apartments; (iii) Creekside Crossing and Kedron Village; and (iv) Canyon Ridge Apartments, respectively. The material terms of the amendments: (i) grant a security interest in 100% of the Class B membership interests held by our operating partnership in each of our respective subsidiaries that acquired the properties, which constitute a 49.0% interest in each subsidiary; (ii) waive the requirement of pledging as security 100% of our ownership interests in our subsidiaries that have acquired properties using financing from the Wachovia Loan and (iii) temporarily extended the aggregate principal amount available under the Wachovia Loan to $16,250,000 and $16,000,000 for the acquisition of Arboleda Apartments and the acquisitions of Creekside Crossing and Kedron Village, respectively. The material terms of the amendment to the Wachovia Loan Agreement entered into on September 15, 2008 also provided for an extension of the maturity date of the Wachovia Loan to November 1, 2009, at Wachovia’s sole and absolute discretion, in the event the outstanding principal amount of the Wachovia Loan was less than or equal to $6,000,000 on November 1, 2008, certain financial covenants and requirements were met and upon our payment of a $100,000 extension fee. On October 30, 2008, Wachovia extended the maturity date of the Wachovia Loan to November 1, 2009.

As of March 31, 2009, the outstanding principal amount under the Wachovia Loan was $3,200,000, at a variable interest rate of 6.00% per annum.

Depreciation

As of December 31, 2008, for federal income tax purposes, the depreciable basis in the properties noted above is approximately $310,169,000 in total. When we calculate depreciation expense for tax purposes, we use the modified accelerated cost recovery system method. We depreciate buildings and land improvements for tax purposes based upon estimated useful lives of 27.5 years and 15 years, respectively. For tax purposes, we depreciate furniture and fixtures based upon an estimated useful life of seven years and equipment based upon an estimated useful life of five years. The depreciable basis in the properties noted above is as follows as of December 31, 2008:

Property Name	Depreciable Tax Basis

Walker Ranch Apartment Homes	$28,790,000
Hidden Lake Apartment Homes	30,242,000
Park at Northgate	13,703,000
Residences at Braemar	13,510,000
Baypoint Resort	29,447,000
Towne Crossing Apartments	20,368,000
Villas of El Dorado	17,019,000
The Heights at Olde Towne	15,294,000
The Myrtles at Olde Towne	33,703,000
Arboleda Apartments	26,352,000
Creekside Crossing	21,255,000
Kedron Village	26,748,000
Canyon Ridge Apartments	33,738,000

$310,169,000

Selected Financial Data

The following selected financial data should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements and the notes thereto incorporated by reference into the prospectus. Our historical results are not necessarily indicative of results for any future period.

The following tables present summarized consolidated financial information, including balance sheet data, statement of operations data, and statement of cash flows data in a format consistent with our consolidated financial statements.

	December 31,			January 10, 2006
Selected Financial Data	2008	2007	2006	(Date of Inception)

BALANCE SHEET DATA:
Total assets	$344,685,000	$228,814,000	$67,214,000	$201,000
Mortgage loan payables, net	$217,713,000	$139,318,000	$19,218,000	$—
Stockholders’ equity	$106,705,000	$66,056,000	$14,247,000	$201,000

			Period from
			January 10, 2006
			(Date of Inception)
			through
	Years Ended December 31,		December 31,
	2008	2007	2006

STATEMENT OF OPERATIONS DATA:
Total revenues	$31,878,000	$12,705,000	$659,000
Loss from continuing operations	$(12,826,000)	$(5,579,000)	$(523,000)
Net loss	$(12,826,000)	$(5,579,000)	$(523,000)
Loss per share — basic and diluted(1):
Loss from continuing operations	$(1.04)	$(1.10)	$(1.99)
Net loss	$(1.04)	$(1.10)	$(1.99)
STATEMENT OF CASH FLOWS DATA:
Cash flows provided by operating activities	$1,567,000	$2,195,000	$301,000
Cash flows used in investing activities	$(126,638,000)	$(126,965,000)	$(63,991,000)
Cash flows provided by financing activities	$126,041,000	$125,010,000	$65,144,000
OTHER DATA:
Distributions declared	$8,633,000	$3,519,000	$145,000
Distributions declared per share	$0.70	$0.68	$0.14
Funds from operations(2)	$(1,106,000)	$(194,000)	$(234,000)
Net operating income(3)	$15,832,000	$6,482,000	$393,000

(1)	Net loss per share is based upon the weighted average number of shares of our common stock outstanding. Distributions by us of our current and accumulated earnings and profits for federal income tax purposes are taxable to stockholders as ordinary income. Distributions in excess of these earnings and profits generally are treated as a non-taxable reduction of the stockholder’s basis in the shares of our common stock to the extent thereof (a return of capital for tax purposes) and, thereafter, as taxable gain. These distributions in excess of earnings and profits will have the effect of deferring taxation of the distributions until the sale of the stockholder’s common stock.

(2)	For additional information on FFO, refer to Our Performance — Funds from Operations, set forth below, which includes a reconciliation of our GAAP net income (loss) to FFO for the years ended December 31, 2008 and 2007 and for the period from January 10, 2006 (Date of Inception) through December 31, 2006.

(3)	For additional information on net operating income, refer to Our Property Performance — Net Operating Income, set forth below, which includes a reconciliation of our accounting principles generally accepted in the United States of America, or GAAP, net income (loss) to net operating income for the years ended December 31, 2008 and 2007 and for the period from January 10, 2006 (Date of Inception) through December 31, 2006.

Information Regarding Our Distributions

The amount of the distributions we pay to our stockholders is determined by our board of directors and is dependent on a number of factors, including funds available for payment of distributions, our financial condition, capital expenditure requirements and annual distribution requirements needed to maintain our status as a REIT under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code.

Our board of directors approved a 6.0% per annum, or $0.60 per common share, distribution to be paid to our stockholders beginning on October 5, 2006, the date we reached our minimum offering of $2,000,000. The first distribution was paid on December 15, 2006 for the period beginning October 5, 2006 and ending November 30, 2006. Thereafter, distributions were paid on or about the 15th day of each month in respect of the distributions declared for the prior month. On February 22, 2007, our board of directors approved a 7.0% per annum, or $0.70 per common share, distribution to be paid to our stockholders beginning with our March 2007 monthly distribution, which was paid on April 15, 2007. On February 10, 2009, our board of directors approved a decrease in our distribution to a 6.0% per annum, or $0.60 per common share, distribution to be paid to our stockholders beginning with our March 2009 monthly distribution, which was paid in April 2009.

For the year ended December 31, 2008, we paid distributions of $8,216,000 ($4,414,000 in cash and $3,802,000 in shares of our common stock pursuant to our distribution reinvestment plan, or the DRIP), as compared to cash flows from operations of $1,567,000. For the year ended December 31, 2007, we paid distributions of $3,115,000 ($1,857,000 in cash and $1,258,000 in shares of our common stock pursuant to the DRIP), as compared to cash flows from operations of $2,195,000. From inception through December 31, 2008, we paid cumulative distributions of $11,399,000 ($6,319,000 in cash and $5,080,000 in shares of our common stock pursuant to the DRIP), as compared to cumulative cash flows from operations of $4,063,000. The distributions paid in excess of our cash flows from operations were paid using proceeds from our offering. Our distributions of amounts in excess of our taxable income have resulted in a return of capital to our stockholders for federal income tax purposes.

The distributions paid during each quarter of 2008, along with the amount of distributions reinvested pursuant to the DRIP and the sources of our distributions were as follows:

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
	2008	2008	2008	2008

Distributions paid in cash	$1,363,000	$1,211,000	$1,014,000	$826,000
Distributions reinvested	1,193,000	1,044,000	854,000	711,000
Total distributions	$2,556,000	$2,255,000	$1,868,000	$1,537,000
Source of distributions:
Cash flow from operations	$—	$1,750,000	$1,445,000	$—
Offering proceeds	2,556,000	505,000	423,000	1,537,000
Total sources	$2,556,000	$2,255,000	$1,868,000	$1,537,000

The income tax treatment for distributions reportable for the years ended December 31, 2008, 2007 and 2006 was as follows:

	Years Ended December 31,
	2008		2007		2006

Ordinary income	$—	—%	$—	—%	$—	—%
Capital gain	—	—	—	—	—	—
Return of capital	8,216,000	100	3,115,000	100	68,000	100

	$8,216,000	100%	$3,115,000	100%	$68,000	100%

As of December 31, 2008, we had an amount payable of $676,000 to our advisor and its affiliates for operating expenses, and asset and property management fees, which will be paid from cash flows from operations in the future as they become due and payable by us in the ordinary course of business consistent with our past practice.

As of December 31, 2008, no amounts due to our advisor or its affiliates had been deferred or forgiven. Effective January 1, 2009, our advisor has agreed to waive the asset management fee until the quarter following the quarter in which we generate FFO, excluding non-recurring charges, sufficient to cover 100% of the distributions declared to our stockholders for such quarter. Our advisor and its affiliates have no other obligations to defer, waive or forgive amounts due to them. In the future, if our advisor or its affiliates do not defer, waive or forgive amounts due to them, this would negatively affect our cash flows from operations, which could result in us paying distributions, or a portion thereof, with proceeds from our offering or borrowed funds. As a result, the amount of proceeds available for investment and operations would be reduced, or we may incur additional interest expense as a result of borrowed funds.

For the years ended December 31, 2008 and 2007, our FFO was $(1,106,000) and $(194,000), respectively. From inception through December 31, 2008, our cumulative FFO was $(1,534,000). For the years ended December 31, 2008 and 2007 and from inception through December 31, 2008, we did not pay distributions with FFO.

Our Performance — Funds from Operations

One of our objectives is to provide cash distributions to our stockholders from cash generated by our operations. Due to certain unique operating characteristics of real estate companies, the National Association of Real Estate Investment Trusts, or NAREIT, an industry trade group, has promulgated a measure known as FFO which it believes more accurately reflects the operating performance of a REIT such as us. FFO is not equivalent to our net operating income or loss as determined under GAAP.

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004, or the White Paper. The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property but including asset impairment writedowns, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO.

The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. The use of FFO is recommended by the REIT industry as a supplemental performance measure.

Presentation of this information is intended to assist the reader in comparing the operating performance of different REITs, although it should be noted that not all REITs calculate FFO the same way, so comparisons with other REITs may not be meaningful. Furthermore, FFO is not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income as an indication of our performance. Our FFO reporting complies with NAREIT’s policy described above.

The following is the calculation of FFO for the years ended December 31, 2008 and 2007 and for the period from January 10, 2006 (Date of Inception) through December 31, 2006.

			Period from
			January 10, 2006
			(Date of Inception)
	Years Ended December 31,		through
	2008	2007	December 31, 2006

Net loss	$(12,826,000)	$(5,579,000)	$(523,000)
Add:
Depreciation and amortization — consolidated properties	11,720,000	5,385,000	289,000

FFO	$(1,106,000)	$(194,000)	$(234,000)

FFO per share — basic and diluted	$(0.09)	$(0.04)	$(0.89)

Weighted average common shares outstanding — basic and diluted	12,322,032	5,063,942	262,609

FFO reflects acquisition related expenses of interest expense on the Wachovia loan, interest expense on the unsecured note payables to affiliate, amortization of deferred financing fees associated with acquiring the lines of credit, the write off of deferred financing fees in connection with the termination of our line of credit and mezzanine line of credit, unused fees on our line of credit, and fees associated with the termination of a proposed acquisition, as well as amortization of debt discount.

Our Property Performance — Net Operating Income

Net operating income is a non-GAAP financial measure that is defined as net income (loss), computed in accordance with GAAP, generated from properties before interest expense, general and administrative expenses, depreciation, amortization, interest and dividend income and minority interests. We believe that net operating income provides an accurate measure of the operating performance of our operating assets because net operating income excludes certain items that are not associated with management of the properties. Additionally, we believe that net operating income is a widely accepted measure of comparative operating performance in the real estate community. However, our use of the term net operating income may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount.

To facilitate understanding of this financial measure, a reconciliation of net loss to net operating income has been provided for the years ended December 31, 2008 and 2007 and for the period from January 10, 2006 (Date of Inception) through December 31, 2006:

			Period from
			January 10, 2006
			(Date of Inception)
	Years Ended December 31,		through
	2008	2007	December 31, 2006

Net loss	$(12,826,000)	$(5,579,000)	$(523,000)
Add:
General and administrative	5,354,000	2,383,000	294,000
Depreciation and amortization	11,720,000	5,385,000	289,000
Interest expense	11,607,000	4,386,000	339,000
Less:
Interest and dividend income	(22,000)	(91,000)	(6,000)
Other income, net	—	(2,000)	—
Minority interest	(1,000)	—	—

Net operating income	$15,832,000	$6,482,000	$393,000

Investor Suitability Standards

The following information should be read in conjunction with the discussion contained in the “Investor Suitability Standards” section beginning on page vi of the prospectus:

Some states have established suitability standards different from those we have established. In those states, shares will be sold only to investors who meet the special suitability standards set forth below:

Washington:  Investors must have either (1) an annual gross income of at least $70,000 and a net worth of at least $70,000, or (2) a net worth of at least $250,000. Net worth excludes an investor’s home, home furnishings and automobiles.

Compensation Paid to Our Advisor

The following information should be read in conjunction with the discussion contained in the “Prospectus Summary — Compensation to Our Advisor, the Dealer Manager and their Affiliates” section beginning on page 6 of the prospectus and the “Compensation Table” section beginning on page 64 of the prospectus:

Amounts incurred
Inception to
Type of Compensation	December 31, 2008

Offering Stage:
Selling Commissions	$10,364,000
Marketing Allowance and Accountable Due Diligence Expense Reimbursements	$3,890,000
Other Organizational and Offering Expenses	$2,251,000
Acquisition and Development Stage:
Acquisition Fee	$10,217,000
Reimbursement of Acquisition Expenses	$7,000
Operational Stage:
Asset Management Fee	$3,513,000
Property Management Fee	$1,642,000
Compensation for Additional Services	$59,000
Reimbursable Expenses
Operating Expenses	$620,000
On-site Personnel	$2,297,000
Interest Expense	$432,000
Disposition/Liquidation Stage:
Disposition Fee	$—
Incentive Distribution Upon Sales	$—
Incentive Distribution Upon Listing	$—
Fees payable upon termination of Advisory Agreement	$—

As of December 31, 2008, compensation incurred but not yet paid was approximately $864,000, representing normal accruals for fourth quarter 2008 activities.

Risk Factors

The “Risk Factors” section beginning on page 16 of the prospectus is superseded in its entirety with the following:

Investment Risks

There is no public market for the shares of our common stock. Therefore, it will be difficult for you to sell your shares of our common stock and, if you are able to sell your shares of our common stock, you will likely sell them at a substantial discount.

There currently is no public market for the shares of our common stock, and we do not expect a market to develop prior to the listing of the shares of our common stock on a national securities exchange. We have no current plans to cause shares of our common stock to be listed on any securities exchange or quoted on any market system or in any established market either immediately or at any definite time in the future. While we, acting through our board of directors, may attempt to cause shares of our common stock to be listed or quoted if our board of directors determines this action to be in our stockholders’ best interest, there can be no assurance that this event will ever occur. In addition, there are restrictions on the transfer of shares of our common stock. Our charter provides that no person may own more than 9.9% in value of our issued and outstanding shares of capital stock or more than 9.9% in value or in number of shares, whichever is more restrictive, of the issued and outstanding shares of our common stock. Any purported transfer of the shares of our common stock that would result in a violation of either of these limits will result in such shares being transferred to a trust for the benefit of a charitable beneficiary or such transfer being declared null and void. We have adopted a share repurchase plan but it is limited in terms of the amount of shares of our common stock which may be repurchased annually. Our board of directors may also limit, suspend, terminate or amend our share repurchase plan upon 30 days written notice. Therefore, it will be difficult for you to sell your shares of our common stock promptly or at all. If you are able to sell your shares of our common stock, you may only be able to sell them at a substantial discount from the price you paid. Therefore, you should consider the purchase of shares of our common stock as illiquid and a long-term investment, and you must be prepared to hold your shares of our common stock for an indefinite length of time. This may be the result, in part, of the fact that, at the time we make our investments, the amount of funds available for investment may be reduced by up to 11.5% of the gross offering proceeds, which will be used to pay selling commissions, a marketing allowance, accountable due diligence expenses and other organizational and offering expenses. We also will be required to use gross offering proceeds to pay acquisition fees, acquisition expenses, asset management fees and property management fees. Unless our aggregate investments increase in value to compensate for these fees and expenses, which may not occur, it is unlikely that you will be able to sell your shares of our common stock, whether pursuant to our share repurchase plan or otherwise, without incurring a substantial loss. We cannot assure you that your shares of our common stock will ever appreciate in value to equal the price you paid for your shares of our common stock.

This may be considered a “blind pool” offering because we have not identified any real estate or real estate-related investments to acquire with the net proceeds from this offering.

We have only identified a limited number of properties to acquire with the proceeds of this offering. As a result, this may be considered a “blind pool” offering and we cannot give you information as to the identification, location, operating histories, lease terms or other relevant economic and financial data regarding the properties that we will purchase in the future with the net proceeds of this offering. Additionally, you will not have the opportunity to evaluate the transaction terms or other financial or operational data concerning the real estate or real estate-related investments we acquire in the future.

We have a limited operating history. Therefore, you may not be able to adequately evaluate our ability to achieve our investment objectives.

We were incorporated in December 2005 and we commenced this offering in July 2006, and thus we have a limited operating history. As a result, an investment in shares of our common stock may entail more risks than the shares of common stock of a REIT with a substantial operating history. You should consider our prospects in light of the risks, uncertainties and difficulties frequently encountered by companies like ours that do not have a substantial operating history, many of which may be beyond our control. Therefore, to be successful in this market, we must, among other things:

•	identify and acquire investments that further our investment strategy;

•	build, expand and maintain our network of licensed securities brokers and other agents;

•	attract, integrate, motivate and retain qualified personnel to manage our day-to-day operations;

•	respond to competition both for investment opportunities and potential investors in us; and

•	build and expand our operations structure to support our business.

We cannot guarantee that we will succeed in achieving these goals, and our failure to do so could cause you to lose all or a portion of your investment.

If we raise substantially less than the maximum offering, we may not be able to invest in a diverse portfolio of real estate and real estate-related investments and the value of your investment may fluctuate more widely with the performance of specific investments.

This offering is being made on a “best efforts” basis, whereby our dealer manager and the broker-dealers participating in the offering are only required to use their best efforts to sell shares of our common stock and have no firm commitment or obligation to purchase any of the shares of common stock. As a result, we cannot assure you as to the amount of proceeds that will be raised in this offering or that we will achieve sales of the maximum offering amount. If we are unable to raise substantial funds, we will have limited diversification in terms of the number of investments owned, the geographic regions in which our investments are located and the types of investments that we make. Your investment in shares of our common stock will be subject to greater risk to the extent that we lack a diversified portfolio of investments. In such event, the likelihood of our profitability being affected by the poor performance of any single investment will increase. In addition, our fixed operating expenses, as a percentage of gross income, would be higher, and our financial condition and ability to pay distributions could be adversely affected if we are unable to raise substantial funds.

If we are unable to find suitable investments, we may not have sufficient cash flows available for distributions to you.

Our ability to achieve our investment objectives and to pay distributions to you is dependent upon the performance of our advisor in selecting additional investments for us to acquire in the future, selecting property managers for our properties and securing financing arrangements. Investors must rely entirely on the management ability of our advisor and the oversight of our board of directors. Our advisor may not be successful in identifying additional suitable investments on financially attractive terms or that, if it identifies suitable investments, our investment objectives will be achieved. If we, through our advisor, are unable to find suitable additional investments, we will hold the net proceeds of this offering in an interest-bearing account or invest the net proceeds in short-term, investment-grade investments. In such an event, our ability to pay distributions to you would be adversely affected.

We face competition from other apartment communities and housing alternatives for tenants, and we face competition from other acquirers of apartment communities for investment opportunities, both of which may limit our profitability and distributions to you.

The residential apartment community industry is highly competitive. This competition could reduce occupancy levels and revenues at our apartment communities, which would adversely affect our operations. We face competition from many sources, including from other apartment communities both in the immediate vicinity and the geographic market where our apartment communities are and will be located. Overbuilding of apartment communities may occur. If so, this would increase the number of apartment units available and may decrease occupancy and unit rental rates.

Furthermore, apartment communities we acquire most likely compete, or will compete, with numerous housing alternatives in attracting tenants, including owner occupied single- and multi-family homes available to rent or purchase. Competitive housing in a particular area and the increasing affordability of owner occupied single- and multi-family homes available to rent or buy caused by declining mortgage interest rates and government programs to promote home ownership could adversely affect our ability to retain our tenants, lease apartment units and increase or maintain rental rates.

The competition for apartment communities may significantly increase the price we must pay for assets we seek to acquire, and our competitors may succeed in acquiring those properties or assets themselves. In addition, our potential acquisition targets may find our competitors to be more attractive because they may have greater resources, may be willing to pay more for the properties or may have a more compatible operating philosophy. In particular, larger apartment REITs may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable investment properties may increase. This competition will result in increased demand for these assets and therefore increased prices paid for them. Because of an increased interest in single-property acquisitions among tax-motivated individual purchasers, we may pay higher prices if we purchase single properties in comparison with portfolio acquisitions. If we pay higher prices for our properties, our business, financial condition and results of operations and our ability to pay distributions to you may be materially and adversely affected.

You are limited in your ability to sell your shares of our common stock pursuant to our share repurchase plan, and repurchases are made at our sole discretion.

Our share repurchase plan includes significant restrictions and limitations. Except in cases of death or qualifying disability, you must hold your shares of our common stock for at least one year. You must present at least 25.0% of your shares of our common stock for repurchase and until you have held your shares of our common stock for at least four years, repurchases will be made for less than you paid for your shares of our common stock. Shares of our common stock are repurchased quarterly, at our discretion, on a pro rata basis, and are limited during any calendar year to 5.0% of the weighted average number of shares of our common stock outstanding during the prior calendar year. Funds for the repurchase of shares of our common stock come exclusively from the cumulative proceeds we receive from the sale of shares of our common stock pursuant to the DRIP. In addition, our board of directors reserves the right to amend, suspend or terminate our share repurchase plan at any time upon 30 days written notice. Therefore, in making a decision to purchase shares of our common stock, you should not assume that you will be able to sell any of your shares of our common stock back to us pursuant to our share repurchase plan, and you also should understand that the repurchase prices will not necessarily correlate to the value of our real estate holdings or other assets. If our board of directors terminates our share repurchase plan, you may not be able to sell your shares of our common stock even if you deem it necessary or desirable to do so.

Our advisor may be entitled to receive significant compensation in the event of our liquidation or in connection with a termination of the advisory agreement.

In the event of a partial or full liquidation of our assets, our advisor will be entitled to receive an incentive distribution equal to 15.0% of the net proceeds of the liquidation, after we have received and paid to our stockholders the sum of the gross proceeds from the sale of shares of our common stock, and any shortfall in an 8.0% annual cumulative, non-compounded return to stockholders. In the event of a termination of the advisory agreement in connection with the listing of our common stock, the advisory agreement provides that our advisor will receive an incentive distribution equal to 15.0% of the amount, if any, by which (1) the market value of our outstanding common stock plus distributions paid by us prior to listing, exceeds (2) the sum of the gross proceeds from the sale of shares of our common stock plus an 8.0% annual cumulative, non-compounded return on the gross proceeds from the sale of shares of our common stock. Upon our advisor’s receipt of the incentive distribution upon listing, our advisor’s special limited partnership units will be redeemed and our advisor will not be entitled to receive any further incentive distributions upon sales of our properties. Further, in connection with the termination of the advisory agreement other than due to a listing of the shares of our common stock on a national securities exchange or due to the internalization of our advisor in connection with our conversion to a self-administered REIT, we may choose to redeem our advisor as a special limited partner in our operating partnership, which would entitle it to receive cash or, if agreed by us and our advisor, shares of our common stock or units of limited partnership interests in our operating partnership equal to the amount that would be payable as an incentive distribution upon sales of properties, which equals 15.0% of the net proceeds if we liquidated all of our assets at fair market value, after we have received and paid to our stockholders the sum of the gross proceeds from the sale of shares of our common stock and any shortfall in the 8.0% return to stockholders. Finally, upon the termination of the advisory agreement as a result of the internalization of our advisor into us, the advisory agreement provides that a special committee, comprised of all of our independent directors, and our advisor will negotiate the compensation to be payable to our advisor pursuant to such termination. In determining such compensation, the special committee will consider factors including, but not limited to, our advisor’s performance compared to the performance of other advisors for similar entities that the special committee believes are relevant in making the determination, any available valuations for such advisors and independent legal and financial advice. Any amounts to be paid to our advisor pursuant to the advisory agreement cannot be determined at the present time, but such amounts, if paid, will reduce cash available for distribution to you.

The business and financial due diligence investigation of us was conducted by an affiliate. That investigation might not have been as thorough as an investigation conducted by an unaffiliated third party, and might not have uncovered facts that would be important to a potential investor.

Because our advisor and our dealer manager are affiliates of ours, investors will not have the benefit of an independent due diligence review and investigation of the type normally performed by an unaffiliated, independent underwriter in connection with a securities offering. In addition, our legal counsel has acted as counsel to us, our advisor and our dealer manager and, therefore, investors will not have the benefit of due diligence that might otherwise be performed by independent counsel. Under applicable legal ethics rules, our legal counsel may be precluded from representing us due to a conflict of interest between us and our affiliates. If any situation arises in which our interests are in conflict with those of our affiliates, we would be required to retain additional legal counsel and may incur additional fees and expenses. The lack of an independent due diligence review and investigation increases the risk of your investment because it may not have uncovered facts that would be important to a potential investor.

This is a fixed price offering and the fixed offering price may not accurately represent the current value of our assets at any particular time. Therefore, the purchase price you pay for shares of our common stock may be higher than the value of our assets per share of common stock at the time of your purchase.

This is a fixed price offering, which means that the offering price for shares of our common stock is fixed and will not vary based on the underlying value of our assets at any time. Our board of directors arbitrarily determined the offering price in its sole discretion. The fixed offering price for shares of our common stock has not been based on appraisals for any assets we may own nor do we intend to obtain such appraisals. Therefore, the fixed offering price established for shares of our common stock may not accurately represent the current value of our assets per share of our common stock at any particular time and may be higher or lower than the actual value of our assets per share at such time.

Risks Related to Our Business

We have paid distributions from sources other than our cash flows from operations, including from the net proceeds from this offering and from borrowed funds. We may continue to pay distributions from the net proceeds of this offering or from borrowings in anticipation of future cash flows. Any such distributions may reduce the amount of capital we ultimately invest in assets and negatively impact the value of your investment.

Distributions payable to you may include a return of capital, rather than a return on capital. We expect to continue to pay distributions to you. The actual amount and timing of distributions is determined by our board of directors in its discretion and typically depends on the amount of funds available for distribution, which depends on items such as our financial condition, current and projected capital expenditure requirements, tax considerations and annual distribution requirements needed to maintain our qualification as a REIT. As a result, our distribution rate and payment frequency may vary from time to time. We expect to have little cash flows from operations available for distribution until we make substantial investments. Therefore, we may use proceeds from this offering or borrowed funds to pay cash distributions to you, including to maintain our qualification as a REIT, which may reduce the amount of proceeds available for investment and operations or cause us to incur additional interest expense as a result of borrowed funds. Further, if the aggregate amount of cash distributed in any given year exceeds the amount of our “REIT taxable income” generated during the year, the excess amount will be deemed a return of capital.

For the year ended December 31, 2008, we paid distributions of $8,216,000 ($4,414,000 in cash and $3,802,000 in shares of our common stock pursuant to the DRIP), as compared to cash flows from operations of $1,567,000. The distributions paid in excess of our cash flows from operations were paid using proceeds from our offering. However, as of December 31, 2008, we had an amount payable of $676,000 to our advisor and its affiliates for operating expenses, on-site personnel payroll and asset and property management fees, which will be paid from cash flows from operations in the future as they become due and payable by us in the ordinary course of business consistent with our past practice.

As of December 31, 2008, no amounts due to our advisor or its affiliates have been deferred or forgiven. Effective January 1, 2009, our advisor has agreed to waive the asset management fee until the quarter following the quarter in which we generate FFO excluding non-recurring charges, sufficient to cover 100% of the distributions declared to our stockholders for such quarter. Our advisor and its affiliates have no other obligations to defer, waive or forgive amounts due to them. In the future, if our advisor or its affiliates do not defer, waive or forgive amounts due to them, this would negatively affect our cash flows from operations, which could result in us paying distributions, or a portion thereof, with proceeds from our offering or borrowed funds. As a result, the amount of proceeds available for investment and operations would be reduced, or we may incur additional interest expense as a result of borrowed funds.

For the year ended December 31, 2008, our FFO was $(1,106,000). For the year ended December 31, 2008, we did not pay distributions with FFO.

We may suffer from delays in locating suitable investments, which may have adverse effects on our results of operations and our ability to pay distributions to you.

There may be a substantial period of time before the net proceeds of this offering are invested in suitable investments, particularly as a result of the current economic environment and capital constraints. Because we are conducting this offering on a “best efforts” basis over time, our ability to commit to purchase specific assets will also depend, in part, on the amount of proceeds we have received at a given time. If we are delayed or unable to find additional suitable investments, we may not be able to achieve our investment objectives or pay distributions to you.

We are uncertain of our sources of debt or equity for funding our capital needs. If we cannot obtain funding on acceptable terms, our ability to make necessary capital improvements to our properties may be impaired or delayed.

To maintain our qualification as a REIT, we must distribute to our stockholders at least 90.0% of our taxable income each year, excluding capital gains. Because of this distribution requirement, it is not likely that we will be able to fund a significant portion of our capital needs from retained earnings. Sources of debt or equity for funding may not be available to us on favorable terms or at all. If we do not have access to sufficient funding in the future, we may not be able to make necessary capital improvements to our properties, pay other expenses or expand our business.

The recent market disruptions may adversely affect our operating results and financial condition.

The global financial markets are currently undergoing pervasive and fundamental disruptions. The continuation or intensification of any such volatility may have an adverse impact on the availability of credit to businesses generally and could lead to a further weakening of the U.S. and global economies. To the extent that turmoil in the financial markets continues and/or intensifies, it has the potential to materially affect the value of our properties and other investments, the availability or the terms of financing that we may anticipate utilizing, our ability to make principal and interest payments on, or refinance, any outstanding debt when due and/or the ability of our tenants to enter into new leasing transactions or satisfy rental payments under existing leases. The current market disruption could also affect our operating results and financial condition as follows:

•	Debt and Equity Markets — Our results of operations are sensitive to the volatility of the credit markets. The real estate debt markets are currently experiencing volatility as a result of certain factors, including the tightening of underwriting standards by lenders and credit rating agencies and the significant inventory of unsold commercial mortgage-backed securities in the market. Credit spreads for major sources of capital have widened significantly as investors have demanded a higher risk premium. This is resulting in lenders increasing the cost for debt financing. Should the overall cost of borrowings increase, either by increases in the index rates or by increases in lender spreads, we will need to factor such increases into the economics of our acquisitions, developments and property contributions. This may result in our property operations generating lower overall economic returns and a reduced level of cash flows, which could potentially impact our ability to pay distributions to you. In addition, the recent dislocations in the debt markets have reduced the amount of capital that is available to finance real estate, which, in turn: (1) limits the ability of real estate investors to benefit from reduced real estate values or to realize enhanced returns on real estate investments; (2) has slowed real estate transaction activity; and (3) may result in an inability to refinance debt as it becomes due, all of which may reasonably be expected to have a material impact, favorable or unfavorable, on revenues, income and/or cash flows from the acquisition and operations of real estate and mortgage loans. In addition, the state of the debt markets could have an impact on the overall amount of capital being invested in real estate, which may result in price or value decreases of real estate assets and impact our ability to raise equity capital.

•	Valuations — The recent market volatility will likely make the valuation of our properties more difficult. There may be significant uncertainty in the valuation, or in the stability of the value, of our properties that could result in a substantial decrease in the value of our properties. As a result, we may not be able to recover the carrying amount of our properties, which may require us to recognize an impairment charge in earnings.

•	Government Intervention — The pervasive and fundamental disruptions that the global financial markets are currently undergoing have led to extensive and unprecedented governmental intervention. Although the government intervention is intended to stimulate the flow of capital and to undergird the U.S. economy in the short term, it is impossible to predict the actual effect of the government intervention and what effect, if any, additional interim or permanent governmental intervention may have on the financial markets and/or the effect of such intervention on us and our results of operations. In addition, there is a high likelihood that regulation of the financial markets will be significantly increased in the future, which could have a material impact on our operating results and financial condition.

We may structure acquisitions of property in exchange for limited partnership units in our operating partnership on terms that could limit our liquidity or our flexibility.

We may acquire properties by issuing limited partnership units in our operating partnership in exchange for a property owner contributing property to the partnership. If we enter into such transactions, in order to induce the contributors of such properties to accept units in our operating partnership, rather than cash, in exchange for their properties, it may be necessary for us to provide them with additional incentives. For instance, our operating partnership’s limited partnership agreement provides that any holder of units may exchange limited partnership units on a one-for-one basis for shares of our common stock, or, at our option, cash equal to the value of an equivalent number of shares of our common stock. We may, however, enter into additional contractual arrangements with contributors of property under which we would agree to redeem a contributor’s units for shares of our common stock or cash, at the option of the contributor, at set times. If the contributor required us to redeem units for cash pursuant to such a provision, it would limit our liquidity and thus our ability to use cash to make other investments, satisfy other obligations or pay distributions to you. Moreover, if we were required to redeem units for cash at a time when we did not have sufficient cash to fund the redemption, we might be required to sell one or more properties to raise funds to satisfy this obligation. Furthermore, we might agree that if distributions the contributor received as a limited partner in our operating partnership did not provide the contributor with a defined return, then upon redemption of the contributor’s units we would pay the contributor an additional amount necessary to achieve that return. Such a provision could further negatively impact our liquidity and flexibility. Finally, in order to allow a contributor of a property to defer taxable gain on the contribution of property to our operating partnership, we might agree not to sell a contributed property for a defined period of time or until the contributor exchanged the contributor’s units for cash or shares of our common stock. Such an agreement would prevent us from selling those properties, even if market conditions made such a sale favorable to us.

Our success is dependent on the performance of our advisor.

Our ability to achieve our investment objectives and to conduct our operations is dependent upon the performance of our advisor in identifying and acquiring investments, the determination of any financing arrangements, the asset management of our investments and the management of our day-to-day activities. Our advisor has broad discretion over the use of proceeds from this offering, and you will have no opportunity to evaluate the terms of transactions or other economic or financial data concerning our investments that are not described in this prospectus or other periodic filings with the SEC. We rely on the management ability of our advisor, subject to the oversight and approval of our board of directors. Accordingly, you should not purchase shares of our common stock unless you are willing to entrust all aspects of our day-to-day management to our advisor. If our advisor suffers or is distracted by adverse financial or operational problems in connection with its operations or the operations of our sponsor unrelated to us, our advisor may be unable to allocate time and/or resources to our operations. If our advisor is unable to allocate sufficient resources to oversee and perform our operations for any reason, we may be unable to achieve our investment objectives or to pay distributions to you. In addition, our success depends to a significant degree upon the continued contributions of our advisor’s key executives. Our advisor’s key executives are Messrs. Olander, Remppies and Carneal. The loss of any or all of Messrs. Olander, Remppies or Carneal, and our advisor’s inability to find, or any delay in finding, a replacement with equivalent skills and experience, could adversely impact our ability to acquire properties and the operation of our properties. Furthermore, our advisor may retain independent contractors to provide various services for us, including administrative services, transfer agent services and professional services, and you should note that such contractors have no fiduciary duty to them and may not perform as expected or desired. Any such services provided by independent contractors will be paid for by us as an operating expense.

Our advisor may terminate the advisory agreement, which could require us to pay substantial fees and may require us to find a new advisor.

Either we or our advisor can terminate the advisory agreement upon 60 days written notice to the other party. However, if the advisory agreement is terminated in connection with the listing of our common stock on a national securities exchange, the advisory agreement provides that our advisor will receive an incentive distribution equal to 15.0% of the amount, if any, by which (1) the market value of the outstanding shares of our common stock plus distributions paid by us prior to listing, exceeds (2) the sum of the gross proceeds from the sale of shares of our common stock plus an 8.0% annual cumulative, non-compounded return on the gross proceeds from the sale of shares of our common stock. Upon our advisor’s receipt of the incentive distribution upon listing, our advisor’s special limited partnership units will be redeemed and our advisor will not be entitled to receive any further incentive distributions upon sales of our properties. Further, in connection with the termination of the advisory agreement other than due to a listing of the shares of our common stock on a national securities exchange or due to the internalization of our advisor in connection with our conversion to a self-administered REIT, we may choose to redeem our advisor’s interest as a special limited partner in our operating partnership, which would entitle it to receive cash or, if agreed by us and our advisor, shares of our common stock or units of limited partnership interest in our operating partnership equal to the amount that would be payable to our advisor pursuant to the incentive distribution upon sales if we liquidated all of our assets for their fair market value. Finally, upon the termination of the advisory agreement as a result of our advisor’s internalization into us, the advisory agreement provides that a special committee, comprised of all of our independent directors, and our advisor will agree on the compensation payable to our advisor pursuant to such termination. In determining such compensation, the special committee will consider factors including, but not limited to, our advisor’s performance compared to the performance of other advisors for similar entities that the special committee believes are relevant in making the determination, any available valuations for such advisors and independent legal and financial advice. Any amounts to be paid to our advisor pursuant to the advisory agreement cannot be determined at the present time.

If our advisor was to terminate the advisory agreement, we would need to find another advisor to provide us with day-to-day management services or have employees to provide these services directly to us. There can be no assurances that we would be able to find a new advisor or employees or enter into agreements for such services on acceptable terms.

Our success is dependent on the performance of our sponsor.

Our ability to achieve our investment objectives and to pay conduct our operations is dependent upon the performance of our advisor, which is a subsidiary of our sponsor, Grubb & Ellis. Our sponsor’s business is sensitive to trends in the general economy, as well as the commercial real estate and credit markets. The current macroeconomic environment and accompanying credit crisis has negatively impacted the value of commercial real estate assets, contributing to a general slow down in our sponsor’s industry, which our sponsor anticipates will continue through 2009. In March 2009, our sponsor reported that due to the disruptions in the credit markets, the severe and extended general economic recession, and the significant decline in the commercial real estate market in 2008, it anticipates that it will report a significant decline in operating earnings and net income for the fourth calendar quarter of 2008 as compared to the fourth quarter of 2007 and for the year ended December 31, 2008 as compared to the year ended December 31, 2007. In addition, our sponsor anticipates that it will recognize significant impairment charges to goodwill, impairments on the value of real estate assets held as investments, and additional charges related to its activities as a sponsor of investment programs in the quarter ended December 31, 2008. A prolonged and pronounced recession could continue or accelerate the reduction in overall transaction volume and size of sales and leasing activities that our sponsor has already experienced, and would continue to put downward pressure on our sponsor’s revenues and operating results. To the extent that any decline in our sponsor’s revenues and operating results impacts the performance of our advisor, our results of operations and financial condition could also suffer.

The failure of any bank in which we deposit our funds could reduce the amount of cash we have available to pay distributions and make additional investments.

We seek to diversify our cash and cash equivalents among several banking institutions in an attempt to minimize exposure to any one of these entities. We expect that we will have cash and cash equivalents and restricted cash deposited in certain financial institutions in excess of federally-insured levels. If any of the banking institutions in which we have deposited funds ultimately fail, we may lose the amount of our deposits over any federally-insured amount. The loss of our deposits could reduce the amount of cash we have available to distribute or invest and could result in a decline in the value of your investment.

Our advisor and its affiliates have no obligation to defer or forgive fees or loans or advance any funds to us, which could reduce our ability to acquire investments or pay distributions.

In the past, our sponsor or its affiliates have, in certain circumstances, deferred or forgiven fees and loans payable by programs sponsored or managed by our sponsor or its affiliates. Our advisor and its affiliates, including our sponsor, have no obligation to defer or forgive fees owed by us to our advisor or its affiliates or to advance any funds to us. As a result, we may have less cash available to acquire investments or pay distributions.

Risks Related to Conflicts of Interest

Throughout this prospectus, references to affiliates of a person generally mean:

•	any person directly or indirectly owning, controlling or holding, with the power to vote, 10.0% or more of the outstanding voting securities of such other person;

•	any person 10.0% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other person;

•	any person directly or indirectly controlling, controlled by or under common control with such other person;

•	any executive officer, director, manager, trustee or general partner of such other person; and

•	any legal entity for which such person acts as an executive officer, director, manager, trustee or general partner.

The conflicts of interest described below may mean we are not managed solely in your best interest, which may adversely affect our results of operations and the value of an investment in shares of our common stock.

Many of our officers and all of our non-independent directors and our advisor’s officers have conflicts of interest in managing our business and properties. Thus, they may make decisions or take actions that do not solely reflect your best interest. Our officers and directors and the owners and officers of our advisor are also involved in the advising and ownership of other REITs and various real estate entities, which may give rise to conflicts of interest. In particular, an owner and officer of our advisor is involved in the management and advising of Grubb & Ellis Healthcare REIT, Inc., NNN 2002 Value Fund, LLC, NNN 2003 Value Fund, LLC, G REIT Liquidating Trust and T REIT Liquidating Trust. These and other private real estate investment programs may compete with us for the time and attention of these executives, or otherwise compete with us or have similar business interests. Each of these officers also may advise additional REITs and/or other real estate entities. Additionally, some of these key personnel are also owners and officers of affiliates of our advisor with whom we do business, including Grubb & Ellis, NNN Realty Advisors, Grubb & Ellis Realty Investors, Grubb & Ellis Securities, Realty and Residential Management. The officers of our advisor also may advise other real estate investment programs sponsored by Grubb & Ellis.

Messrs. Olander, Carneal and Remppies, and Ms. Andrea R. Biller, Ms. Shannon K S Johnson and Ms. Cora Lo each own a less than 1.0% interest in our sponsor. Mss. Biller, Johnson and Lo each hold options to purchase a de minimis amount of additional shares of our sponsor’s common stock. Messrs. Olander, Carneal and Remppies are each a member of ROC REIT Advisors, which owns a 25.0% non-managing membership interest in our advisor, and each own a de minimis interest in several other real estate programs managed by Grubb & Ellis and its subsidiaries, which we refer to collectively as the Grubb & Ellis Group programs. Ms. Biller also owns an 18.0% membership interest in Grubb & Ellis Apartment Management, which owns a 25.0% non-managing membership interest in our advisor, and she owns a de minimis interest in several other Grubb & Ellis Group programs.

Grubb & Ellis and its affiliates are not prohibited from engaging, directly or indirectly, in any other business or from possessing interests in any other business venture or ventures, including businesses and ventures involved in the acquisition, development, ownership, management, leasing or sale of real estate projects of the type that we will seek to acquire. None of the Grubb & Ellis affiliated entities are prohibited from raising money for another entity that makes the same types of investments that we target and we may co-invest with any such entity. All such potential co-investments will be subject to a majority of our directors, including a majority of our independent directors, not otherwise interested in such transaction approving the transaction as being fair and reasonable and on substantially the same terms and conditions as those received by the co-investment entity.

As officers, directors, managers and partial owners of entities with which we do business or with interests in competition with our own interests, these individuals experience conflicts between their fiduciary obligations to us and their fiduciary obligations to, and pecuniary interests in, our advisor and their affiliated entities. These conflicts of interest could limit the time and services that some of our officers devote to our company and the affairs of our advisor, because they will be providing similar services to other entities.

We may compete with other Grubb & Ellis Group programs for investment opportunities. As a result, our advisor may not cause us to invest in favorable investment opportunities which may reduce our returns on our investments.

Our sponsor, Grubb & Ellis, or its affiliates, have sponsored existing programs with investment objectives and strategies similar to ours, and may sponsor other similar programs in the future. As a result, we may be buying properties at the same time as one or more of the other Grubb & Ellis Group programs managed or advised by affiliates of our advisor. If our advisor or its affiliates breach their fiduciary or contractual obligations to us, or do not resolve conflicts of interest, we may not meet our investment objectives, which could reduce our expected cash available for distribution to you. For example, our advisor has a duty to us to present us with the first opportunity to purchase any Class A income-producing apartment communities placed under contract by our advisor or its affiliates that satisfy our investment objectives. If our advisor did not comply with our right of first opportunity, this may result in some attractive properties not being presented to us for acquisition. This may adversely affect our results of operations and financial condition.

Our advisor’s officers face conflicts of interest relating to the allocation of their time and other resources among the various entities that they serve or have interests in, and such conflicts may not be resolved in our favor.

Certain of the officers of our advisor face competing demands relating to their time and resources because they are also affiliated with entities with investment programs similar to ours, and they may have other business interests as well, including business interests that currently exist and business interests they develop in the future. Because these persons have competing interests for their time and resources, they may have conflicts of interest in allocating their time between our business and these other activities. Further, during times of intense activity in other programs, those executives may devote less time and fewer resources to our business than are necessary or appropriate to manage our business. Poor or inadequate management of our business would adversely affect our results of operations and the value of ownership of shares of our common stock.

Our advisor faces conflicts of interest relating to its compensation structure, which could result in actions that are not necessarily in your long-term best interest.

Under the advisory agreement and pursuant to the subordinated participation interest our advisor holds in our operating partnership, our advisor is entitled to fees and distributions that are structured in a manner intended to provide incentives to our advisor to perform in both our and your long-term best interest. The fees to which our advisor or its affiliates are entitled include acquisition fees, asset management fees, property management fees and disposition fees. The distributions our advisor may become entitled to receive would be payable upon distribution of net sales proceeds to you, the listing of the shares of our common stock, certain merger transactions or the termination of the advisory agreement. See the “Compensation Table” section of this prospectus for a description of the fees and distributions payable to our advisor and its affiliates. However, our advisor or its affiliates receive fees based on the amount of our initial investment and not the performance of those investments, which could result in our advisor not having adequate incentive to manage our portfolio to provide profitable operations during the period we hold our investments. On the other hand, our advisor could be motivated to recommend riskier or more speculative investments in order to increase the fees payable to our advisor or for us to generate the specified levels of performance or net sales proceeds that would entitle our advisor to fees or distributions.

Our advisor may receive economic benefits from its status as a special limited partner without bearing any of the investment risk.

Our advisor is a special limited partner in our operating partnership. The special limited partner is entitled to receive an incentive distribution equal to 15.0% of net sales proceeds of properties after we have received and paid to our stockholders a return of the gross proceeds from the sale of shares of our common stock and an 8.0% annual cumulative, non-compounded return. We bear all of the risk associated with the properties but, as a result of the incentive distributions to our advisor, we are not entitled to all of our operating partnership’s proceeds from property dispositions.

The distribution payable to our advisor may influence our decisions about listing the shares of our common stock on a national securities exchange, merging our company with another company and acquisition or disposition of our investments.

Our advisor’s entitlement to fees upon the sale of our assets and to participate in net sales proceeds could result in our advisor recommending sales of our investments at the earliest possible time at which sales of investments would produce the level of return which would entitle our advisor to compensation relating to such sales, even if continued ownership of those investments might be in your long-term best interest. The subordinated participation interest may require our operating partnership to make a distribution to our advisor upon the listing of the shares of our common stock on a national securities exchange or the merger of our company with another company in which you would receive shares that are traded on a national securities exchange, if our advisor meets the performance thresholds included in our operating partnership’s limited partnership agreement. To avoid making this distribution, our independent directors may decide against listing the shares of our common stock or merging with another company even if, but for the requirement to make this distribution, such listing or merger would be in your best interest. In addition, the requirement to pay these fees could cause our independent directors to make different investment or disposition decisions than they would otherwise make, in order to satisfy our obligation to the advisor.

The absence of arm’s-length bargaining may mean that our agreements may not be as favorable to you as they otherwise could have been.

Any existing or future agreements between us and our advisor, our dealer manager or their affiliates were not and will not be reached through arm’s-length negotiations. Thus, such agreements may require us to pay more than we would if we were using unaffiliated third parties. The advisory agreement, the dealer manager agreement, the property management agreements with Realty and Residential Management and the terms of the compensation to our advisor and our dealer manager were not arrived at through arm’s-length negotiations. The terms of such agreements and compensation may not solely reflect your best interest and may be overly favorable to the other party to such agreements, including in terms of the substantial compensation to be paid to these parties under these agreements.

Any joint venture arrangements may not solely reflect your best interest.

The terms of any joint venture arrangements in which we acquire or hold properties or other investments may not solely reflect your best interest. We may acquire an interest in a property through a joint venture arrangement with our advisor, one or more of our advisor’s affiliates or unaffiliated third parties. In joint venture arrangements with our advisor or its affiliates, our advisor will have fiduciary duties to both us and its affiliate participating in the joint venture. The terms of such joint venture arrangement may be more favorable to the other joint venturer than to you. Our joint venture partners may have rights to take certain actions over which we have no control and may take actions contrary to our interests.

Joint ownership of an investment in real estate may involve risks not associated with direct ownership of real estate, including the following:

•	a venture partner may at any time have economic or other business interests or goals which become inconsistent with our business interests or goals, including inconsistent goals relating to the sale of properties held in a joint venture or the timing of the termination and liquidation of the venture;

•	a venture partner might become bankrupt and such proceedings could have an adverse impact on the operation of the partnership or joint venture;

•	actions taken by a venture partner might have the result of subjecting the property to liabilities in excess of those contemplated;

•	a venture partner may be in a position to take action contrary to our instructions or requests or contrary to our strategies or objectives, including our strategy to qualify and maintain our qualification as a REIT; and

•	the joint venture may provide for the distribution of income to us otherwise than in direct proportion to our ownership interest in the joint venture.

Under certain joint venture arrangements, neither venture partner may have the power to control the venture, and an impasse could occur, which might adversely affect the joint venture and decrease potential returns to you. If we have a right of first refusal or buy/sell right to buy out a venture partner, we may be unable to finance such a buy-out or we may be forced to exercise those rights at a time when it would not otherwise be in our best interest to do so. If our interest is subject to a buy/sell right, we may not have sufficient cash, available borrowing capacity or other capital resources to allow us to purchase an interest of a venture partner subject to the buy/sell right, in which case we may be forced to sell our interest when we would otherwise prefer to retain our interest. In addition, we may not be able to sell our interest in a joint venture on a timely basis or on acceptable terms if we desire to exit the venture for any reason, particularly if our interest is subject to a right of first refusal of our venture partner.

Risks Related to Our Organizational Structure

Several potential events could cause your investment in us to be diluted, which may reduce the overall value of your investment.

Your investment in us could be diluted by a number of factors, including:

•	future offerings of our securities, including issuances pursuant to the DRIP and up to 50,000,000 shares of any preferred stock that our board of directors may authorize;

•	private issuances of our securities to other investors, including institutional investors;

•	issuances of our securities pursuant to our 2006 Incentive Award Plan; or

•	redemptions of units of limited partnership interest in our operating partnership in exchange for shares of our common stock.

To the extent we issue additional equity interests after you purchase shares of our common stock in this offering, your percentage ownership interest in us will be diluted. In addition, depending upon the terms and pricing of any additional offerings and the value of our real estate and real estate-related investments, you may also experience dilution in the book value and fair market value of your shares of our common stock.

Your interests may be diluted in various ways, which may reduce your returns.

Our board of directors is authorized, without your approval, to cause us to issue additional shares of our common stock or to raise capital through the issuance of preferred stock, options, warrants and other rights, on terms and for consideration as our board of directors in its sole discretion may determine, subject to certain restrictions in our charter in the instance of options and warrants. Any such issuance could result in dilution of the equity of our stockholders. Our board of directors may, in its sole discretion, authorize us to issue common stock or other equity or debt securities, (1) to persons from whom we purchase apartment communities, as part or all of the purchase price of the community, or (2) to our advisor in lieu of cash payments required under the advisory agreement or other contract or obligation. Our board of directors, in its sole discretion, may determine the value of any common stock or other equity or debt securities issued in consideration of apartment communities or services provided, or to be provided, to us, except that while shares of our common stock are offered by us to the public, the public offering price of the shares of our common stock will be deemed their value.

Our ability to issue preferred stock may include a preference in distributions superior to our common stock and also may deter or prevent a sale of shares of our common stock in which you could profit.

Our charter authorizes our board of directors to issue up to 50,000,000 shares of preferred stock. Our board of directors has the discretion to establish the preferences and rights, including a preference in distributions superior to our common stockholders, of any issued preferred stock. If we authorize and issue preferred stock with a distribution preference over our common stock, payment of any distribution preferences of outstanding preferred stock would reduce the amount of funds available for the payment of distributions on our common stock. Further, holders of preferred stock are normally entitled to receive a preference payment in the event we liquidate, dissolve or wind up before any payment is made to our common stockholders, likely reducing the amount our common stockholders would otherwise receive upon such an occurrence. In addition, under certain circumstances, the issuance of preferred stock or a separate class or series of common stock may render more difficult or tend to discourage:

•	a merger, tender offer or proxy contest;

•	assumption of control by a holder of a large block of our securities; or

•	removal of incumbent management.

Upon investment in shares of our common stock, you will experience an immediate dilution of $1.00 per share.

The offering price for shares of our common stock is $10.00 per share. After the payment of selling commissions, marketing allowance and accountable due diligence expense reimbursement, we receive $9.00 per share. As a result of these expenses, you experience immediate dilution of $1.00 in book value per share or 10.0% of the offering price, not including other organizational and offering expenses. We also reimburse our advisor for certain organizational and offering expenses. These organizational and offering expenses include advertising and sales expenses, legal and accounting expenses, printing costs, formation costs, SEC, Financial Industry Regulatory Authority, or FINRA, and blue sky filing fees, investor relations and other administrative expenses. We will not reimburse our advisor for any organizational and offering expenses in excess of 1.5% of the gross proceeds of our offering. To the extent that our stockholders do not participate in any future issuance of our securities, they experience dilution of their ownership percentage.

Our board of directors may change our investment objectives without seeking your approval.

Our board of directors may change our investment objectives without seeking your approval. Although our board of directors has fiduciary duties to our stockholders and intends only to change our investment objectives when our board of directors determines that a change is in your best interest, a change in our investment objectives could reduce our payment of cash distributions to you or cause a decline in the value of our investments.

Your ability to control our operations is severely limited.

Our board of directors determines our major strategies, including our strategies regarding investments, financing, growth, debt capitalization, REIT qualification and distributions. Our board of directors may amend or revise these and other strategies without a vote of the stockholders. Our charter sets forth the stockholder voting rights required to be set forth therein under the Statement of Policy Regarding Real Estate Investment Trusts adopted by the North American Securities Administrators Association, or the NASAA Guidelines. Under our charter and Maryland law, you will have a right to vote only on the following matters:

•	the election or removal of directors;

•	any amendment of our charter, except that our board of directors may amend our charter without stockholder approval to change our name or the name of other designation or the par value of any class or series of our stock and the aggregate par value of our stock, increase or decrease the aggregate number of our shares of stock, increase or decrease the number of our shares of any class or series that we have the authority to issue, or effect certain reverse stock splits;

•	our dissolution; and

•	certain mergers, consolidations and sales or other dispositions of all or substantially all of our assets.

All other matters are subject to the discretion of our board of directors.

The limitation on ownership of our common stock prevents any single stockholder from acquiring more than 9.9% of our capital stock or more than 9.9% of our common stock and may force him or her to sell stock back to us.

Our charter limits direct and indirect ownership of our common stock by any single stockholder to 9.9% of the value of the outstanding shares of our capital stock and 9.9% of the value or number (whichever is more restrictive) of the outstanding shares of our common stock. We refer to these limitations as the ownership limits. Our charter also prohibits transfers of our stock that would result in (1) the shares of our common stock being beneficially owned by fewer than 100 persons, (2) five or fewer individuals, including natural persons, private foundations, specified employee benefit plans and trusts, and charitable trusts, owning more than 50.0% of the shares of our common stock, applying broad attribution rules imposed by the federal income tax laws, (3) directly or indirectly owning 9.9% or more of one of our tenants or (4) before our common stock qualifies as a class of “publicly-offered securities,” 25.0% or more of the shares of our common stock being owned by Employee Retirement Income Security Act of 1974, as amended, or ERISA, investors. If a stockholder acquires shares of our stock in excess of the ownership limits or in violation of the restrictions on transfer, we:

•	may consider the transfer to be null and void;

•	will not reflect the transaction on our books;

•	may institute legal action to enjoin the transaction;

•	will not pay dividends or other distributions to him or her with respect to those excess shares of stock;

•	will not recognize his or her voting rights for those excess shares of stock; and

•	may consider the excess shares of stock held in trust for the benefit of a charitable beneficiary.

If such shares of stock are transferred to a trust for the benefit of a charitable beneficiary, he or she will be paid for such excess shares of stock a price per share equal to the lesser of the price he or she paid or the “market price” of our stock. Unless shares of our common stock are then traded on a national securities exchange, the market price of such shares of our common stock will be a price determined by our board of directors in good faith. If shares of our common stock are traded on a national securities exchange, the market price will be the average of the last sales prices or the average of the last bid and ask prices for the five trading days immediately preceding the date of determination.

If a stockholder acquires our stock in violation of the ownership limits or the restrictions on transfer described above:

•	he or she may lose his or her power to dispose of the stock;

•	he or she may not recognize profit from the sale of such stock if the “market price” of the stock increases; and

•	he or she may incur a loss from the sale of such stock if the “market price” decreases.

Limitations on share ownership and transfer may deter a sale of our common stock in which you could profit.

The limits on ownership and transfer of our equity securities in our charter may have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for your common stock. The ownership limits and restrictions on transferability will continue to apply until our board of directors determines that it is no longer in our best interest to continue to qualify as a REIT.

Maryland takeover statutes may deter others from seeking to acquire us and prevent you from making a profit in such transaction.

The Maryland General Corporation Law, or the MGCL, contains many provisions, such as the business combination statute and the control share acquisition statute, that are designed to prevent, or have the effect of preventing, someone from acquiring control of us. Our bylaws exempt us from the control share acquisition statute (which eliminates voting rights for certain levels of shares that could exercise control over us) and our board of directors has adopted a resolution opting out of the business combination statute (which, among other things, prohibits a merger or consolidation with a 10.0% stockholder for a period of time) with respect to our affiliates. However, if the bylaw provisions exempting us from the control share acquisition statute or our board resolution opting out of the business combination statute were repealed, these provisions of Maryland law could delay or prevent offers to acquire us and increase the difficulty of consummating any such offers, even if such a transaction would be in our stockholders’ best interest.

The MGCL and our organizational documents limit your right to bring claims against our officers and directors.

The MGCL provides that a director will not have any liability as a director so long as he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interest, and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, our charter provides that, subject to the applicable limitations set forth therein or under the MGCL, no director or officer will be liable to us or our stockholders for monetary damages. Our charter also provides that we will generally indemnify our directors, our officers, our advisor and its affiliates for losses they may incur by reason of their service in those capacities unless (1) their act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (2) they actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, they had reasonable cause to believe the act or omission was unlawful. However, our charter also provides that we may not indemnify or hold harmless our directors, our advisor and its affiliates unless they have determined that the course of conduct that caused the loss or liability was in our best interest, they were acting on our behalf or performing services for us, the liability was not the result of negligence or misconduct by our non-independent directors, our advisor and its affiliates or gross negligence or willful misconduct by our independent directors, and the indemnification is recoverable only out of our net assets or the proceeds of insurance and not from our stockholders.

Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act.

We are not registered, and do not intend to register, as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act. If for any reason, we were required to register as an investment company, we would have to comply with a variety of substantive requirements under the Investment Company Act imposing, among other things:

•	limitations on capital structure;

•	restrictions on specified investments;

•	prohibitions on transactions with affiliates; and

•	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly change our operations.

We intend to conduct our operations so as not to become regulated as an investment company under the Investment Company Act. We intend to qualify for an exclusion from registration under Section 3(c)(5)(C) of the Investment Company Act, which generally means that at least 55.0% of our portfolio must be comprised of qualifying real estate assets and at least another 25.0% of our portfolio must be comprised of additional qualifying real estate assets and real estate-related assets. Although we intend to monitor our portfolio periodically and prior to each acquisition, we may not be able to maintain this exclusion from registration. No assurance can be given that the SEC will concur with our classification of our assets. Future revisions to the Investment Company Act or further guidance from the SEC may cause us to lose our exclusion from registration or force us to re-evaluate our portfolio and our investment strategy. Such changes may prevent us from operating our business successfully.

To maintain compliance with the Investment Company Act exclusion, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. In addition, we may have to acquire additional assets that we might not otherwise have acquired or may have to forego opportunities to acquire assets that we would otherwise want to acquire and would be important to our investment strategy. Further, we may not be able to invest in a sufficient number of qualifying real estate assets and/or real estate-related assets to comply with the exclusion from registration.

We may determine to operate through our majority owned operating partnership or other wholly owned or majority owned subsidiaries. If so, our subsidiaries will be subject to restrictions similar to those discussed in the prior paragraph so that we do not come within the definition of an investment company under the Investment Company Act.

As part of our advisor’s obligations under the advisory agreement, our advisor will agree to refrain from taking any action which, in its sole judgment made in good faith, would subject us to regulation under the Investment Company Act. Failure to maintain an exclusion from registration under the Investment Company Act would require us to significantly restructure our business plan. For example, because affiliate transactions generally are prohibited under the Investment Company Act, we would not be able to enter into transactions with any of our affiliates if we are required to register as an investment company, and we may be required to terminate our advisory agreement and any other agreements with affiliates, which could have a material adverse effect on our ability to operate our business and pay distributions.

Risks Related to Investments in Real Estate

Our results of operations, our ability to pay distributions to you and our ability to dispose of our investments are subject to general economic and regulatory factors we cannot control or predict.

Our results of operations are subject to the risks of a national economic slowdown or disruption, other changes in national or local economic conditions or changes in tax, real estate, environmental or zoning laws.

The following factors may affect income from our properties, our ability to dispose of properties, and yields from our properties:

•	poor economic times may result in defaults by tenants of our properties and borrowers. We may also be required to provide rent concessions or reduced rental rates to maintain or increase occupancy levels;

•	job transfers and layoffs may cause vacancies to increase and a lack of future population and job growth may make it difficult to maintain or increase occupancy levels;

•	increases in supply of competing properties or decreases in demand for our properties may impact our ability to maintain or increase occupancy levels;

•	changes in interest rates and availability of debt financing could render the sale of properties difficult or unattractive;

•	periods of high interest rates may reduce cash flows from leveraged properties; and

•	increased insurance premiums, real estate taxes or energy or other expenses may reduce funds available for distribution. Also, any such increased expenses may make it difficult to increase rents to tenants on turnover, which may limit our ability to increase our returns.

Some or all of the foregoing factors may affect the returns we receive from our investments, our results of operations, our ability to pay distributions to you or our ability to dispose of our investments.

We depend on our tenants to pay rent, and their inability to pay rent may substantially reduce our revenues and cash available for distribution to you.

The underlying value of our properties and the ability to pay distributions to you generally depend upon the ability of the tenants of our properties to pay their rents in a consistent and timely manner. Their inability to do so may be impacted by employment and other constraints on their personal finances, including debts, purchases and other factors. Changes beyond our control may adversely affect our tenants’ ability to make lease payments and consequently would substantially reduce both our income from operations and our ability to pay distributions to you. These changes include, among others, changes in national, regional or local economic conditions. An increase in the number of tenant defaults or premature lease terminations could, depending upon the market conditions at the time and the incentives or concessions we must make in order to find substitute tenants, have a material adverse effect on our revenues and the value of shares of our common stock or our cash available for distribution to you.

Short-term apartment leases expose us to the effects of declining market rent, which could adversely impact our ability to pay cash distributions to you.

We expect that substantially all of our apartment leases will continue to be for a term of one year or less. Because these leases generally permit the tenants to leave at the end of the lease term without penalty, our rental revenues may be impacted by declines in market rents more quickly than if our leases were for longer terms.

Some or all of our properties have incurred, and will incur, vacancies, which may result in reduced revenue and resale value, a reduction in cash available for distribution and a diminished return on your investment.

Some or all of our properties have incurred, and will incur, vacancies. If vacancies of a significant level continue for a long period of time, we may suffer reduced revenues resulting in less cash distributions to you. In addition, the resale value of the property could be diminished because the market value of a particular property will depend principally upon the value of the leases of such property.

We are dependent on our investment in a single asset class, making our performance more vulnerable to economic downturns in the apartment industry than if we had diversified investments.

Our current strategy is to acquire interests primarily in apartment communities in select U.S. metropolitan markets. As a result, we are subject to the risks inherent in investing in a single asset class. A downturn in demand for residential apartments may have more pronounced effects on the amount of cash available to us for distribution or on the value of our assets than if we had diversified our investments across different asset classes.

Lack of geographic diversity may expose us to regional economic downturns that could adversely impact our operations or our ability to recover our investment in one or more properties.

Geographic concentration of properties exposes us to economic downturns in the areas where our properties are located. Because we intend to acquire apartment communities in select U.S. metropolitan markets, our portfolio of properties may not be geographically diversified. Additionally, if we fail to raise significant proceeds under this offering, we may not be able to geographically diversify our portfolio. A regional recession in any of these areas could adversely affect our ability to generate or increase operating revenues, attract new tenants or dispose of unproductive properties.

We may be unable to secure funds for future capital improvements, which could adversely impact our ability to pay cash distributions to you.

In order to attract and maintain tenants, we may be required to expend funds for capital improvements to the apartment units and common areas. In addition, we may require substantial funds to renovate an apartment community in order to sell it, upgrade it or reposition it in the market. If we have insufficient capital reserves, we will have to obtain financing from other sources. We intend to establish capital reserves in an amount we, in our discretion, believe is necessary. A lender also may require escrow of capital reserves in excess of any established reserves. If these reserves or any reserves otherwise established are designated for other uses or are insufficient to meet our cash needs, we may have to obtain financing from either affiliated or unaffiliated sources to fund our cash requirements. We cannot assure you that sufficient financing will be available or, if available, will be available on economically feasible terms or on terms acceptable to us. Moreover, certain reserves required by lenders may be designated for specific uses and may not be available for capital purposes such as future capital improvements. Additional borrowing for capital needs and capital improvements will increase our interest expense, and therefore our financial condition and our ability to pay cash distributions to you may be adversely affected.

We may obtain only limited warranties when we purchase a property and would have only limited recourse in the event our due diligence did not identify any issues that lower the value of our property.

The seller of a property often sells such property in its “as is” condition on a “where is” basis and “with all faults,” without any warranties of merchantability or fitness for a particular use or purpose. In addition, purchase and sale agreements may contain only limited warranties, representations and indemnifications that will only survive for a limited period after the closing. The purchase of properties with limited warranties increases the risk that we may lose some or all of our invested capital in the property, as well as the loss of rental income from that property.

Uninsured losses relating to real estate and lender requirements to obtain insurance may reduce your returns.

There are types of losses relating to real estate, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters, for which we do not intend to obtain insurance unless we are required to do so by mortgage lenders. If any of our properties incurs a casualty loss that is not fully covered by insurance, the value of our assets will be reduced by any such uninsured loss. In addition, other than any reserves we may establish, we have no source of funding to repair or reconstruct any uninsured damaged property, and we cannot assure you that any such sources of funding will be available to us for such purposes in the future. Also, to the extent we must pay unexpectedly large amounts for uninsured losses, we could suffer reduced earnings that would result in less cash to be distributed to you. In cases where we are required by mortgage lenders to obtain casualty loss insurance for catastrophic events or terrorism, such insurance may not be available, or may not be available at a reasonable cost, which could inhibit our ability to finance or refinance our properties. Additionally, if we obtain such insurance, the costs associated with owning a property would increase and could have a material adverse effect on the net income from the property, and, thus, the cash available for distribution to you.

Increases in our insurance rates could adversely affect our cash flow and our ability to make future cash distributions to you.

We cannot assure you that we will be able to renew our insurance coverage at our current or reasonable rates or that we can estimate the amount of potential increases of policy premiums. As a result, our cash flow could be adversely impacted by increased premiums. In addition, the sales prices of our properties may be affected by these rising costs and adversely affect our ability to make cash distributions to you.

If one of our insurance carriers does not remain solvent, we may not be able to fully recover on our claims.

An insurance subsidiary of American International Group, or AIG, provides coverage under an umbrella insurance policy we have obtained that covers our properties. AIG has announced that it has suffered from severe liquidity problems. Although the U.S. Treasury and Federal Reserve have announced measures to assist AIG with its liquidity problems, such measures may not be successful. If AIG were to become insolvent, it could have a material adverse impact on AIG’s insurance subsidiaries. In the event that AIG’s insurance subsidiary that provides coverage under our policy is not able to cover our claims, it could have a material adverse impact on the value of our properties and our financial condition.

Uncertain market conditions relating to the future disposition of properties could cause us to sell our properties at a loss in the future.

We intend to hold our various real estate investments until such time as our advisor determines that a sale or other disposition appears to be advantageous to achieve our investment objectives. Our advisor, subject to the oversight and approval of our board of directors, may exercise its discretion as to whether and when to sell a property, and we will have no obligation to sell properties at any particular time. We generally intend to hold properties for an extended period of time, and we cannot predict with any certainty the various market conditions affecting real estate investments that will exist at any particular time in the future. Because of the uncertainty of market conditions that may affect the future disposition of our properties, we cannot assure you that we will be able to sell our properties at a profit in the future. Additionally, we may incur prepayment penalties in the event we sell a property subject to a mortgage earlier than we otherwise had planned. Accordingly, the extent to which you will receive cash distributions and realize potential appreciation on our real estate investments will, among other things, be dependent upon fluctuating market conditions.

Our inability to sell a property when we desire to do so could adversely impact our ability to pay cash distributions to you.

The real estate market is affected by many factors, such as general economic conditions, availability of financing, interest rates, supply and demand, and other factors that are beyond our control. We cannot predict whether we will be able to sell any property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We may be required to expend funds to correct defects or to make improvements before a property can be sold. We may not have adequate funds available to correct such defects or to make such improvements. Moreover, in acquiring a property, we may agree to restrictions that prohibit the sale of that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. We cannot predict the length of time needed to find a willing purchaser and to close the sale of a property. Our inability to sell a property when we desire to do so may cause us to reduce our selling price for the property. Any delay in our receipt of proceeds, or diminishment of proceeds, from the sale of a property could adversely impact our ability to pay distributions to you.

You may not receive any profits resulting from the sale of our properties, or receive such profits in a timely manner, because we may provide financing to the purchaser of such properties.

You may experience a delay before receiving your share of the proceeds of such liquidation. In liquidation, we may sell our properties either subject to or upon the assumption of any then outstanding mortgage debt or, alternatively, may provide financing to purchasers. We may take a purchase money obligation secured by a mortgage as partial payment. We do not have any limitations or restrictions on our taking such purchase money obligations. To the extent we receive promissory notes or other property instead of cash from sales, such proceeds, other than any interest payable on those proceeds, will not be included in net sale proceeds until and to the extent the promissory notes or other property are actually paid, sold, refinanced or otherwise disposed of. In many cases, we will receive initial down payments in the year of sale in an amount less than the selling price and subsequent payments will be spread over a number of years. Therefore, you may experience a delay in the distribution of the proceeds of a sale until such time.

We face possible liability for environmental cleanup costs and damages for contamination related to properties we acquire, which could substantially increase our costs and reduce our liquidity and cash distributions to you.

Because we intend to continue to own and operate real estate, we are subject to various federal, state and local environmental laws, ordinances and regulations. Under these laws, ordinances and regulations, a current or previous owner or operator of real estate may be liable for the cost of removal or remediation of hazardous or toxic substances on, under or in such property. The costs of removal or remediation could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures. Environmental laws provide for sanctions in the event of noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for release of and exposure to hazardous substances, including the release of asbestos-containing materials into the air, and third parties may seek recovery from owners or operators of real estate for personal injury or property damage associated with exposure to released hazardous substances. In addition, new or more stringent laws or stricter interpretations of existing laws could change the cost of compliance or liabilities and restrictions arising out of such laws. The cost of defending against these claims, complying with environmental regulatory requirements, conducting remediation of any contaminated property, or of paying personal injury claims could be substantial, which would reduce our liquidity and cash available for distribution to you. In addition, the presence of hazardous substances on a property or the failure to meet environmental regulatory requirements may materially impair our ability to use, lease or sell a property, or to use the property as collateral for borrowing.

Increased construction of similar properties that compete with our properties in any particular location could adversely affect the operating results of our properties and our cash available for distribution to you.

We may acquire properties in locations which experience increases in construction of properties that compete with our properties. This increased competition and construction could:

•	make it more difficult for us to find tenants to lease units in our apartment communities;

•	force us to lower our rental prices in order to lease units in our apartment communities; and

•	substantially reduce our revenues and cash available for distribution to you.

Costs required to become compliant with the Americans with Disabilities Act at our properties may affect our ability to pay distributions to you.

We may acquire properties that are not in compliance with the Americans with Disabilities Act of 1990, as amended, or the ADA. We would be required to pay for improvement to the properties to effect compliance with the ADA. Under the ADA, all public accommodations must meet federal requirements related to access and use by disabled persons. The ADA requirements could require removal of access barriers and could result in the imposition of fines by the federal government or an award of damages to private litigants. We could be liable for violations of such laws and regulations by us or our tenants. State and federal laws in this area are constantly evolving. The U.S. Department of Justice is expected to issue new ADA regulations that could impact existing buildings. Any such changes in state or federal laws in this area could place a greater cost or burden on us as landlord of the properties we acquire. In addition, although we generally do not expect to engage in substantial renovation or construction work, any new construction at a property would need to be ADA compliant and a certain percentage of the construction costs may need to be allocated to the property’s overall ADA compliance.

Our real properties are subject to property taxes that may increase in the future, which could adversely affect our cash flows.

Our real properties are subject to property taxes that may increase as tax rates change and as the real properties are assessed or reassessed by taxing authorities. As the owner of the properties, we are ultimately responsible for payment of the taxes to the applicable government authorities. If property taxes increase, a reduction of our cash flows will occur.

Risks Related to Debt Financing

We have incurred, and intend to continue to incur, mortgage indebtedness and other borrowings, which may increase our business risks, could hinder our ability to pay distributions and could decrease the value of your investment.

We have financed, and we intend to continue to finance, a portion of the purchase price of our investments in real estate by borrowing funds. We anticipate that, after an initial phase of our operations (prior to the investment of all of the net proceeds of the offerings of shares of our common stock) when we may employ greater amounts of leverage to enable us to purchase properties more quickly and therefore generate distributions for you sooner, our overall leverage will not exceed 65.0% of the combined market value of our real estate and real estate-related investments. Under our charter, we have a limitation on borrowing that precludes us from borrowing in excess of 300% of the value of our net assets, without the approval of a majority of our independent directors. Net assets for purposes of this calculation are defined to be our total assets (other than intangibles), valued at cost prior to deducting depreciation, amortization, bad debt and other similar non-cash reserves, less total liabilities. Generally speaking, the preceding calculation is expected to approximate 75.0% of the sum of the aggregate cost of our real estate and real estate-related investments before depreciation, amortization, bad debt and other similar non-cash reserves. In addition, we may incur mortgage debt and pledge some or all of our real properties as security for that debt to obtain funds to acquire additional real properties or for working capital. We may also borrow funds to satisfy the REIT tax qualification requirement that we distribute at least 90.0% of our annual REIT taxable income to our stockholders. Furthermore, we may borrow if we otherwise deem it necessary or advisable to ensure that we maintain our qualification as a REIT for federal income tax purposes.

High debt levels may cause us to incur higher interest charges, which would result in higher debt service payments and could be accompanied by restrictive covenants. If there is a shortfall between the cash flows from a property and the cash flows needed to service mortgage debt on that property, then the amount available for distributions to you may be reduced. In addition, incurring mortgage debt increases the risk of loss since defaults on indebtedness secured by a property may result in lenders initiating foreclosure actions. In that case, we could lose the property securing the loan that is in default, thus reducing the value of your investment. For tax purposes, a foreclosure on any of our properties will be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we will recognize taxable income on foreclosure, but we would not receive any cash proceeds. We may give full or partial guarantees to lenders of mortgage debt to the entities that own our properties. When we give a guaranty on behalf of an entity that owns one of our properties, we will be responsible to the lender for satisfaction of the debt if it is not paid by such entity. If any mortgage contains cross collateralization or cross default provisions, a default on a single property could affect multiple properties. If any of our properties are foreclosed upon due to a default, our ability to pay cash distributions to you will be adversely affected.

Higher mortgage rates may make it more difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire and the amount of cash distributions we can pay to you.

If mortgage debt is unavailable on reasonable terms as a result of increased interest rates or other factors, we may not be able to finance the initial purchase of properties. In addition, if we place mortgage debt on properties, we run the risk of being unable to refinance such debt when the loans come due, or of being unable to refinance on favorable terms. If interest rates are higher when we refinance debt, our income could be reduced. We may be unable to refinance debt at appropriate times, which may require us to sell properties on terms that are not advantageous to us, or could result in the foreclosure of such properties. If any of these events occur, our cash flows would be reduced. This, in turn, would reduce cash available for distribution to you and may hinder our ability to raise more capital by issuing securities or by borrowing more money.

Increases in interest rates could increase the amount of our debt payments and therefore negatively impact our operating results.

Interest we pay on our debt obligations reduces cash available for distributions. Whenever we incur variable rate debt, increases in interest rates increase our interest costs, which would reduce our cash flows and our ability to pay distributions to you. If we need to repay existing debt during periods of rising interest rates, we could be required to liquidate one or more of our investments in properties at times which may not permit realization of the maximum return on such investments.

To the extent we borrow at fixed rates or enter into fixed interest rate swaps, we will not benefit from reduced interest expense if interest rates decrease.

We are exposed to the effects of interest rate changes primarily as a result of borrowings used to maintain liquidity and fund expansion and refinancing of our real estate investment portfolio and operations. To limit the impact of interest rate changes on earnings, prepayment penalties and cash flows and to lower overall borrowing costs while taking into account variable interest rate risk, we may borrow at fixed rates or variable rates depending upon prevailing market conditions. We may also enter into derivative financial instruments such as interest rate swaps and caps in order to mitigate our interest rate risk on a related financial instrument.

Hedging activity may expose us to risks.

To the extent that we use derivative financial instruments to hedge against interest rate fluctuations, we will be exposed to credit risk and legal enforceability risks. In this context, credit risk is the failure of the counterparty to perform under the terms of the derivative contract. If the fair value of a derivative contract is positive, the counterparty owes us, which creates credit risk for us. Legal enforceability risks encompass general contractual risks, including the risk that the counterparty will breach the terms of, or fail to perform its obligations under, the derivative contract. If we are unable to manage these risks effectively, our results of operations, financial condition and ability to pay distributions to you will be adversely affected.

Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to pay distributions to you.

When providing financing, a lender may impose restrictions on us that affect our ability to incur additional debt and affect our distribution and operating strategies. Loan documents we enter into may contain covenants that limit our ability to further mortgage the property, discontinue insurance coverage, or replace our advisor. These or other limitations may adversely affect our flexibility and our ability to achieve our investment objectives.

Interest-only indebtedness may increase our risk of default and ultimately may reduce our funds available for distribution to you.

We have and may continue to finance our property acquisitions using interest-only mortgage indebtedness. During the interest-only period, the amount of each scheduled payment will be less than that of a traditional amortizing mortgage loan. The principal balance of the mortgage loan will not be reduced (except in the case of prepayments) because there are no scheduled monthly payments of principal during this period. After the interest-only period, we will be required either to make scheduled payments of amortized principal and interest or to make a lump-sum or “balloon” payment at maturity. These required principal or balloon payments will increase the amount of our scheduled payments and may increase our risk of default under the related mortgage loan. If the mortgage loan has an adjustable interest rate, the amount of our scheduled payments also may increase at a time of rising interest rates. Increased payments and substantial principal or balloon maturity payments will reduce the funds available for distribution to you because cash otherwise available for distribution will be required to pay principal and interest associated with these mortgage loans.

If we enter into financing arrangements involving balloon payment obligations, it may adversely affect our ability to refinance or sell properties on favorable terms, and to pay distributions to you.

Some of our financing arrangements may require us to make a lump-sum or “balloon” payment at maturity. Our ability to make a balloon payment at maturity is uncertain and may depend upon our ability to obtain additional financing or our ability to sell the particular property. At the time the balloon payment is due, we may or may not be able to refinance the balloon payment on terms as favorable as the original loan or sell the particular property at a price sufficient to make the balloon payment. The refinancing or sale could affect the rate of return to you and the projected time of disposition of our assets. In an environment of increasing mortgage rates, if we place mortgage debt on properties, we run the risk of being unable to refinance such debt if mortgage rates are higher at a time a balloon payment is due. In addition, payments of principal and interest made to service our debts, including balloon payments, may leave us with insufficient cash to pay the distributions that we are required to pay to maintain our qualification as a REIT. Any of these results would have a significant, negative impact on your investment.

Risks Related to Other Real Estate-Related Investments

We do not have substantial experience in acquiring mortgage loans or investing in real estate-related securities, which may result in our real estate-related investments failing to produce returns or incurring losses.

None of our officers or the officers of our advisor have any substantial experience in acquiring mortgage loans or investing in the real estate-related securities in which we may invest. We may make such investments to the extent that our advisor, in consultation with our board of directors, determines that it is advantageous for us to do so. Our and our advisor’s lack of expertise in acquiring real estate-related investments may result in our real estate-related investments failing to produce returns or incurring losses, either of which would reduce our ability to pay distributions to you.

Real estate-related equity securities in which we may invest are subject to specific risks relating to the particular issuer of the securities and may be subject to the general risks of investing in real estate or real estate-related assets.

We may invest in the common and preferred stock of both publicly traded and private real estate companies, which involves a higher degree of risk than debt securities due to a variety of factors, including the fact that such investments are subordinate to creditors and are not secured by the issuer’s property. Our investments in real estate-related equity securities will involve special risks relating to the particular issuer of the equity securities, including the financial condition and business outlook of the issuer. Issuers of real estate-related equity securities generally invest in real estate or real estate-related assets and are subject to the inherent risks associated with acquiring real estate-related investments discussed in this prospectus, including risks relating to rising interest rates.

The mortgage loans in which we may invest and the mortgage loans underlying the mortgage-backed securities in which we may invest may be impacted by unfavorable real estate market conditions, which could decrease their value.

If we acquire investments in mortgage loans or mortgage-backed securities, such investments will involve special risks relating to the particular borrower or issuer of the mortgage-backed securities and we will be at risk of loss on those investments, including losses as a result of defaults on mortgage loans. These losses may be caused by many conditions beyond our control, including economic conditions affecting real estate values, tenant defaults and lease expirations, interest rate levels and the other economic and liability risks associated with real estate described in the “Risk Factors — Risks Related to Investments in Real Estate” section above. If we acquire property by foreclosure following defaults under our mortgage loan investments, we will have the economic and liability risks as the owner described above. We do not know whether the values of the property securing any of our real estate-related investments will remain at the levels existing on the dates we initially make the related investment. If the values of the underlying properties drop, our risk will increase and the values of our interests may decrease.

Delays in liquidating defaulted mortgage loan investments could reduce our investment returns.

If there are defaults under our mortgage loan investments, we may not be able to foreclose on or obtain a suitable remedy with respect to such investments. Specifically, we may not be able to repossess and sell the underlying properties quickly, which could reduce the value of our investment. For example, an action to foreclose on a property securing a mortgage loan is regulated by state statutes and rules and is subject to many of the delays and expenses of lawsuits if the defendant raises defenses or counterclaims. Additionally, in the event of default by a mortgagor, these restrictions, among other things, may impede our ability to foreclose on or sell the mortgaged property or to obtain proceeds sufficient to repay all amounts due to us on the mortgage loan.

The commercial mortgage-backed securities in which we may invest are subject to several types of risks.

Commercial mortgage-backed securities are bonds which evidence interests in, or are secured by, a single commercial mortgage loan or a pool of commercial mortgage loans. Accordingly, the mortgage-backed securities in which we may invest are subject to all the risks of the underlying mortgage loans.

In a rising interest rate environment, the value of commercial mortgage-backed securities may be adversely affected when payments on underlying mortgages do not occur as anticipated, resulting in the extension of the security’s effective maturity and the related increase in interest rate sensitivity of a longer-term instrument. The value of commercial mortgage-backed securities may also change due to shifts in the market’s perception of issuers and regulatory or tax changes adversely affecting the mortgage securities markets as a whole. In addition, commercial mortgage-backed securities are subject to the credit risk associated with the performance of the underlying mortgage properties.

Commercial mortgage-backed securities are also subject to several risks created through the securitization process. Subordinate commercial mortgage-backed securities are paid interest only to the extent that there are funds available to make payments. To the extent the collateral pool includes a large percentage of delinquent loans, there is a risk that interest payments on subordinate commercial mortgage-backed securities will not be fully paid. Subordinate securities of commercial mortgage-backed securities are also subject to greater credit risk than those commercial mortgage-backed securities that are more highly rated.

The mezzanine loans in which we may invest would involve greater risks of loss than senior loans secured by income-producing real properties.

We may invest in mezzanine loans that take the form of subordinated loans secured by second mortgages on the underlying real property or loans secured by a pledge of the ownership interests of either the entity owning the real property or the entity that owns the interest in the entity owning the real property. These types of investments involve a higher degree of risk than long-term senior mortgage lending secured by income-producing real property because the investment may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy our mezzanine loan. If a borrower defaults on our mezzanine loan or debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt. As a result, we may not recover some or all of our investment. In addition, mezzanine loans may have higher loan-to-value ratios than conventional mortgage loans, resulting in less equity in the real property and increasing the risk of loss of principal.

We expect a portion of our real estate-related investments to be illiquid and we may not be able to adjust our portfolio in response to changes in economic and other conditions.

We may acquire real estate-related investments in connection with privately negotiated transactions which are not registered under the relevant securities laws, resulting in a prohibition against their transfer, sale, pledge or other disposition except in a transaction that is exempt from the registration requirements of, or is otherwise in accordance with, those laws. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited. The mezzanine and bridge loans we may purchase will be particularly illiquid investments due to their short life, their unsuitability for securitization and the greater difficulty of recoupment in the event of a borrower’s default.

Interest rate and related risks may cause the value of our real estate-related investments to be reduced.

Interest rate risk is the risk that fixed income securities such as preferred and debt securities, and to a lesser extent dividend paying common stocks, will decline in value because of changes in market interest rates. Generally, when market interest rates rise, the market value of such securities will decline, and vice versa. Our investment in such securities means that the net asset value and market price of the securities may tend to decline if market interest rates rise.

During periods of rising interest rates, the average life of certain types of securities may be extended because of slower than expected principal payments. This may lock in a below-market interest rate, increase the security’s duration and reduce the value of the security. This is known as extension risk. During periods of declining interest rates, an issuer may be able to exercise an option to prepay principal earlier than scheduled, which is generally known as call or prepayment risk. If this occurs, we may be forced to reinvest in lower yielding securities. This is known as reinvestment risk. Preferred and debt securities frequently have call features that allow the issuer to repurchase the security prior to its stated maturity. An issuer may redeem an obligation if the issuer can refinance the debt at a lower cost due to declining interest rates or an improvement in the credit standing of the issuer. These risks may reduce the value of our real estate-related investments.

If we liquidate prior to the maturity of our real estate-related investments, we may be forced to sell those investments on unfavorable terms or at a loss.

Our board of directors may choose to effect a liquidity event in which we liquidate our assets, including our real estate-related investments. If we liquidate those investments prior to their maturity, we may be forced to sell those investments on unfavorable terms or at a loss. For instance, if we are required to liquidate mortgage loans at a time when prevailing interest rates are higher than the interest rates of such mortgage loans, we would likely sell such loans at a discount to their stated principal values.

Federal Income Tax Risks

Failure to remain qualified as a REIT for federal income tax purposes would subject us to federal income tax on our taxable income at regular corporate rates, which would substantially reduce our ability to pay distributions to you.

We have qualified and elected to be taxed as a REIT under the Internal Revenue Code for federal income tax purposes and we intend to continue to be taxed as a REIT. To continue to qualify as a REIT, we must meet various requirements set forth in the Internal Revenue Code of 1986 concerning, among other things, the ownership of our outstanding common stock, the nature of our assets, the sources of our income and the amount of our distributions to you. The REIT qualification requirements are extremely complex, and interpretations of the federal income tax laws governing qualification as a REIT are limited. Accordingly, we cannot be certain that we will be successful in operating so as to qualify as a REIT. At any time, new laws, interpretations or court decisions may change the federal tax laws relating to, or the federal income tax consequences of, qualification as a REIT. It is possible that future economic, market, legal, tax or other considerations may cause our board of directors to determine that it is not in our best interest to maintain our qualification as a REIT or revoke our REIT election, which it may do without stockholder approval.

If we fail to remain qualified as a REIT for any taxable year, we will be subject to federal income tax on our taxable income at corporate rates. In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year of losing our REIT status. Losing our REIT status would reduce our net earnings available for investment or distribution to you because of the additional tax liability. In addition, distributions to you would no longer qualify for the distributions paid deduction, and we would no longer be required to pay distributions. If this occurs, we might be required to borrow funds or liquidate some investments in order to pay the applicable tax.

As a result of all these factors, our failure to remain qualified as a REIT could impair our ability to expand our business and raise capital, and would substantially reduce our ability to pay distributions to you.

To remain qualified as a REIT and to avoid the payment of federal income and excise taxes, we may be forced to borrow funds, use proceeds from the issuance of securities (including this offering), or sell assets to pay distributions, which may result in our distributing amounts that may otherwise be used for our operations.

To maintain the favorable tax treatment accorded to REITs, we normally will be required each year to distribute to our stockholders at least 90.0% of our REIT taxable income, determined without regard to the deduction for distributions paid and by excluding net capital gains. We will be subject to federal income tax on our undistributed taxable income and net capital gain and to a 4.0% nondeductible excise tax on any amount by which distributions we pay with respect to any calendar year are less than the sum of (1) 85.0% of our ordinary income, (2) 95.0% of our capital gain net income and (3) 100% of our undistributed income from prior years. These requirements could cause us to distribute amounts that otherwise would be spent on acquisitions of properties and it is possible that we might be required to borrow funds, use proceeds from the issuance of securities (including this offering) or sell assets in order to distribute enough of our taxable income to maintain our qualification as a REIT and to avoid the payment of federal income and excise taxes.

Our investment strategy may cause us to incur penalty taxes, lose our REIT status, or own and sell properties through taxable REIT subsidiaries, each of which would diminish the return to you.

In light of our investment strategy, it is possible that one or more sales of our properties may be “prohibited transactions” under provisions of the Internal Revenue Code. If we are deemed to have engaged in a “prohibited transaction” (i.e., we sell a property held by us primarily for sale in the ordinary course of our trade or business), all income that we derive from such sale would be subject to a 100% tax. The Internal Revenue Code sets forth a safe harbor for REITs that wish to sell property without risking the imposition of the 100% tax. A principal requirement of the safe harbor is that the REIT must hold the applicable property for not less than two years prior to its sale. Given our investment strategy, it is entirely possible, if not likely, that the sale of one or more of our properties will not fall within the prohibited transaction safe harbor.

If we desire to sell a property pursuant to a transaction that does not fall within the safe harbor, we may be able to avoid the 100% penalty tax if we acquired the property through a taxable REIT subsidiary, or TRS, or acquired the property and transferred it to a TRS for a non-tax business purpose prior to the sale (i.e., for a reason other than the avoidance of taxes). However, there may be circumstances that prevent us from using a TRS in a transaction that does not qualify for the safe harbor. Additionally, even if it is possible to effect a property disposition through a TRS, we may decide to forego the use of a TRS in a transaction that does not meet the safe harbor based on our own internal analysis, the opinion of counsel or the opinion of other tax advisors that the disposition will not be subject to the 100% penalty tax. In cases where a property disposition is not effected through a TRS, the Internal Revenue Service, or IRS, could successfully assert that the disposition constitutes a prohibited transaction, in which event all of the net income from the sale of such property will be payable as a tax and none of the proceeds from such sale will be distributable by us to you or available for investment by us.

If we acquire a property that we anticipate will not fall within the safe harbor from the 100% penalty tax upon disposition, then we may acquire such property through a TRS in order to avoid the possibility that the sale of such property will be a prohibited transaction and subject to the 100% penalty tax. If we already own such a property directly or indirectly through an entity other than a TRS, we may contribute the property to a TRS if there is another, non-tax related business purpose for the contribution of such property to the TRS. Following the transfer of the property to a TRS, the TRS will operate the property and may sell such property and distribute the net proceeds from such sale to us, and we may distribute the net proceeds distributed to us by the TRS to you. Though a sale of the property by a TRS likely would eliminate the danger of the application of the 100% penalty tax, the TRS itself would be subject to a tax at the federal level, and potentially at the state and local levels, on the gain realized by it from the sale of the property as well as on the income earned while the property is operated by the TRS. This tax obligation would diminish the amount of the proceeds from the sale of such property that would be distributable to you. As a result, the amount available for distribution to you would be substantially less than if the REIT had not operated and sold such property through the TRS and such transaction was not successfully characterized as a prohibited transaction. The maximum federal income tax rate currently is 35.0%. Federal, state and local corporate income tax rates may be increased in the future, and any such increase would reduce the amount of the net proceeds available for distribution by us to you from the sale of property through a TRS after the effective date of any increase in such tax rates.

If we own too many properties through one or more of our TRSs, then we may lose our status as a REIT. If we fail to remain qualified as a REIT for any taxable year, we will be subject to federal income tax on our taxable income at corporate rates. In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year of losing our REIT status. Losing our REIT status would reduce our net earnings available for investment or distribution to you because of the additional tax liability. In addition, distributions to you would no longer qualify for the distributions paid deduction, and we would no longer be required to pay distributions. If this occurs, we might be required to borrow funds or liquidate some investments in order to pay the applicable tax. As a REIT, the value of the securities we hold in all of our TRSs may not exceed 25.0% of the value of all of our assets at the end of any calendar quarter. If the IRS were to determine that the value of our interests in all of our TRSs exceeded 25.0% of the value of total assets at the end of any calendar quarter, then we would fail to remain qualified as a REIT. If we determine it to be in our best interest to own a substantial number of our properties through one or more TRSs, then it is possible that the IRS may conclude that the value of our interests in our TRSs exceeds 25.0% of the value of our total assets at the end of any calendar quarter and therefore cause us to fail to remain qualified as a REIT. Additionally, as a REIT, no more than 25.0% of our gross income with respect to any year may be from sources other than real estate. Distributions paid to us from a TRS are considered to be non-real estate income. Therefore, we may fail to remain qualified as a REIT if distributions from all of our TRSs, when aggregated with all other non-real estate income with respect to any one year, are more than 25.0% of our gross income with respect to such year. We will use all reasonable efforts to structure our activities in a manner intended to satisfy the requirements for maintaining our qualification as a REIT. Our failure to remain qualified as a REIT would adversely affect your return on your investment.

You may have a current tax liability on distributions you elect to reinvest in shares of our common stock.

If you participate in the DRIP, you will be deemed to have received, and for income tax purposes will be taxed on, the amount reinvested in shares of our common stock to the extent the amount reinvested was not a tax-free return of capital. As a result, unless you are a tax-exempt entity, you may have to use funds from other sources to pay your tax liability on the value of the shares of our common stock received.

Legislative or regulatory action with respect to taxes could adversely affect the returns to our investors.

In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of the federal income tax laws applicable to investments similar to an investment in our common stock. Additional changes to the tax laws are likely to continue to occur, and we cannot assure you that any such changes will not adversely affect the taxation of a stockholder. Any such changes could have an adverse effect on an investment in our stock or on the market value or the resale potential of our assets. You are urged to consult with your own tax advisor with respect to the impact of recent legislation on your investment in our stock and the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in shares of our common stock.

Congress passed major federal tax legislation in 2003, with modifications to that legislation in 2005. One of the changes effected by that legislation generally reduced the tax rate on dividends paid by companies to individuals to a maximum of 15.0% prior to 2011. REIT distributions generally do not qualify for this reduced rate. The tax changes did not, however, reduce the corporate tax rates. Therefore, the maximum corporate tax rate of 35.0% has not been affected. However, as a REIT, we generally would not be subject to federal or state corporate income taxes on that portion of our ordinary income or capital gain that we distribute to you, and we thus expect to avoid the “double taxation” to which other companies are typically subject.

Although REITs continue to receive substantially better tax treatment than entities taxed as corporations, it is possible that future legislation would result in a REIT having fewer tax advantages, and it could become more advantageous for a company that invests in real estate to elect to be taxed for federal income tax purposes as a corporation. As a result, our charter provides our board of directors with the power, under certain circumstances, to revoke or otherwise terminate our REIT election and cause us to be taxed as a corporation, without the vote of our stockholders. Our board of directors has fiduciary duties to us and our stockholders and could only cause such changes in our tax treatment if it determines in good faith that such changes are in your best interest.

In certain circumstances, we may be subject to federal and state income taxes as a REIT, which would reduce our cash available for distribution to you.

Even as a REIT, we may be subject to federal income taxes or state taxes. For example, net income from a “prohibited transaction” will be subject to a 100% tax. We may not be able to pay sufficient distributions to avoid excise taxes applicable to REITs. We may also decide to retain capital gains we earn from the sale or other disposition of our property and pay income tax directly on such income. In that event, our stockholders would be treated as if they earned that income and paid the tax on it directly. However, our stockholders that are tax-exempt, such as charities or qualified pension plans, would have no benefit from their deemed payment of such tax liability. We may also be subject to state and local taxes on our income or property, either directly or at the level of the companies through which we indirectly own our assets. Any federal or state taxes we pay will reduce our cash available for distribution to you.

Distributions to tax-exempt stockholders may be classified as unrelated business taxable income.

Neither ordinary nor capital gain distributions with respect to the shares of our common stock nor gain from the sale of our common stock should generally constitute unrelated business taxable income to a tax-exempt stockholder. However, there are certain exceptions to this rule. In particular:

•	part of the income and gain recognized by certain qualified employee pension trusts with respect to our common stock may be treated as unrelated business taxable income if the shares of our common stock are predominately held by qualified employee pension trusts, and we are required to rely on a special look-through rule for purposes of meeting one of the REIT share ownership tests, and we are not operated in a manner to avoid treatment of such income or gain as unrelated business taxable income;

•	part of the income and gain recognized by a tax-exempt stockholder with respect to the shares of our common stock would constitute unrelated business taxable income if the stockholder incurs debt in order to acquire shares of our common stock; and

•	part or all of the income or gain recognized with respect to the shares of our common stock by social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans which are exempt from federal income taxation under Sections 501(c)(7), (9), (17) or (20) of the Internal Revenue Code may be treated as unrelated business taxable income.

Complying with the REIT requirements may cause us to forego otherwise attractive opportunities.

To continue to qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of shares of our common stock. We may be required to pay distributions to our stockholders at disadvantageous times or when we do not have funds readily available for distribution, or we may be required to liquidate otherwise attractive investments in order to comply with the REIT tests. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

Foreign purchasers of shares of our common stock may be subject to FIRPTA tax upon the sale of their shares of our common stock.

A foreign person disposing of a U.S. real property interest, including shares of stock of a U.S. corporation whose assets consist principally of U.S. real property interests, is generally subject to the Foreign Investment in Real Property Tax Act of 1980, as amended, or FIRPTA, on the gain recognized on the disposition. Such FIRPTA tax does not apply, however, to the disposition of stock in a REIT if the REIT is “domestically controlled.” A REIT is “domestically controlled” if less than 50.0% of the REIT’s stock, by value, has been owned directly or indirectly by persons who are not qualifying U.S. persons during a continuous five-year period ending on the date of disposition or, if shorter, during the entire period of the REIT’s existence. We cannot assure you that we will continue to qualify as a “domestically controlled” REIT. If we were to fail to continue to so qualify, gain realized by foreign investors on a sale of shares of our common stock would be subject to FIRPTA tax, unless the shares of our common stock were traded on an established securities market and the foreign investor did not at any time during a specified testing period directly or indirectly own more than 5.0% of the value of our outstanding common stock.

Foreign stockholders may be subject to FIRPTA tax upon the payment of a capital gains dividend.

A foreign stockholder also may be subject to FIRPTA upon the payment of any capital gain dividends by us, which dividend is attributable to gain from sales or exchanges of U.S. real property interests. Additionally, capital gains dividends paid to foreign stockholders, if attributable to gain from sales or exchanges of U.S. real property interests, would not be exempt from FIRPTA and would be subject to FIRPTA tax.

Employee Benefit Plan, IRA, and Other Tax-Exempt Investor Risks

We, and our stockholders that are employee benefit plans, individual retirement accounts, annuities described in Sections 403(a) or (b) of the Internal Revenue Code, Archer MSAs, health savings accounts, or Coverdell education savings accounts (referred to generally as Benefit Plans and IRAs) will be subject to risks relating specifically to our having such Benefit Plan and IRA stockholders, which risks are discussed below.

If you fail to meet the fiduciary and other standards under ERISA or the Internal Revenue Code as a result of an investment in shares of our common stock, you could be subject to criminal and civil penalties.

There are special considerations that apply to Benefit Plans or IRAs investing in shares of our common stock. If you are investing the assets of a Benefit Plan or IRA in us, you should consider:

•	whether your investment is consistent with the applicable provisions of ERISA and the Internal Revenue Code, or any other applicable governing authority in the case of a government plan;

•	whether your investment is made in accordance with the documents and instruments governing your Benefit Plan or IRA, including your Benefit Plan or IRA’s investment policy;

•	whether your investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA;

•	whether your investment will impair the liquidity of the Benefit Plan or IRA;

•	whether your investment will constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code;

•	whether your investment will produce unrelated business taxable income, referred to as UBTI and as defined in Sections 511 through 514 of the Internal Revenue Code, to the Benefit Plan or IRA; and

•	your need to value the assets of the Benefit Plan or IRA annually in accordance with ERISA and the Internal Revenue Code.

In addition to considering their fiduciary responsibilities under ERISA and the prohibited transaction rules of ERISA and the Internal Revenue Code, a Benefit Plan or IRA purchasing shares of our common stock should consider the effect of the plan asset regulations of the U.S. Department of Labor. To avoid our assets from being considered plan assets under those regulations, our charter prohibits “benefit plan investors” from owning 25.0% or more of the shares of our common stock prior to the time that the common stock qualifies as a class of publicly-offered securities, within the meaning of the ERISA plan asset regulations. However, we cannot assure you that those provisions in our charter will be effective in limiting benefit plan investor ownership to less than the 25.0% limit. For example, the limit could be unintentionally exceeded if a benefit plan investor misrepresents its status as a benefit plan. Even if our assets are not considered to be plan assets, a prohibited transaction could occur if we or any of our affiliates is a fiduciary (within the meaning of ERISA and/or the Internal Revenue Code) with respect to a Benefit Plan or IRA purchasing shares of our common stock, and, therefore, in the event any such persons are fiduciaries (within the meaning of ERISA and/or the Internal Revenue Code) of your Benefit Plan or IRA, you should not purchase shares of our common stock unless an administrative or statutory exemption applies to your purchase.

Management of Our Company

The “Management of Our Company” section beginning on page 53 of the prospectus is superseded in its entirety with the following:

Board of Directors

We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries. Our board of directors is responsible for the overall management of our business and affairs. However, our board of directors has retained our advisor to manage our day-to-day affairs, subject to our board of directors’ supervision. Our charter was reviewed and ratified by at least a majority of our board of directors, including our independent directors. This ratification by our board of directors is required by the NASAA Guidelines.

Under the MGCL, each director is required to discharge his or her duties in good faith, in a manner reasonably believed to be in our best interest and with the care of an ordinarily prudent person in a like position under similar circumstances. Our board of directors currently is comprised of five members, three of whom are independent directors. We consider a director to be independent if in the last two years he or she is not associated directly or indirectly, with our company or our advisor. Serving as a director of an affiliated company does not, by itself, preclude a director from being considered an independent director, in accordance with the NASAA Guidelines.

Each of our independent directors would also qualify as independent under the rules of the New York Stock Exchange. However, shares of our common stock are not listed on the New York Stock Exchange.

Directors are elected annually and serve until the next annual meeting of stockholders or until their successor has been duly elected and qualified. There is no limit on the number of times a director may be elected to office. Although the number of directors may be increased or decreased, a decrease will not have the effect of shortening the term of any incumbent director.

Any director may resign at any time and may be removed with or without cause by the stockholders upon the affirmative vote of at least a majority of all the votes entitled to be cast at a meeting called for the purpose of the proposed removal. The notice of the meeting shall indicate that the purpose, or one of the purposes, of the meeting is to determine if the director shall be removed.

No member of our board of directors nor any of their affiliates may vote or consent on matters submitted to the stockholders regarding the removal of our advisor or any director or any of their affiliates or any transaction between us and any of them. In determining the requisite percentage in interest required to approve such a matter, shares of our stock owned by members of our board of directors and their respective affiliates will not be included.

Any vacancy created by an increase in the number of directors or the death, resignation, removal, adjudicated incompetence or other incapacity of a director may be filled only by a vote of a majority of the remaining directors. Our independent directors will nominate replacements for vacancies in our independent director positions.

Duties of Directors

The responsibilities of our board of directors include:

•	approving and overseeing our overall investment strategy, which will consist of elements such as (1) allocation of percentages of capital to be invested in real estate and real estate-related investments, (2) allocation of percentages of capital to be invested in apartment communities and other income-producing commercial properties, (3) diversification strategies, (4) investment selection criteria and (5) investment disposition strategies;

•	approving all real estate acquisitions, developments and dispositions, including the financing of such acquisitions and developments;

•	approving specific discretionary limits and authority to be granted to our advisor in connection with the purchase and disposition of real estate-related investments that fit within the asset allocation framework;

•	approving and overseeing our debt financing strategy;

•	approving and monitoring the performance of our advisor;

•	approving joint ventures, limited partnerships and other such relationships with third parties;

•	determining our distribution strategy and authorizing distributions from time to time;

•	approving amounts available for repurchases of shares of our common stock; and

•	approving a liquidity event, such as the listing of the shares of our common stock on a national securities exchange, the liquidation of our portfolio, our merger with another company or similar transaction providing liquidity to our stockholders.

Members of our board of directors are not required to devote all of their time to our business and only are required to devote the time to our affairs as their duties may require. Our directors meet quarterly or more frequently if necessary in order to discharge their duties. Consequently, in the exercise of their responsibilities, the directors heavily rely on our advisor. Our directors have a fiduciary duty to our stockholders to supervise the relationship between us and our advisor. Our board of directors is empowered to fix the compensation of all officers that it selects and to approve the payment of compensation to directors for services rendered to us.

Our board of directors has written policies on investments and borrowing, the general terms of which are set forth in this prospectus. The directors may monitor our administrative procedures, investment operations and performance to ensure that the policies are fulfilled and are in the best interest of our stockholders. During the discussion of a proposed transaction, our independent directors may offer ideas for ways in which transactions may be structured to offer the greatest value to us, and our advisor will take these suggestions into consideration when structuring transactions.

Our independent directors determine, from time to time but at least annually, that the total fees and expenses of our company are reasonable in light of our investment performance, our net assets, our net income and the fees and expenses of other comparable unaffiliated REITs. This determination is reflected in the minutes of the meetings of our board of directors. For purposes of this determination, net assets are our total assets, other than intangibles, calculated at cost before deducting depreciation, amortization, bad debt and other similar non-cash reserves, less total liabilities and computed at least quarterly on a consistently-applied basis.

In addition, our independent directors determine from time to time, but at least annually, that the compensation that we contract to pay to our advisor is reasonable in relation to the nature and quality of the services performed and that such compensation is within the limits prescribed by our charter. Our board of directors, including a majority of our independent directors, also supervise the performance of our advisor and the compensation paid to it to determine that the provisions of the advisory agreement are being carried out. The directors base each determination on the factors set forth below and other factors that they deem relevant. This determination is also reflected in the minutes of the meetings of the board of directors. Such factors include:

•	the amount of the advisory fee in relation to the size, composition and performance of our portfolio;

•	the success of our advisor in generating opportunities that meet our investment objectives;

•	the fees charged to similar REITs and to investors other than REITs by advisors performing similar services;

•	additional revenues realized by our advisor and any affiliate through their relationship with us, including acquisition fees, servicing and other fees, whether paid by us or by others with whom we do business;

•	the quality and extent of the service and advice furnished by our advisor;

•	the performance of our portfolio, including income, conservation or appreciation of capital, frequency of problem investments and competence in dealing with distress situations; and

•	the quality of our portfolio relative to the investments generated by our advisor for its own account.

Directors and Executive Officers

The following table and biographical descriptions set forth certain information with respect to the individuals who are our officers and directors:

Name	Age*	Position

Stanley J. (“Jay”) Olander, Jr.	54	Chief Executive Officer, President and Chairman of the Board of Directors
David L. Carneal	45	Executive Vice President and Chief Operating Officer
Gustav G. Remppies	48	Executive Vice President and Chief Investment Officer
Shannon K S Johnson	31	Chief Financial Officer
Andrea R. Biller	59	Secretary and Director
Cora Lo	34	Assistant Secretary
Glenn W. Bunting, Jr.	64	Independent Director
Robert A. Gary, IV	55	Independent Director
W. Brand Inlow	55	Independent Director

*	As of April 21, 2009.

There are no family relationships between any directors, executive officers or between any director and executive officer.

Stanley J. (“Jay”) Olander, Jr. has been the Chief Executive Officer and a director of our company and the Chief Executive Officer of our advisor since December 2005. Since December 2006, he has also served as Chairman of our Board of Directors and since April 2007, he has served as our President and President of our advisor. Mr. Olander has also been a managing member of ROC REIT Advisors, LLC, or ROC REIT Advisors, since 2006. Since July 2007, Mr. Olander has also served as Chief Executive Officer, President and Chairman of the Board of Directors of Grubb & Ellis Residential Management, Inc., or Residential Management. Since December 2007, Mr. Olander has also served as the Executive Vice President, Multifamily Division of Grubb & Ellis. He served as President and Chief Financial Officer and a member of the Board of Directors of Cornerstone Realty Income Trust, Inc., or Cornerstone, from 1996 until April 2005. Prior to the sale of Cornerstone in April 2005, the company’s shares of common stock were listed on the New York Stock Exchange, and it owned approximately 23,000 apartment units in five states and had a total market capitalization of approximately $1.5 billion. Mr. Olander has been responsible for the acquisition and financing of approximately 40,000 apartment units. He received a B.S. degree in Business Administration from Radford University and an M.A. degree in Real Estate and Urban Land Development from Virginia Commonwealth University.

David L. Carneal has been the Executive Vice President and Chief Operating Officer of our company and our advisor since December 2005. Mr. Carneal has also been a managing member of ROC REIT Advisors since 2006. Since July 2007, Mr. Carneal has also served as an Executive Vice President of Residential

Management. From 1998 to 2003, Mr. Carneal served as Senior Vice President of Operations of Cornerstone, and from 2003 to 2005, served as Executive Vice President and Chief Operating Officer. Mr. Carneal was responsible for overseeing the property management operations of approximately 23,000 apartment units. Prior to joining Cornerstone, Mr. Carneal held management and development positions with several other multifamily property management companies including Trammell Crow Residential. Mr. Carneal received a B.A. degree in History and Government from the University of Virginia.

Gustav G. Remppies has been the Executive Vice President and Chief Investment Officer of our company and our advisor since their formation. Mr. Remppies has also been a managing member of ROC REIT Advisors since 2006. Since July 2007, Mr. Remppies has also served as an Executive Vice President of Residential Management. From 1995 to 2003, Mr. Remppies served as Senior Vice president of Acquisition of Cornerstone, and from 2003 to 2005, served as Executive Vice President and Chief Investment Officer. As such, he was responsible for all acquisitions, dispositions, financing and development for Cornerstone. During this tenure, Mr. Remppies oversaw the acquisition and development of approximately 30,000 apartment units. In addition, he oversaw the placement of over $500 million in debt, both secured and unsecured, with a variety of lenders. He is a graduate of the University of Richmond, where he received a B.S. degree in Business Administration.

Shannon K S Johnson has served as our Chief Financial Officer since April 2006. Ms. Johnson has also served as a Financial Reporting Manager for Grubb & Ellis Realty Investors, LLC, or Grubb & Ellis Realty Investors, since January 2006 and Chief Financial Officer of Grubb & Ellis Healthcare REIT II, Inc., or Grubb & Ellis Healthcare REIT II, since January 2009. Ms. Johnson also served as the Chief Financial Officer of Grubb & Ellis Healthcare REIT, Inc. from August 2006 to March 2009. From June 2002 to January 2006, Ms. Johnson gained public accounting and auditing experience while employed as an auditor with PricewaterhouseCoopers, LLP. Prior to joining PricewaterhouseCoopers, LLP, from September 1999 to June 2002, Ms. Johnson worked as an auditor with Arthur Andersen, LLP, where she worked on the audits of a variety of public and private entities. Ms. Johnson is a Certified Public Accountant and received a B.A. degree in Business-Economics and a minor in Accounting from the University of California, Los Angeles, where she graduated summa cum laude.

Andrea R. Biller has been a director since June 2008 and has also served as our Secretary since April 2009 and from December 2005 to February 2009. She has also served as General Counsel of our advisor since December 2005. She has also served as the General Counsel, Executive Vice President and Secretary of our sponsor since December 2007, and of NNN Realty Advisors, Inc., or NNN Realty Advisors, a wholly owned subsidiary of Grubb & Ellis and our former sponsor, since September 2006 and a director of NNN Realty Advisors since December 2007. She has served as general counsel for Grubb & Ellis Realty Investors since March 2003 and as Executive Vice President since January 2007. Ms. Biller has also served as the Secretary of Residential Management and Grubb & Ellis Securities, Inc., or Grubb & Ellis Securities, since October 2008 and March 2004, respectively. Ms. Biller has also served as the Executive Vice President and Secretary of Grubb & Ellis Healthcare REIT, Inc. since April 2006, the Executive Vice President of Grubb & Ellis Healthcare REIT Advisor, LLC, since July 2006 and as the Executive Vice President and Secretary of Grubb & Ellis Healthcare REIT II since January 2009. Ms. Biller also served as the Secretary and Executive Vice President of G REIT, Inc., from June 2004 and December 2005, respectively, to January 2008, and as the Secretary of T REIT, Inc., from May 2004 to July 2007. Ms. Biller practiced as a private attorney specializing in securities and corporate law from 1990 to 1995 and 2000 to 2002. She practiced at the SEC from 1995 to 2000, including two years as special counsel for the Division of Corporation Finance. Ms. Biller received a B.A. degree in Psychology from Washington University, an M.A. degree in Psychology from Glassboro State University and a J.D. degree from George Mason University School of Law, where she graduated first with distinction. Ms. Biller is a member of the California, Virginia and the District of Columbia State Bar Associations.

Cora Lo has served as our Assistant Secretary since June 2008. Ms. Lo has also served as Senior Corporate Counsel for Grubb & Ellis since December 2007, having served as Senior Corporate Counsel and Securities Counsel for Grubb & Ellis Realty Investors since January 2007 and December 2005, respectively. Ms. Lo has also served as Assistant Secretary of Grubb & Ellis Healthcare REIT II since March 2009. From September 2002 to December 2005, Ms. Lo served as General Counsel of I/OMagic Corporation, a publicly traded company. Prior to September 2002, Ms. Lo practiced as a private attorney specializing in corporate and securities law. Ms. Lo also interned at the SEC, Division of Enforcement, in 1998. Ms. Lo received a B.A. degree in Political Science from the University of California, Los Angeles and a J.D. degree from Boston University. Ms. Lo is a member of the California State Bar Association.

Glenn W. Bunting, Jr. has been an independent director since December 2005. He has been President of American KB Properties, Inc., which develops and manages shopping centers, since 1985. He has been President of G. B. Realty Corporation, which brokers shopping centers and apartment communities, since 1980. Mr. Bunting is a current director of Apple Hospitality Two, Inc., Apple Hospitality Five, Inc. and Apple REIT Six, Inc., and a former director of Cornerstone, where he served on that company’s audit committee. Mr. Bunting received a B.S. degree in Business Administration from Campbell University.

Robert A. Gary, IV has been an independent director since December 2005. He is the chairperson and financial expert for our audit committee. Mr. Gary co-founded Keiter, Stephens, Hurst, Gary and Shreaves, which is an independent certified public accounting firm based in Richmond, Virginia, in 1978, where he has worked since its formation. His accounting practice focuses on general business consulting, employee benefits and executive compensation, and estate planning and administration. Mr. Gary is a former director of Cornerstone where he served as chairperson of the company’s audit committee. He received a B.S. in Accounting from Wake Forest University and an M.B.A. from the University of Virginia’s Darden School. He is a member of the American Institute of Certified Public Accountants and the Virginia Society of Certified Public Accountants.

W. Brand Inlow has been an independent director since December 2005. He is a principal, co-founder, and serves as Director of Acquisitions for McCann Realty Partners, LLC, an apartment investment company focusing on garden apartment communities in the southeast formed in October 2004. Since November 2003, Mr. Inlow has provided professional consulting services to the multifamily industry on matters related to acquisitions, dispositions, asset management and property management operations, and through an affiliation with LAS Realty in Richmond, Virginia conducts commercial real estate brokerage. Mr. Inlow also is President of Jessie’s Wish, Inc., a Virginia non-profit corporation dedicated to awareness, education and financial assistance for patients and families dealing with eating disorders. Mr. Inlow served as President of Summit Realty Group, Inc. in Richmond, Virginia, from September 2001 through November 2003. Prior to joining Summit Realty, from December 1999 to August 2001, he was Vice President of Acquisitions for EEA Realty, LLC in Alexandria, Virginia, where he was responsible for acquisition, disposition, and financing of company assets, which were primarily garden apartment properties. Prior to joining EEA Realty, LLC, from December 1992 to November 1999, Mr. Inlow worked for United Dominion Realty Trust, Inc., a publicly traded REIT, as Assistant Vice President and Senior Acquisition Analyst, where he was responsible for the acquisition of garden apartment communities. Mr. Inlow also serves as a trustee of G REIT Liquidating Trust and as the sole trustee of T REIT Liquidating Trust.

Committees of Our Board of Directors

We have two standing committees of our board of directors, the audit committee and the executive committee. From time to time our board of directors may establish other committees it deems appropriate to address specific areas in more depth than may be possible at a full board meeting, provided that a majority of the members of each committee are independent directors.

Audit Committee.  We have an audit committee which must be comprised of a minimum of three individuals, a majority of whom are independent directors. Currently, the audit committee includes Messrs. Gary, Bunting, and Inlow, all of whom are independent directors. Mr. Gary is designated as the audit committee financial expert and the audit committee chairman. The audit committee:

•	makes recommendations to our board of directors concerning the engagement of independent public accountants;

•	reviews the plans and results of the audit engagement with the independent public accountants;

•	approves professional services provided by, and the independence of, the independent public accountants;

•	considers the range of audit and non-audit fees; and

•	consults with the independent public accountants regarding the adequacy of our internal accounting controls

Executive Committee.  We have an executive committee comprised of Mr. Olander, the chairman, and Messrs. Bunting, Gary and Inlow, our independent directors. The executive committee has all of the powers of the full board of directors except for those that may not be delegated to a committee as provided under the MGCL.

Acquisition Committee.  We currently do not have, but we may have in the future, an acquisition committee comprised of members of our board of directors to approve acquisitions that do not require approval by the full board of directors. Currently, each of our acquisitions must be approved by a majority of our board of directors, including a majority of our independent directors, as being fair and reasonable to our company and consistent with our investment objectives. Properties may be acquired from our advisor or its affiliates or our officers and directors, provided that a majority of our board of directors, including a majority of our independent directors, not otherwise interested in the transaction approve the transaction as being fair and reasonable to our company and at a price to our company no greater than the cost of the property to the affiliate, unless substantial justification exists for a price in excess of the cost to the affiliate and the excess is reasonable.

Compensation Committee.  We currently do not have, but we may have in the future, a compensation committee comprised of a minimum of three directors, including at least two independent directors, to establish compensation strategies and programs for our directors and executive officers. However, at a later date, the compensation committee may exercise all powers of our board of directors in connection with establishing and implementing compensation matters. Stock-based compensation plans will be administered by the board of directors if the members of the compensation committee do not qualify as “non-employee directors” within the meaning of the Securities Exchange Act of 1934, as amended.

Nominating and Corporate Governance Committee.  We do not have a separate nominating and corporate governance committee. We believe that our board of directors is qualified to perform the functions typically delegated to a nominating and corporate governance committee and that the formation of a separate committee is not necessary at this time. Instead, the full board of directors performs functions similar to those which might otherwise normally be delegated to such a committee, including, among other things, developing a set of corporate governance principles, adopting a code of ethics, adopting objectives with respect to conflicts of interest, monitoring our compliance with corporate governance requirements of state and federal law, establishing criteria for prospective members of the board of directors, conducting candidate searches and interviews, overseeing and evaluating the board of directors and our management, evaluating from time to time the appropriate size and composition of the board of directors and recommending, as appropriate, increases, decreases and changes to the composition of the board of directors and formally proposing the slate of directors to be elected at each annual meeting of our stockholders.

Director Compensation

Pursuant to the terms of our director compensation program, which are contained in our 2006 incentive award plan, our independent directors receive the following forms of compensation:

•	Annual Retainer. Our independent directors receive an annual retainer of $15,000.

•	Meeting Fees. Our independent directors receive $1,000 for each board meeting and executive committee meeting attended in person or by telephone, and $500 for each committee meeting, other than an executive committee meeting, attended in person or by telephone, and an additional $2,000 to the audit committee chairman for each audit committee meeting attended in person or by telephone. If a board meeting is held on the same day as a committee meeting, an additional fee will not be paid for attending the committee meeting, except to the audit committee chairman.

•	Equity Compensation. Upon initial election to the board, each independent director receives 1,000 shares of restricted common stock, and an additional 1,000 shares of restricted common stock upon his or her subsequent election each year. The restricted shares vest as to 20.0% of the shares on the date of grant and on each anniversary thereafter over four years from the date of grant.

•	Other Compensation. We reimburse our directors for reasonable out-of-pocket expenses incurred in connection with attendance at meetings, including committee meetings, of our board of directors. Our independent directors do not receive other benefits from us.

Our non-independent directors do not receive any compensation from us.

Executive Officer Compensation

We have no employees and our company’s executive officers are all employees of our advisor and/or its affiliates. Our day-to-day management is performed by our advisor and its affiliates. We do not directly compensate our executive officers for services rendered to us. However, our officers and the executive officers of our advisor are eligible for awards pursuant to our 2006 incentive award plan, which is summarized below. As of the date of this prospectus, no awards have been granted to our executive officers or our advisor’s executive officers pursuant to this plan.

Compensation Committee Interlocks

We do not currently have a compensation committee, and therefore, there are no compensation committee interlocks.

2006 Incentive Award Plan

The following is a summary of the principal features of the 2006 incentive award plan, as amended, or the 2006 plan.

Awards pursuant to the 2006 plan are made in shares of our common stock. Under the terms of the 2006 plan, the aggregate number of shares of our common stock subject to options, restricted stock awards, stock purchase rights, stock appreciation rights, or SARs, and other awards will be no more than 2,000,000 shares, subject to adjustment under specified circumstances.

Awards Pursuant to the 2006 Plan

Our board of directors administers the 2006 plan. The 2006 plan provides that the administrator may grant or issue stock options, SARs, restricted stock, deferred stock, dividend equivalents, performance awards and stock payments, or any combination thereof. Each award is set forth in a separate agreement with the person receiving the award and indicates the type, terms and conditions of the award.

Our officers, employees, consultants and independent directors, as well as the executive officers and key employees of our advisor, are eligible to receive awards pursuant to the 2006 plan. The administrator determines which of our officers, employees, consultants, independent directors and the executive officers and key employees of our advisor will be granted awards.

Nonqualified stock options, or NQSOs, provide for the right to purchase our common stock at a specified price which, except with respect to NQSOs intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, may not be less than fair market value on the date of grant, and usually become exercisable, in the discretion of the administrator, in one or more installments after the grant date. In any event, the exercise price of a NQSO may not be less than 85.0% of the fair market value on the date of grant. The exercisability of the installments of a NQSO may be subject to the satisfaction of individual or company performance criteria established by the administrator. NQSOs may be granted for any term specified by the administrator.

Incentive stock options, or ISOs, are designed to comply with the provisions of Section 422 of the Internal Revenue Code and are subject to certain restrictions contained in the Internal Revenue Code. Among such restrictions, ISOs generally must have an exercise price of not less than the fair market value of a share of our common stock on the date of grant, may only be granted to officers and employees and must expire within ten years from the date of grant. In the case of an ISO granted to an individual who owns, or is deemed to own, at least 10.0% of the total combined voting power of all of our classes of stock, the 2006 plan provides that the exercise price must be at least 110% of the fair market value of a share of our common stock on the date of grant and the ISO must expire within five years from the date of grant.

Restricted stock may be sold to participants at various prices or granted with no purchase price, and may be made subject to such restrictions as may be determined by the administrator. Restricted stock, typically, may be repurchased by us at the original purchase price if the vesting conditions are not met. In general, restricted stock may not be sold or otherwise hypothecated or transferred and will be held in escrow until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and may receive distributions prior to the time the restrictions lapse. Also, distributions on restricted stock may be subject to vesting conditions and restrictions.

Deferred stock may be awarded to participants, typically without payment of consideration, but subject to vesting conditions based on performance criteria established by the administrator. Like restricted stock, deferred stock may not be sold or otherwise hypothecated or transferred until vesting conditions are removed or expire. Unlike restricted stock, deferred stock is not issued until the deferred stock award has vested, and recipients of deferred stock generally have no voting or distribution rights prior to the time when the vesting conditions are satisfied.

SARs may be granted in connection with stock options or separately. SARs granted by the administrator in connection with stock options typically provide for payments to the holder based upon increases in the price of our common stock over the exercise price of the related option, but alternatively may be based upon an exercise price determined by the administrator. Except as required by Section 162(m) of the Internal Revenue Code with respect to any SAR intended to qualify as performance-based compensation, there are no restrictions specified in the 2006 plan on the exercise prices of SARs, although restrictions may be imposed by the administrator in the SAR agreements. The administrator may elect to pay SARs in cash or our common stock or a combination of both.

Distribution equivalents represent the value of the distributions per share paid by us, calculated with reference to the number of shares covered by the stock options, SARs or other awards held by the participant.

Performance awards may be granted by the administrator to officers, employees or consultants based upon, among other things, the achievement of performance goals. Generally, these awards will be based upon specific performance criteria and may be paid in cash or our common stock or a combination of both. Performance awards to officers, employees and consultants may also include bonuses granted by the administrator, which may be payable in cash or our common stock or a combination of both.

Stock payments may be authorized by the administrator in the form of shares of our common stock or an option or other right to purchase our common stock as part of a deferred compensation arrangement in lieu of all or any part of cash compensation, including bonuses, that would otherwise be payable to the officer, employee or consultant. Stock payments may be based on the achievement of performance goals.

The administrator may designate officers and employees as Section 162(m) participants, whose compensation for a given fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Internal Revenue Code. The administrator may grant to Section 162(m) participants options, restricted stock, deferred stock, SARs, dividend equivalents, performance awards, cash bonuses and stock payments that are paid, vest or become exercisable upon the achievement of performance goals for our company, or any subsidiary, division or operating unit of our company related to one or more of the following performance criteria:

•	net income;

•	pre-tax income;

•	operating income;

•	cash flows;

•	earnings per share;

•	earnings before interest, taxes, depreciation and/or amortization;

•	return on equity;

•	return on invested capital or assets;

•	FFO;

•	cost reductions or savings; or

•	appreciation in the fair market value of a share of our common stock.

The maximum number of shares which may be subject to options, stock purchase rights, SARs and other awards granted pursuant to the 2006 plan to any individual in any calendar year may not exceed 250,000 shares. In addition, the maximum amount of cash that may be paid as a cash bonus to any individual in any calendar year is $1,000,000.

Automatic Grants of Restricted Stock to Independent Directors

Each of our current independent directors received an automatic grant of 1,000 shares of restricted stock on July 19, 2006 and an automatic grant of 1,000 shares of restricted stock upon their subsequent election each year. Each person who thereafter is elected as an independent director will receive an automatic grant of 1,000 shares of restricted stock on the date such person is first elected as an independent director and an automatic grant of 1,000 shares of restricted stock upon their subsequent election each year. To the extent allowed by applicable law, the independent directors will not be required to pay any purchase price for these grants of restricted stock. The restricted stock will vest 20.0% at the time of grant and 20.0% on each anniversary thereafter over four years from the date of grant. All restricted stock may receive distributions, whether vested or unvested.

Amendment and Termination of the 2006 Plan

The board of directors may not, without stockholder approval given within 12 months of the board’s action, amend the 2006 plan to increase the number of shares of our common stock that may be issued pursuant to the 2006 plan.

The board of directors may terminate the 2006 plan at any time. The 2006 plan will be in effect until terminated by the board of directors. However, in no event may any award be granted pursuant to the 2006 plan after ten years following the 2006 plan’s effective date. Except as indicated above, the board of directors may modify the 2006 plan from time to time.

Limited Liability and Indemnification of Directors, Officers and Others

Our organizational documents generally limit the personal liability of our stockholders, directors and officers for monetary damages and require us to indemnify and advance expenses to our directors, officers and other agents subject to the limitations of the NASAA Guidelines and Maryland law. Maryland law permits a corporation to include in its charter a provision limiting the liability of directors and officers to the corporation and its stockholders for money damages, except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment and which is material to the cause of action. To the extent that non-mandatory provisions of the MGCL applicable to us conflict with the provisions related to indemnifying and holding harmless our directors, our advisor and its affiliates set forth in the NASAA Guidelines and our charter, the provisions of the NASAA Guidelines and our charter will control. The MGCL allows directors and officers to be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred in connection with a proceeding unless the following can be established:

•	an act or omission of the director or officer was material to the cause of action adjudicated in the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. The MGCL permits a corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

In addition to the above limitations of the MGCL, and as set forth in the NASAA Guidelines, our charter provides that our directors, our advisor and its affiliates may be indemnified or held harmless for losses or liability suffered by them only if all of the following conditions are met:

•	the indemnitee determined, in good faith, that the course of conduct which caused the loss or liability was in our best interest;

•	the indemnitee was acting on our behalf or performing services for us;

•	in the case of affiliated directors, our advisor or its affiliates, the liability or loss was not the result of negligence or misconduct by the party seeking indemnification; and

•	in the case of our independent directors, the liability or loss was not the result of gross negligence or willful misconduct by the party seeking indemnification.

In addition, any indemnification or any agreement to hold harmless is recoverable only out of our net assets and not from our stockholders.

Our charter also provides that we may pay or reimburse reasonable legal expenses and other costs incurred by our directors, our advisor and its affiliates in advance of final disposition of a proceeding only if all of the following are satisfied:

•	the proceeding relates to acts or omissions with respect to the performance of duties or services on our behalf;

•	the indemnitee provides us with written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification;

•	the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement; and

•	the indemnitee provides us with a written agreement to repay the amount paid or reimbursed, together with the applicable legal rate of interest thereon, if it is ultimately determined that he or she did not comply with the requisite standard of conduct and is not entitled to indemnification.

We expect to enter into indemnification agreements with each of our directors and executive officers. Pursuant to the terms of these indemnification agreements, we would indemnify and advance expenses and costs incurred by our directors and executive officers in connection with any claims, suits or proceedings brought against such directors and executive officers as a result of his or her service. However, our indemnification obligation is subject to the limitations set forth in the indemnification agreements and in our charter. We also maintain a directors and officers insurance policy.

The general effect to investors of any arrangement under which any of our controlling persons, directors or officers are insured or indemnified against liability is a potential reduction in distributions resulting from our payment of premiums, deductibles and other costs associated with such insurance or, to the extent any such loss is not covered by insurance, our payment of indemnified losses. In addition, indemnification could reduce the legal remedies available to us and our stockholders against the indemnified individuals; however, this provision does not reduce the exposure of our directors and officers to liability under federal or state securities laws, nor does it limit our stockholder’s ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us or our stockholders, although the equitable remedies may not be an effective remedy in some circumstances.

The SEC takes the position that indemnification against liabilities arising under the Securities Act of 1933, as amended, is against public policy and unenforceable. Indemnification of our directors, our advisor or its affiliates or any person acting as a broker-dealer on our behalf, including our dealer manager, will not be allowed for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged securities law violations;

•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

•	a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in the state in which our securities were offered as to indemnification for violations of securities laws.

Our operating partnership must also indemnify us and our directors and officers and other persons we may designate against damages and other liabilities in our capacity as general partner.

Grubb & Ellis and Grubb & Ellis Realty Investors

Our sponsor, Grubb & Ellis, is headquartered in Santa Ana, California and is one of the nation’s leading commercial real estate services and investment companies. With more than 130 owned and affiliate offices worldwide, Grubb & Ellis offers property owners, corporate occupants and investors comprehensive integrated real estate solutions, including transaction, management, consulting and investment advisory services supported by proprietary market research and extensive local market expertise.

Grubb & Ellis and its subsidiaries are leading sponsors of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including public non-traded real estate investment trusts, real estate investment funds and tax-deferred 1031 tenant in common exchanges. As of September 30, 2008, more than $3.8 billion in investor equity had been raised for these investment programs.

Grubb & Ellis is listed on the New York Stock Exchange under the ticker symbol “GBE.”

Grubb & Ellis Realty Investors, the real estate investment and asset management subsidiary of Grubb & Ellis, offers a diverse line of investment products as well as a full range of services including identification and acquisition of investments, asset and property management, brokerage, leasing, analysis and consultation. As of September 30, 2008, Grubb & Ellis Realty Investors and its affiliates managed a growing portfolio of over 46,000,000 square feet of commercial properties located in more than 30 states, including more than 13,000 apartment units, with a combined value of approximately $6,700,000,000 based on purchase price.

The following individuals serve as the executive officers of Grubb & Ellis, Grubb & Ellis Realty Investors, or other Grubb & Ellis affiliated entities, and, as such, perform services for us.

Name	Age*	Position

Gary H. Hunt	60	Interim Chief Executive Officer and Director of Grubb & Ellis
Richard W. Pehlke	55	Executive Vice President and Chief Financial Officer of Grubb & Ellis
Jacob Van Berkel	48	Executive Vice President, Chief Operating Officer and President, Real Estate Services, of Grubb & Ellis
Andrea R. Biller	59	General Counsel, Executive Vice President and Secretary of Grubb & Ellis; General Counsel and Executive Vice President of Grubb & Ellis Realty Investors; and Secretary of Grubb & Ellis Securities
Jeffrey T. Hanson	38	Executive Vice President, Investment Programs, of Grubb & Ellis; President and Chief Investment Officer of Grubb & Ellis Realty Investors; President and Chief Executive Officer of Realty
Stanley J. Olander, Jr.	54	Executive Vice President, Multifamily Division, of Grubb & Ellis
Dylan Taylor	38	President of Global Client Services of Grubb & Ellis; President of Grubb & Ellis Management Services, Inc.
Kevin K. Hull	42	Chief Executive Officer and President of Grubb & Ellis Securities

*	As of April 21, 2009.

For biographical information regarding Mr. Olander and Ms. Biller, see “— Directors and Executive Officers.” Below is a brief description of the other executive officers of Grubb & Ellis and Grubb & Ellis Realty Investors and other Grubb & Ellis affiliated entities identified above.

Gary H. Hunt was appointed as interim Chief Executive Officer of Grubb & Ellis in July 2008. Previously, Mr. Hunt was appointed to the board of directors of Grubb & Ellis in December 2007 to serve as an independent director. Mr. Hunt also served as an independent director of NNN Realty Advisors from November 2006 to December 2007. Mr. Hunt served as a director of G REIT, Inc. from July 2005 until January 2008, when he began serving as a trustee of G REIT Liquidating Trust. Since 2001, Mr. Hunt has served as managing partner of California Strategies, LLC, a privately held consulting firm that works with large homebuilders, real estate companies and government entities. Prior to serving with California Strategies, LLC, Mr. Hunt was Executive Vice President and served on the board of directors and on the executive committee of the board of directors of The Irvine Company, a privately held company that plans, develops and invests in real estate, for 25 years. He also currently serves on the board of directors of Glenair Inc. and

William Lyon Homes. Mr. Hunt received a Bachelor of Laws degree and a J.D. degree from the Irvine University School of Law.

Richard W. Pehlke has served as the Executive Vice President and Chief Financial Officer of Grubb & Ellis since February 2007. Prior to joining Grubb & Ellis, Mr. Pehlke served as Executive Vice President and Chief Financial Officer and a member of the Board of Directors of Hudson Highland Group, a publicly held global professional staffing and recruiting business, from 2003 to 2005. From 2001 to 2003, Mr. Pehlke operated his own consulting business specializing in financial strategy and leadership development. In 2000, he was Executive Vice President and Chief Financial Officer of ONE, Inc., a privately held software implementation business. Prior to 2000, Mr. Pehlke held senior financial positions in the telecommunications, financial services and food and consumer products industries. He received a B.S. degree in Business Administration — Accounting from Valparaiso University and an M.B.A. degree in Finance from DePaul University.

Jacob Van Berkel has served as the Executive Vice President, Chief Operating Officer and President, Real Estate Services of Grubb & Ellis since February 2008, having served as the Executive Vice President, Human Resources and Operations, of Grubb & Ellis since December 2007 and as Senior Vice President, Human Resources, of NNN Realty Advisors since August 2007. Mr. Van Berkel joined NNN Realty Advisors to oversee the integration of Grubb & Ellis and NNN Realty Advisors. From 2002 until he joined NNN Realty Advisors, Mr. Van Berkel served as the Senior Vice President, Human Resources, of CB Richard Ellis. Including his experience at CB Richard Ellis, he has more than 25 years of experience in human resources. Mr. Van Berkel is responsible for the strategic direction of all Grubb & Ellis human resources initiatives, including training, recruiting, employee relations, compensation and benefits. He received a B.S. degree in Business Administration — Finance from San Diego State University.

Jeffrey T. Hanson has served as the Executive Vice President, Investment Programs, of Grubb & Ellis since December 2007. In addition, he has served as the President and Chief Investment Officer of Grubb & Ellis Realty Investors since December 2007 and January 2007, respectively, and has served as the President and Chief Executive Officer of Realty since July 2006 and as its Chairman of the Board of Directors since April 2007. Mr. Hanson’s responsibilities include managing Grubb & Ellis’ real estate portfolio and directing acquisitions and dispositions nationally for Grubb & Ellis’ public and private real estate programs. He has also served as the Chief Investment Officer of NNN Realty Advisors, a wholly owned subsidiary of Grubb & Ellis, since September 2006 and as a director of NNN Realty Advisors since November 2008. From 1996 to July 2006, Mr. Hanson served as Senior Vice President with Grubb & Ellis Company’s Institutional Investment Group in the firm’s Newport Beach office. While with that entity, he managed investment sale assignments throughout Southern California and other Western U.S. markets for major private and institutional clients. Mr. Hanson is a member of the Sterling College Board of Trustees and formerly served as a member of the Grubb & Ellis President’s Counsel and Institutional Investment Group Board of Advisors. Mr. Hanson received a B.S. degree in Business from the University of Southern California with an emphasis in Real Estate Finance.

Dylan Taylor has served as the President of Global Client Services of Grubb & Ellis since May 2008. He is also the President of the Corporate Services Group of Grubb & Ellis. Mr. Taylor joined Grubb & Ellis in 2005 as Executive Vice President, Regional Managing Director, Corporate Services. He was named President of the Corporate Services Group in October 2007. Prior to joining Grubb & Ellis, Mr. Taylor spent more than five years as Senior Vice President, Corporate Solutions at Jones Lang LaSalle. Earlier, he spent nearly seven years at SAIA Burgess, a global supplier of electronics based in Switzerland, where he rose to become part of the firm’s senior management team. Mr. Taylor received a B.S. degree with honors in Engineering from the University of Arizona and an M.B.A. degree from the University of Chicago.

Kevin K. Hull has served as the Chief Executive Officer and President of Grubb & Ellis Securities since February 2005. From January 2001 to January 2005, Mr. Hull was a senior associate at Dechert LLP, a large international law firm. Mr. Hull began his career in the securities industry in 1988 as an examiner in the Los Angeles office of the Financial Industry Regulatory Authority, or FINRA, and then served in a registered capacity as chief operating officer and chief financial officer of an independent broker-dealer. Mr. Hull is a member of the SIFMA Compliance and Legal Division and holds securities registrations as a general securities principal, financial and operations principal, municipal principal and options principal. Mr. Hull received a B.A. degree in Business Administration from California State University, Fullerton and a J.D. degree from The Catholic University of America, Columbus School of Law. He is a licensed real estate broker in California and is admitted to practice law in California, New York and Massachusetts.

Our Advisor

Our advisor, Grubb & Ellis Apartment REIT Advisor, is primarily responsible for managing our day-to-day business affairs and assets and carrying out our board of directors’ directives. Our advisor is a Virginia limited liability company that was formed in December 2005. Our advisor does not provide management services to any other entities and does not intend to do so in the future. However, there are no limitations in our charter, bylaws or policies prohibiting or limiting our advisor in providing these services to another entity, with the exception of our advisor’s fiduciary duties to us and our right of first opportunity to acquire Class A income-producing apartment communities. Our advisor is affiliated with our company in that several of our officers and directors, Messrs. Olander, Remppies and Carneal, and Ms. Biller, also are indirect owners and officers of our advisor. Mr. Olander and Ms. Biller also own interests in and serve as an officer or key employee of Grubb & Ellis, the parent of Grubb & Ellis Realty Investors, the parent and manager of our advisor, and certain of its affiliates. Our advisor may engage Realty, its affiliated real estate brokerage and management company, or Residential Management, its affiliated property management company, both of which are owned by Grubb & Ellis, to provide a number of services in connection with our properties.

The following table sets forth information with respect to our advisor’s executive officers:

Name	Age*	Position

Stanley J. (“Jay”) Olander, Jr.	54	Chief Executive Officer and President
David L. Carneal	45	Executive Vice President and Chief Operating Officer
Gustav G. Remppies	48	Executive Vice President and Chief Investment Officer

*	As of April 21, 2009.

The background of each of our advisor’s executive officers is described under “— Directors and Executive Officers.”

The Advisory Agreement

Under the terms of the advisory agreement, our advisor generally:

•	is responsible for our day-to-day operations;

•	administers our bookkeeping and accounting functions;

•	serves as our consultant in connection with strategic decisions to be made by our board of directors;

•	manages or causes to be managed our properties and other assets; and

•	renders other property-level services if our board of directors requests.

Our advisor is subject to the supervision of our board of directors and, except as expressly provided in the advisory agreement, has only such additional functions as are delegated to it. In addition, our advisor has a fiduciary duty to our company and its stockholders as provided pursuant to the advisory agreement and our charter.

Expenses.  Our advisor bears the expenses incurred by it in connection with performance of its duties under the advisory agreement, including administrative expenses incurred in supervising, monitoring and inspecting real estate or other assets owned by us, excluding proposed acquisitions, or relating to its performance under the advisory agreement. We will reimburse our advisor for some expenses it incurs, including expenses related to proposed acquisitions and travel expenses. We will not reimburse our advisor at the end of any fiscal quarter for operating expenses that, in the four consecutive fiscal quarters then ended, exceed the greater of 2.0% of our average invested assets or 25.0% of our net income for such year, unless our independent directors find that, based on unusual and non-recurring factors that they deem sufficient, a higher level of expenses is justified. Within 60 days after the end of any fiscal quarter for which our total operating expenses for the trailing twelve-months exceed the greater of 2.0% of our average invested assets or 25.0% of our net income, we will send to our stockholders written disclosure of the excess and an explanation of the factors our independent directors considered in arriving at the conclusion that the higher operating expenses were justified. Any amount exceeding the greater of 2.0% of average invested assets or 25.0% of net income paid to our advisor during a fiscal quarter for which our independent directors do not determine was justified will be repaid to us within 60 days after the end of the fiscal year. If our advisor receives an incentive distribution, net income, for purposes of calculating operating expenses, will exclude any gain from the sale of our assets. This limitation does not apply to our organizational and offering expenses, which have a separate limitation equal to 15.0% of our gross offering proceeds. Our board of directors, including a majority of our independent directors, must determine at least annually that the expenses incurred by our company are reasonable in light of our investment performance, our net assets, our net income and the fees and expenses of other comparable unaffiliated REITs. We bear our own expenses for functions not required to be performed by our advisor under the advisory agreement, which generally include capital raising and financing activities, corporate governance matters and other activities not directly related to our properties and assets.

Term.  The advisory agreement, which was entered into by our company after our board of directors reviewed and evaluated the performance of our advisor and with the approval of a majority of our independent directors, is for a one-year term subject to successive one-year renewals upon the mutual consent of the parties. In determining whether to renew the advisory agreement, our board of directors will re-evaluate the performance of our advisor. The criteria used in such evaluation will be reflected in the minutes of our board of director’s meetings.

The advisory agreement may be terminated by our advisor or a majority of our independent directors upon 60 days prior written notice without cause or penalty.

If the advisory agreement is terminated, the advisory agreement requires our advisor to cooperate with us and take all reasonable steps requested to assist the directors in making an orderly transition of all advisory functions. If the advisory agreement is terminated, our board of directors, including a majority of our independent directors, will determine that any successor advisor possess sufficient qualifications to:

•	perform the advisory function for our company; and

•	justify the compensation provided for in the contract with our company.

If we liquidate all or a portion of our assets, our advisor shall be entitled to compensation pursuant to the “incentive distribution upon sales” described in the “Compensation Table” section of this prospectus. Additionally, if the advisory agreement is terminated in connection with the listing of the shares of our common stock on a national exchange, the advisory agreement provides that our advisor will receive an incentive distribution equal to 15.0% of the amount, if any, by which (1) the market value of our outstanding common stock plus distributions paid by us prior to listing, exceeds (2) the sum of the gross proceeds from the sale of shares of our common stock plus an 8.0% per annum cumulative, non-compounded return on the gross proceeds from the sale of shares of our common stock. A listing for these purposes means the listing of our common stock on a national securities exchange (or tier or segment thereof) that has listing standards that the SEC has determined by rule are substantially similar to the listing standards applicable to securities described in Section 18(b)(1)(A) of the Securities Act of 1933, as amended. Upon our advisor’s receipt of the incentive distribution upon listing, our advisor’s special limited partnership units will be redeemed and our advisor will not be entitled to receive any further incentive distributions upon sales of our properties.

Further, in connection with the termination of the advisory agreement other than due to a listing of the shares of our common stock on a national securities exchange or due to the internalization of our advisor in connection with our conversion to a self-administered REIT, our company may choose to redeem our advisor’s special limited partnership units in our operating partnership, which would entitle it to receive cash, or if agreed by our company and our advisor, shares of common stock of our company or units of limited partnership interest in our operating partnership equal to the amount that would be payable to the advisor pursuant to the “incentive distribution upon sales” described in the “Compensation Table” section of this prospectus if we liquidated all of our assets for their fair market value. Finally, upon the termination of our advisory agreement as a result of the advisor’s internalization into our company, the advisory agreement provides for the appointment of a special committee of our board of directors comprised of all of our independent directors. This special committee will be authorized to engage its own independent financial advisor and/or legal counsel to, among other things, negotiate with the advisor regarding a possible internalization and the compensation payable to the advisor. In determining such compensation, the special committee will consider factors including, but not limited to, our advisor’s performance compared to the performance of other advisors for similar entities that the special committee believes are relevant in making the determination, any available valuations for such advisors and independent legal and financial advice. In addition, our advisor or its affiliates will be entitled to receive acquisition fees for properties acquired with funds raised in this offering, including acquisitions completed after the termination of the advisory agreement, or funded with net proceeds from the sale of a property or real estate-related investment, subject to certain conditions. Any amounts to be paid to our advisor pursuant to the advisory agreement cannot be determined at the present time.

Our Right of First Opportunity.  The advisory agreement gives us the first opportunity to purchase any Class A income-producing multi-family properties placed under contract by our advisor that satisfy our investment objectives, so long as our board of directors votes to make the purchase within seven days of being offered such property by our advisor. If our board of directors does not vote to make such purchase within seven days of being offered such property, the advisor is free to offer such opportunity to any other affiliates or non-affiliates, as it so chooses.

Possible Internalization.  Many REITs that are listed on a national securities exchange are considered “self-administered” because the employees of the REIT perform all significant management functions. In contrast, REITs that are not self-administered, like our company, typically engage a third-party to perform management functions on its behalf. Accordingly, if we apply to have the shares of our common stock listed for trading on a national securities exchange, it may be in our best interest to become self-administered. If our independent directors determine that we should become self-administered, the advisory agreement contemplates the internalization of our advisor into our company and the termination of the advisory agreement, with the consideration in such internalization and for such termination to be determined by our company and our advisor. In the event our advisor is internalized into our company, some of our advisor’s executives may become executives and/or employees of our company. While we would then be relieved of paying fees to our advisor under the advisory agreement, we would be required to pay the salaries of our executives and employees and related costs and expenses formerly absorbed by our advisor under the advisory agreement.

Indemnification.  We have agreed to indemnify our advisor and its managers, members and employees and pay or reimburse reasonable expenses in advance of final disposition of a proceeding with respect to acts or omissions of our advisor, provided that:

•	the indemnified person determined, in good faith, that the course of conduct that caused a loss or liability was in our best interest;

•	the indemnified person was acting on behalf of, or performing services for, our company;

•	such liability or loss was not the result of negligence or misconduct; and

•	such indemnification or agreement to hold harmless is recoverable only out of our net assets and not from our stockholders.

Other Services.  In addition to the services described above to be provided by our advisor and its affiliates, if we request, affiliates of our advisor may provide other property-level services to our company and may receive compensation for such services, including leasing, development, loan origination and servicing, property tax reduction and risk management fees. However, under no circumstances will such compensation for other such services exceed an amount that would be paid to non-affiliated third parties for similar services. A majority of our independent directors must approve all compensation for such other services paid to our advisor or any of its affiliates.

Prior Performance Summary

The “Prior Performance Summary” section beginning on page 77 of the prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:

The information presented in the Prior Performance Summary, or Summary, represents the historical experience of real estate and notes programs managed by the Grubb & Ellis Group through December 31, 2008, unless otherwise indicated. Investors in our company should not assume that they will experience returns, if any, comparable to those experienced by investors in these prior real estate and notes programs.

Prior Investment Programs

Beginning in April 1998 through December 31, 2008, the Grubb & Ellis Group served as an advisor, sponsor or manager to 222 real estate investment programs formed for the purpose of acquiring and operating commercial and residential real estate properties, primarily consisting of retail, office, industrial and medical office buildings, healthcare-related facilities and apartment communities. The programs are either (i) public programs that are required to file reports with the SEC, (ii) private programs that have no public reporting requirements, or (iii) institutional private programs that have no public reporting requirements. From inception through December 31, 2008, the Grubb & Ellis Group sponsored six public real estate programs, 213 private real estate programs and three institutional private programs. The Grubb & Ellis Group has also served as sponsor and manager of four private notes programs.

The information in this section and in the Prior Performance Tables attached to this prospectus as Exhibit A provides relevant summary information concerning real estate programs sponsored by the Grubb & Ellis Group. The Prior Performance Tables set forth information as of the dates indicated regarding certain of these prior programs as to (i) experience in raising and investing funds (Table I); (ii) compensation to the sponsor and its affiliates (Table II); (iii) annual operating results of prior real estate programs (Table III); (iv) results of completed programs (Table IV); and (v) results of sales or disposals of properties (Table V). Additionally, Table VI, which is contained in Part II of the registration statement for this offering and is not part of the prospectus, contains certain additional information relating to properties acquired by the prior real estate programs. We will furnish copies of such table to any prospective investor upon request and without charge. The purpose of this prior performance information is to enable you to evaluate accurately the experience of our advisor and its affiliates in sponsoring similar programs. The following discussion is intended to briefly summarize the objectives and performance of the prior real estate programs and to disclose any material adverse business developments they sustained.

Additionally, from inception through December 31, 2008, the Grubb & Ellis Group entered into five joint ventures to acquire properties and received fees as a result. These joint ventures were entered into by Grubb & Ellis Realty Investors and do not have public reporting requirements. These joint ventures do not have investment objectives and policies similar to this program, and therefore information regarding these joint ventures is not included in the Prior Performance Tables.

Summary Information

Public Programs

The six public programs consist of (i) G REIT, Inc. (as of January 28, 2008, G REIT Liquidating Trust became the successor to G REIT, Inc.), (ii) T REIT, Inc. (as of July 20, 2007, T REIT Liquidating Trust became the successor to T REIT, Inc.), (iii) Grubb & Ellis Healthcare REIT, Inc., (iv) Grubb & Ellis Apartment REIT, Inc., (v) NNN 2002 Value Fund, LLC and (vi) NNN 2003 Value Fund, LLC. From inception through December 31, 2008, the public programs raised gross offering proceeds of approximately $1,450,812,000 from approximately 42,019 investors. From inception through December 31, 2008, the public real estate programs purchased interests in 119 real estate properties amounting to an investment of $2,646,086,000 (the public programs’ aggregate share of the purchase price). Of the 119 properties, 33 were in Texas, 19 in California, nine in Georgia, six in Nevada, five in each of Florida and Indiana, four in each of Arizona and Indiana, three in each of Colorado and Missouri, two in each of Minnesota, Nebraska, North Carolina, North Dakota, Pennsylvania, Tennessee, Utah and Virginia, one in each of Delaware, Illinois, Maryland, New Hampshire, Oklahoma, Oregon and Washington and five in multiple states. Of the 119 properties purchased, based on share of purchase price, 50.6% were office, 27.1% were medical office, 13.3% were residential, 6.9% were healthcare-related facilities, 1.7% were retail, 0.3% were industrial and 0.1% were land. As of December 31, 2008, the Grubb & Ellis Group programs’ interests in 56 of these properties had been sold. Each of the public programs has investment objectives and policies similar to those of this program.

FINRA regulations require that we disclose pertinent facts relating to liquidity of our sponsor’s prior publicly offered programs. G REIT, Inc. and T REIT, Inc. each commenced an orderly liquidation prior to their disclosed anticipated liquidation dates. Grubb & Ellis Apartment REIT, Inc., which commenced its initial public offering on July 19, 2006, and Grubb & Ellis Healthcare REIT, Inc., which commenced its initial public offering on September 20, 2006, have not yet reached their anticipated liquidation dates.

Upon written request, any potential investor may obtain, without charge, the most recent annual report on Form 10-K filed with the SEC by any public program sponsored by our advisor or its affiliates that has reported to the SEC within the last 24 months. For a reasonable fee, those programs will provide copies of any exhibits to such Form 10-K. See Tables III and V under Prior Performance Tables attached to this prospectus as Exhibit A for more information regarding the operating results of the prior public programs sponsored by the Grubb & Ellis Group and information regarding the sales or disposals of properties by these programs.

Private Programs

Beginning in April 1998 through December 31, 2008, the Grubb & Ellis Group has advised 213 private real estate investment programs and four private notes programs. From inception through December 31, 2008, the private programs raised gross offering proceeds of approximately $2,257,188,000 from approximately 10,313 investors. From inception through December 31, 2008, the private programs purchased interests in 225 real estate properties amounting to an investment of approximately $5,967,797,000 (the private programs’ aggregate share of the purchase price). Of the 225 properties, 50 were in Texas, 39 in California, 17 in Nevada, 16 in Georgia, 15 in Florida, 14 in North Carolina, 13 in Colorado, six in each of Kansas and Ohio, five in each of Arizona and Tennessee, four in each of Illinois, Missouri and Wisconsin, three in each of South Carolina and Virginia, two in each of Hawaii, Massachusetts, New Jersey, Oregon, Pennsylvania and South Dakota and one in each of Arkansas, Delaware, Indiana, Louisiana, Maryland, Minnesota, Nebraska, Oklahoma and Washington. Of the 225 properties purchased, based on share of purchase price, 13.3% were residential, 74.9% were office, 5.0% were medical office, 5.4% were retail, 1.3% were industrial and 0.1% were land. As of December 31, 2008, 101 interests in these real estate properties were sold. Each of these private real estate investment and notes programs has investment objectives and policies similar to those of this program.

See Tables III and IV under Prior Performance Tables attached to this prospectus as Exhibit A for more information regarding the operating results of the private real estate investment programs and notes programs sponsored by the Grubb & Ellis Group and information regarding the results of the completed programs. See

Table V under Prior Performance Tables attached to this prospectus as Exhibit A for more information regarding the sales or disposals of properties by the private real estate investment programs.

As of December 31, 2008, 63 private real estate investment programs and three private notes programs, have gone full term. Further information regarding the results of the sales and operations of these programs can be found in Prior Performance Table IV.

In 2008, the Grubb & Ellis Group also sponsored three institutional private programs for extremely high net worth individuals and companies, which are referred to as Wealth Management Programs. Each Wealth Management Program has only one investor, which is generally a limited liability company formed by the high net worth individual or investor. The investor signs an exclusivity agreement with Grubb & Ellis Realty Investors to source and close real estate property acquisitions based on the investor’s investment criteria. Grubb & Ellis Realty Investors receives fees as a result of these transactions. These Wealth Management Programs have raised gross offering proceeds of approximately $193,290,000, and have purchased interests in 15 real estate properties amounting to an investment of approximately $205,129,000 (the Wealth Management Programs’ aggregate share of the purchase price). Of the 15 properties, five were in Illinois, two were in Georgia, two were in Texas, two were in Ohio, two were in Maryland, one was in Colorado and one was in Alabama. Of the 15 properties, based on share of purchase price, 30.6% were retail and 69.4% were office. Each of the Wealth Management Programs has investment objectives and policies similar to those of this program.

See Table III under Prior Performance Tables attached to this prospectus as Exhibit A for more information regarding the operating results of the institutional private programs sponsored by the Grubb & Ellis Group.

In 2006 and 2007, the Grubb & Ellis Group also entered into five joint ventures to acquire properties and received fees as a result. These joint ventures have purchased interests in five real estate properties amounting to an investment of approximately $272,538,000 (aggregate purchase price), of which the Grubb & Ellis Group’s share was $24,123,000. Of the five properties, three were in Texas, one was in Minnesota and one was in Tennessee. Of the five properties, based on share of purchase price, 87.0% were office and 13.0% were mixed use. Since these joint ventures do not have investment objectives similar to those of this program, information regarding such joint ventures is not included in the Prior Performance Tables.

Adverse Business Developments

Certain of the private programs managed by the Grubb & Ellis Group detailed in Prior Performance Table III had cash flow deficiencies and/or distributions to investors that represented returns of capital because the distributions were in excess of cash generated from operations, sales and refinancing. Cash deficiencies after cash distributions shown for various programs in Prior Performance Table III occurred for a variety of reasons, most of which were the result of either (a) the loss of a major tenant and/or a reduction in leasing rates and, as a result, the operating revenues of a program decreased or (b) the program held multiple properties or buildings, some of the properties or buildings were sold and distributions were made that were attributable to the sold properties that exceeded the cash generated by the operations of the remaining properties. Time of rent collections and the payment of expenses affect operating cash flows available after distributions which could cause either excess or deficit cash flows after distributions for a given period. In addition, excess operating cash flows after distributions could have been retained by the program as reserves to fund anticipated and unanticipated future expenditures or to cover reductions in cash flows resulting from the anticipated or unanticipated loss of a tenant. The dramatic increase in construction costs over the last several years paired with the unanticipated loss of a tenant has caused significantly higher tenant improvement costs throughout the various programs.

Many programs have been affected by the current mortgage and credit crisis. The value of properties currently held by three of our public programs in liquidation, G REIT Liquidating Trust, T REIT Liquidating Trust and NNN 2002 Value Fund, LLC, have decreased, thus decreasing the overall liquidation value of each of these entities. The weakening economy has reduced demand for commercial real estate space leading to increased vacancy and declining rental rates. Furthermore, economic challenges have resulted in day-to-day struggles for businesses of all types. This difficult economic environment has forced the Grubb & Ellis Group to extend the hold period of properties held by various programs beyond the projected business plan, causing a reduction in property level reserves and the need for a distribution reduction to replenish the reserves. In 2008, several programs have suffered from the default of tenants, loss of a major tenant, and also reduced leasing rates. Thus, these programs show a cash deficiency and a possible distribution that was a return of capital.

In other circumstances, cash deficiencies were the result of sales of properties for programs either owning multiple properties or multiple buildings constituting a single investment. For example, NNN Pacific Corporate Park 1, LLC, NNN 2000 Value Fund, LLC and Western Real Estate Investment Trust, Inc. own either multiple properties or a multi-building property. When a property or a building is sold and proceeds are distributed to investors, there may be a cash deficiency shown because proceeds are distributed in excess of cash generated by operations.

In some circumstances, such as NNN Highbrook, LLC, equity raised is ear-marked to pay for certain future expenses during the operating period of the program. This occurs in master lease apartment programs when reserves are established from investors’ equity to pay for designated repairs when cash from operations is insufficient to pay for them. Deficit cash flows after distributions and return of capital result as these repair reserves are utilized. In other circumstances, such as NNN 300 Four Falls, LLC, it is anticipated that all equity will not be raised by the time a property is acquired. Mezzanine financing is used to cover the equity funding shortfall at the time of closing. The estimated fees and interest on the mezzanine financing are factored into the equity raise. As expenses related to the mezzanine financing are incurred, they may exceed cash flows generated after distributions, resulting in deficit cash flows and return of capital. In both of these scenarios, deficit cash flows after distributions and return of capital result from paying anticipated expenses from equity funded reserves.

Where distributions are made that exceed the cash flows generated from operations of the programs, the distributions are made either from cash reserves held by the program to be used for distributions, proceeds from the sales or refinancing of properties, distributions of prior years’ excess cash flows or loans from the Grubb & Ellis Group or its affiliates. In cases where there are no reserves, the distribution level may be reduced or stopped. During 2008, NNN 2003 Value Fund, LLC, a public reporting program, suspended cash distributions. In addition, 36 private programs sponsored or managed by the Grubb & Ellis Group decreased, suspended or terminated distributions and 20 private programs sponsored or managed by the Grubb & Ellis Group increased distribution rates. In the first quarter of 2009, the Grubb & Ellis Group continued to believe that a defensive stance was the most prudent course of action and announced decreased distributions for Grubb & Ellis Apartment REIT, Inc., a public program, as well as an additional 42 private programs, a further reduction of distributions for two previously reduced private programs and increased distributions for three private programs.

During 2008, the Grubb & Ellis Group advanced $48,756,000 to certain private real estate investment programs that it sponsors and/or manages. Advances to these programs occurred for a variety of reasons, most of which were the result of capital improvements, leasing costs, tenant improvements and costs for acquisition closings for programs in which the equity had not been fully raised at the time of closing.

Acquisitions of Properties

During 2006, 2007 and 2008, Grubb & Ellis Group-sponsored programs acquired 159 properties, for which the property type, location and method of financing are summarized below. More detailed descriptions of these acquisitions are set forth in Table VI of Part II of the registration statement for this offering, which is not a part of this prospectus. We will furnish copies of such table to any prospective investor upon request and without charge.

No. of
Property Type	Properties

Industrial	1
Office	56
Medical Office	42
Apartment Communities	40
Retail	13
Healthcare Related Facilities	5
Mixed Use	2
Land	—

Total	159

No. of
Location	Properties

Alabama	1
Arizona	5
Arkansas	1
California	7
Colorado	4
Delaware	1
Florida	7
Georgia	22
Illinois	7
Indiana	6
Kansas	1
Louisiana	1
Maryland	3
Massachusetts	2
Minnesota	3
Missouri	4
Multi State	5
Nevada	2
New Hampshire	1
New Jersey	2
North Carolina	11
Ohio	12
Oklahoma	1
Oregon	1
Pennsylvania	2
South Carolina	4
Tennessee	4
Texas	31
Utah	1
Virginia	4
Wisconsin	3

Total	159

No. of
Method of Financing	Properties

All Debt	—
All Cash	37
Combination of cash and debt	122

Total	159

Experts

The “Experts” section on page 186 of the prospectus is superseded in its entirety with the following:

The consolidated financial statements and the related financial statement schedule of Grubb & Ellis Apartment REIT, Inc. and subsidiaries incorporated in this prospectus by reference from Grubb & Ellis Apartment REIT, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The statement of revenues and certain expenses of Canyon Ridge Apartments for the year ended December 31, 2007 incorporated by reference herein has been audited by KMJ Corbin & Company LLP, an independent audit firm, as indicated in their report with respect thereto, and is incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

Incorporation of Certain Information by Reference

The “Incorporation of Certain Information by Reference” section on page 187 of the prospectus is superseded in its entirety with the following:

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the Securities and Exchange Commission, or SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. You may read and copy any document we have electronically filed with the SEC at the SEC’s public reference room in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference room. In addition, any document we have electronically filed with the SEC is available at no cost to the public over the Internet at the SEC’s website at www.sec.gov. You can also access documents that are incorporated by reference into this prospectus at the website maintained by our sponsor, www.gbe-reits.com/apartment/. The contents of that website are not incorporated by reference in, or otherwise a part of, this prospectus.

The following documents filed with the SEC are incorporated by reference in this prospectus, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC on March 24, 2009; and

•	Current Reports on Form 8-K and Form 8-K/A filed with the SEC on November 26, 2008, February 12, 2009, March 18, 2009 and April 6, 2009.

We will provide to each person to whom this prospectus is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus, as supplemented, but not delivered with this prospectus. To receive a free copy of any of the reports or documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, write or call us at 1551 N. Tustin Avenue, Suite 300, Santa Ana, California 97205, (714) 667-8252. The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

EXHIBIT A

PRIOR PERFORMANCE TABLES

The following Prior Performance Tables, or Tables, provide information relating to real estate investment and notes programs sponsored by NNN Realty Advisors, Inc. our former sponsor and a wholly owned subsidiary of our current sponsor, Grubb & Ellis Company, or Grubb & Ellis, and Grubb & Ellis Realty Investors, LLC, an indirect wholly owned subsidiary of Grubb & Ellis, or collectively, the Grubb & Ellis Group, through December 31, 2008. Beginning in April 1998 through December 31, 2008, the Grubb & Ellis Group has served as advisor, sponsor or manager of 222 real estate investment programs, consisting of: (i) six public programs required to file public reports with the SEC; and (ii) 213 private real estate investment programs and three institutional private programs that have no public reporting requirements. Beginning in April 1998 through December 31, 2008, the Grubb & Ellis Group has also sponsored four private notes programs. The investment objectives of the public reporting companies have certain investment objectives similar to ours, including the acquisition and operation of commercial properties; the provision of stable cash flow available for distribution to our stockholders; preservation and protection of capital; and the realization of capital appreciation upon the ultimate sale of our properties. One difference in investment objectives between us and the public companies is the focus on a particular type or asset class of commercial property. In particular: G REIT, Inc. focused on government-oriented office properties; T REIT, Inc. focused on commercial properties located in tax free states; Grubb & Ellis Healthcare REIT, Inc. focuses on medical office buildings, healthcare-related facilities and quality commercial office properties; NNN 2002 Value Fund, LLC focused on investments in three office properties; and NNN 2003 Value Fund, LLC focused on value-added properties in asset classes that include office properties and undeveloped land. Our focus is on apartment communities.

The private real estate programs sponsored by the Grubb & Ellis Group also had as their primary investment objective the acquisition, ownership, operation and eventual sale of real estate. While we intend to continue to qualify as a REIT that invests in a diversified portfolio of real estate and real estate-related investments, the private real estate programs were either structured for the purpose of selling undivided tenant in common interests in a single property through a limited liability company or structured to acquire one or more properties, generally through a limited liability company formed by an extremely high net worth individual or group.

As a prospective investor, you should read these Tables carefully together with the summary information concerning the prior programs as set forth in the “Prior Performance Summary” section of this prospectus.

As an investor in our company, you will not own any interest in the prior programs and should not assume that you will experience returns, if any, comparable to those experienced by investors in the prior programs.

Our advisor is owned and managed by Grubb & Ellis Realty Investors, LLC. Our advisor is responsible for managing our day-to-day business affairs and assets, administering our bookkeeping and accounting functions, serving as our consultant in connection with strategic decisions to be made by our board of directors, managing or causing to be managed our properties, and rendering other property level services as our board of directors deems necessary. The financial results of the prior programs thus may provide some indication of our advisor’s performance of its obligations during the periods covered. However, general economic conditions affecting the real estate industry and other factors contribute significantly to financial results.

The following tables are included herein:

Table I — Experience in Raising and Investing Funds (Unaudited)
Table II — Compensation to Sponsor (Unaudited)
Table III — Operating Results of Prior Programs by Year (Unaudited)
Table IV — Results of Completed Programs (Unaudited)
Table V — Sales or Disposals of Properties (Unaudited)

Past performance is not necessarily indicative of future performance.

Additional information relating to the acquisition of properties by the prior programs is contained in Table VI, which is included in the registration statement which our company has filed with the SEC. We will provide to you copies of any or all information concerning the prior programs at no charge upon request.

The Grubb & Ellis Group presents the data in Prior Performance Table III for each program on either a “GAAP basis” or an “income tax basis” depending on the reporting requirements of the particular program. In compliance with the SEC reporting requirements, the Table III presentation of Revenues, Expenses and Net Income for the public programs has been prepared and presented by the Grubb & Ellis Group in conformity with accounting principles generally accepted in the Unites States of America, or GAAP, which incorporate accrual basis accounting. The Grubb & Ellis Group presents Table III for all private programs on an income tax basis (which can in turn be presented on either a cash basis or accrual basis), specifically, the private programs are presented on a cash basis except for Western Real Estate Investment, Inc. and the four notes programs, which are presented on an accrual basis, as the only applicable reporting requirement is for the year-end tax information provided to each investor. The Table III data for all other private programs (which are generally formed using LLCs) are prepared and presented by the Grubb & Ellis Group in accordance with the cash method of accounting for income tax purposes. This is because most, if not all, of the investors in these private programs are individuals required to report to the Internal Revenue Service using the cash method of accounting for income tax purposes, and the LLCs are required to report on this basis when more than 50.0% of their investors are taxpayers that report using the cash method of accounting for income tax purposes. When GAAP-basis affiliates invest in a private program, as in a Complex Ownership Structure, the ownership presentation in the tables is made in accordance with the cash method of accounting for income tax purposes. This presentation is made for consistency and to present results meaningful to the typical individual investor that invests in an LLC.

While SEC rules and regulations allow the Grubb & Ellis Group to record and report results for its private programs on an income tax basis, investors should understand that the results of these private programs may be different if they were reported on a GAAP basis. Some of the major differences between GAAP accounting and income tax accounting (and, where applicable, between cash basis and accrual basis income tax accounting) that impact the accounting for investments in real estate are described in the following paragraphs:

•	The primary difference between the cash method of accounting and accrual method (both GAAP and the accrual method of accounting for income tax purposes) is that the cash method of accounting generally reports income when received and expenses when paid while the accrual method generally requires income to be recorded when earned and expenses recognized when incurred.

•	GAAP requires that, when reporting lease revenue, the minimum annual rental revenue be recognized on a straight-line basis over the term of the related lease, whereas the cash method of accounting for income tax purposes requires recognition of income when cash payments are actually received from tenants, and the accrual method of accounting for income tax purposes requires recognition of income when the income is earned pursuant to the lease contract.

•	GAAP requires that when an asset is considered held for sale, depreciation ceases to be recognized on that asset, whereas for income tax purposes, depreciation continues until the asset either is sold or is no longer in service.

•	GAAP requires that when a building is purchased certain intangible assets and liabilities (such as above-and below-market leases, tenant relationships and in place lease costs) are allocated separately from the building and are amortized over significantly shorter lives than the depreciation recognized on the building. These intangible assets and liabilities are not recognized for income tax purposes and are not allocated separately from the building for purposes of tax depreciation.

•	GAAP requires that an asset is considered impaired when the carrying amount of the asset is greater than the sum of the future undiscounted cash flows expected to be generated by the asset, and an impairment loss must then be recognized to decrease the value of the asset to its fair value. For income tax purposes, losses are generally not recognized until the asset has been sold to an unrelated party or otherwise disposed of in an arm’s length transaction.

Past performance is not necessarily indicative of future performance.

TABLE II
COMPENSATION TO SPONSOR (UNAUDITED)
PUBLIC PROGRAMS
December 31, 2008

Table II presents the types of compensation paid to the Grubb & Ellis Group and its affiliates in connection with prior programs with offerings that closed in the three years prior to December 31, 2008. As of December 31, 2008, there were six public programs which paid compensation to the Grubb & Ellis Group and its affiliates. Property management fees, asset management fees, acquisition fees, disposition fees, refinancing fees and leasing commissions are presented for consolidated properties at 100% of the amount incurred by the property on a GAAP basis. Consolidated property information has not been adjusted for the respective entities for affiliated ownership percentages. Additionally, unconsolidated properties information is not included in the tabular presentation.

	Other Programs
			NNN 2003			NNN 2002		Grubb & Ellis Apartment		Grubb & Ellis Healthcare		Total
	G REIT, Inc.(1)		Value Fund, LLC	T REIT, Inc(2)		Value Fund, LLC		REIT, Inc.		REIT, Inc.		All Programs

Date Offering Commenced	7/22/2002		7/11/2003	2/22/2000		5/15/2002		7/19/2006		9/20/2006
Dollar Amount Raised	$437,315,000		$50,000,000	$46,395,000		$29,799,000		$149,905,000	(3)	$737,398,000	(3)	$1,450,812,000

Amounts Paid to Sponsor from Proceeds of Offering(4):
Selling Commissions to Selling Group Members	$30,443,000		$3,898,000	$3,576,000		$2,089,000		$10,364,000		$50,875,000		$101,245,000
Marketing Support & Due Diligence Reimbursement	10,818,000		1,251,000	671,000		2,005,000		3,749,000		18,410,000		36,904,000
Organization & Offering Expenses	3,036,000		1,394,000	860,000		249,000		2,251,000		8,800,000		16,590,000
Due Diligence Allowance	—		—	—		—		141,000		181,000		322,000
Loan Fees	—		—	—		1,000		—		—		1,000
Acquisition Fees	—		1,783,000	—		1,192,000		—		—		2,975,000

Totals	$44,297,000		$8,326,000	$5,107,000		$5,536,000		$16,505,000		$78,266,000		$158,037,000

Amounts Paid to Sponsor at Acquisition for Real Estate
Acquisition Fees	$—		$1,612,000	$—		$—		$10,217,000		$28,479,000		$40,308,000

Dollar Amount of Cash Generated from Operations
Before Deducting Payments to Sponsor	$11,997,000	(5)	$(7,755,000)	$493,000	(6)	$—	(7)	$9,218,000		$39,925,000		$53,878,000

Amounts Paid to Sponsor from Operations — Year 2006:
Property Management Fees	$4,811,000		$596,000	$84,000		$—		$24,000		$—		$5,515,000
Asset Management Fees	—		—	265,000		—		—		—		265,000
Leasing Commissions	3,705,000		947,000	—		—		—		—		4,652,000

Totals	$8,516,000		$1,543,000	$349,000		$—		$24,000		$—		$10,432,000

Amounts Paid to Sponsor from Operations — Year 2007:
Property Management Fees	$1,658,000		$403,000	$—		$—		$489,000		$591,000		$3,141,000
Asset Management Fees	—		—	82,000		—		950,000		$1,590,000		2,622,000
Leasing Commissions	1,114,000		856,000	—		—		—		$265,000		2,235,000

Totals	$2,772,000		$1,259,000	$82,000		$—		$1,439,000		$2,446,000		$7,998,000

Amounts Paid to Sponsor from Operations — Year 2008:
Property Management Fees	$466,000		$547,000	$—		$—		$1,129,000		$2,372,000		$4,514,000
Asset Management Fees	—		—	62,000		—		2,563,000		$6,177,000		8,802,000
Leasing Commissions	243,000		303,000	—		—		—		$1,248,000		1,794,000

Totals	$709,000		$850,000	$62,000		$—		$3,692,000		$9,797,000		$15,110,000

Amounts Paid to Sponsor from Property Sales and Refinancings:
Disposition Fees	$12,399,000		$982,000	$1,317,000		$—		$—		$—		$14,698,000
Incentive Fees	—		—	—		—		—		—		—
Construction Management Fees	—		89,000	—		—		—		—		89,000
Refinancing Fees	—		118,000	—		—		—		—		118,000

Totals	$12,399,000		$1,189,000	$1,317,000		$—		$—		$—		$14,905,000

(1)	Includes amounts paid by G REIT Liquidating Trust, successor of G REIT, Inc. as of January 22, 2008.

(2)	Includes amounts paid by T REIT Liquidating Trust, successor of T REIT, Inc. as of July 20, 2007.

(3)	Amount is as of December 31, 2008 as the offering has not closed. Such amount excludes amounts issued under the distribution reinvestment plan.

(4)	These figures are cumulative from inception through December 31, 2008.

(5)	Amount for G REIT, Inc. represents no cash generated from operations due to the adoption of the liquidation basis of accounting as of December 31, 2005, plus payments to the sponsor from operations for the three years ended December 31, 2008.

(6)	Amount for T REIT, Inc. represents no cash generated from operations due to the adoption of the liquidation basis of accounting as of June 30, 2005, plus payments to the sponsor from operations for the three years ended December 31, 2008.

(7)	Amount for NNN 2002 Value Fund, LLC represents no cash generated from operations due to the adoption of liquidation basis of accounting as of August 31, 2005, plus payments to the sponsor from operations for the three years ended December 31, 2008.

TABLE III
OPERATING RESULTS OF PRIOR PROGRAMS BY YEAR (UNAUDITED)
PUBLIC PROGRAMS
G REIT, INC.

Table III presents operating results for programs which have closed their offerings during each of the five years ended December 31, 2008.

	Years Ended December 31,
	2005(4)	2004	Total

Gross Revenues	$—	$—	$—
Profit on Sale of Properties	10,682,000	980,000	11,662,000
Interest, Dividends & Other Income	445,000	332,000	777,000
Gain on Sale of Marketable Securities	440,000	251,000	691,000
Equity in Earnings (Loss) of Unconsolidated Real Estate	1,337,000	(604,000)	733,000
Income (Loss) from Discontinued Operations	(4,215,000)	1,225,000	(2,990,000)
Less:
Operating Expenses	—	—	—
General and Administrative Expenses	4,006,000	2,419,000	6,425,000
Interest Expense(1)	2,054,000	1,243,000	3,297,000
Depreciation & Amortization	—	—	—
Minority Interest	—	—	—
Income Taxes	—	398,000	398,000

Net Income (Loss) — GAAP Basis	$2,629,000	$(1,876,000)	$753,000

Taxable Income (Loss) From:
Operations	2,511,000	11,273,000	13,784,000
Gain on Sale	11,963,000	251,000	12,214,000
Cash Generated From (Used By):
Operating Activities	19,697,000	39,905,000	59,602,000
Investing Activities	80,432,000	(563,218,000)	(482,786,000)
Financing Activities(2)	(76,789,000)	552,058,000	475,269,000

Cash Generated From (Used By) Operations, Investing & Financing	23,340,000	28,745,000	52,085,000
Less: Cash Distributions From:
Operating Activities — to Investors	19,023,000	26,335,000	45,358,000
Operating Activities — to Minority Interest	674,000	376,000	1,050,000
Investing & Financing Activities	—	—	—
Other (return of capital)	13,865,000	—	13,865,000

Cash Generated (Deficiency) after Cash Distributions	(10,222,000)	2,034,000	(8,188,000)
Less: Special Items (not including Sales & Refinancing)	—	—	—

Cash Generated (Deficiency) after Cash Distributions and Special Items	$(10,222,000)	$2,034,000	$(8,188,000)

TABLE III
OPERATING RESULTS OF PRIOR PROGRAMS BY YEAR (UNAUDITED) — (Continued)
PUBLIC PROGRAMS
G REIT, INC.

	Years Ended December 31,
	2005(4)	2004

Tax and Distribution Data Per $1,000 Invested
Federal Income Tax Results:
Ordinary Income (Loss)
— from operations	$5.72	$30.19
— from recapture	—	—
Capital Gain (Loss)	27.27	0.67
Cash Distributions to Investors(3):
Sources (on GAAP basis):
— Operating Activities	43.37	70.54
— Investing & Financing Activities	—	—
— Other (Return of Capital)	31.61	—
Sources (on Cash basis):
— Sales	—	—
— Investing & Financing Activities	—	—
— Operations	43.37	70.54
— Other (Return of Capital)	$31.61	$—

(1) Includes amortization of deferred financing costs.
(2) Includes proceeds from issuance of common stock — net of $236,109,000 for the year ended December 31, 2004.
(3) Cash Distributions per $1,000 invested excludes distributions to minority interests.
(4) The program adopted the liquidation basis of accounting as of December 31, 2005 and for all subsequent periods.

TABLE III
OPERATING RESULTS OF PRIOR PROGRAMS BY YEAR (UNAUDITED)
PUBLIC PROGRAMS
NNN 2003 VALUE FUND, LLC

Table III presents operating results for programs which have closed their offerings during the five years ended December 31, 2008.

	Years Ended December 31,
	2008		2007	2006	2005	2004	Total

Gross Revenues	$3,087,000		$2,965,000	$766,000	$776,000	$653,000	$8,247,000
Profit on Sale of Properties	—		9,702,000	7,056,000	5,802,000	—	22,560,000
Interest, Dividends & Other Income	(697,000	)(1)	545,000	523,000	416,000	86,000	873,000
(Loss) Gain on Sale of Marketable Securities	(808,000)		12,000	134,000	344,000	—	(318,000)
Equity in Earnings (Loss) of Unconsolidated Real Estate	(1,031,000)		(1,421,000)	(1,139,000)	2,510,000	(682,000)	(1,763,000)
Income (Loss) from Discontinued Operations	(16,163,000)		(4,164,000)	(4,431,000)	253,000	(145,000)	(24,650,000)
Less:
Operating Expenses	8,458,000	(2)	1,871,000	909,000	971,000	1,084,000	13,293,000
General and Administrative Expenses	788,000		1,050,000	709,000	1,272,000	339,000	4,158,000
Interest Expense(3)	2,314,000		2,046,000	560,000	447,000	638,000	6,005,000
Depreciation & Amortization	1,956,000		1,950,000	342,000	332,000	286,000	4,866,000
Minority Interest	(246,000)		(107,000)	8,000	166,000	(133,000)	(312,000)
Income Taxes	—		—	—	—	—	—

Net Income (Loss) — GAAP Basis	$(28,882,000)		$829,000	$381,000	$6,913,000	$(2,302,000)	$(23,061,000)

Taxable Income (Loss) From:
Operations	5,267,000		(6,336,000)	(1,954,000)	95,000	680,000	(2,248,000)
(Loss) Gain on Sale	(814,000)		8,540,000	5,952,000	3,354,000	—	17,032,000
Cash Generated From (Used By):
Operating Activities	(2,600,000)		(4,018,000)	(4,789,000)	238,000	2,476,000	(8,693,000)
Investing Activities	352,000		(17,530,000)	15,867,000	(64,529,000)	(45,158,000)	(110,998,000)
Financing Activities	(1,591,000)		33,255,000	(12,015,000)	70,050,000	52,269,000	141,968,000

Cash Generated From (Used By) Operations, Investing & Financing	(3,839,000)		11,707,000	(937,000)	5,759,000	9,587,000	22,277,000
Less: Cash Distributions From:
Operating Activities — to Investors	—		—	—	—	1,908,000	1,908,000
Operating Activities — to Minority Interest	—		—	—	238,000	408,000	646,000
Investing & Financing Activities	—		—	—	—	—	—
Other (return of capital)(4),(5)	2,910,000		4,143,000	9,179,000	4,657,000	—	20,889,000

Cash Generated (Deficiency) after Cash Distributions	(6,749,000)		7,564,000	(10,116,000)	864,000	7,271,000	(1,166,000)
Less: Special Items (not including Sales & Refinancing)	—		—	—	—	—	—

Cash Generated (Deficiency) after Cash Distributions and Special Items	$(6,749,000)		$7,564,000	$(10,116,000)	$864,000	$7,271,000	$(1,166,000)

TABLE III
OPERATING RESULTS OF PRIOR PROGRAMS BY YEAR (UNAUDITED) — (Continued)
PUBLIC PROGRAMS
NNN 2003 VALUE FUND, LLC

	Years Ended December 31,
	2008	2007	2006	2005	2004

Tax and Distribution Data Per $1,000 Invested
Federal Income Tax Results:
Ordinary Income (Loss)
— from operations	$105.66	$(127.10)	$(39.17)	$1.90	$22.09
— from recapture	—	—	—	—	—
Capital Gain (Loss)	(16.33)	171.31	119.33	67.08	—
Cash Distributions to Investors(6):
Sources (on GAAP basis):
— Operating Activities	—	—	—	—	61.97
— Investing & Financing Activities	—	—	—	—	—
— Other (Return of Capital)	58.34	82.05	120.23	69.86	—
Sources (on Cash basis):
— Sales	—	—	—	—	—
— Investing & Financing Activities	—	—	—	—	—
— Operations	—	—	—	—	61.97
— Other (Return of Capital)	$58.34	$82.05	$120.23	$69.86	$—

(1)	Includes $900,000 of investment related impairments.

(2)	Includes $6,400,000 of real estate related impairments.

(3)	Includes amortization of deferred financing costs.

(4)	Includes cash distributions of $2,000, $53,000, $3,182,000 and $1,164,000 to minority interests for the year ended December 31, 2008, 2007, 2006 and 2005, respectively.

(5)	Pursuant to NNN 2003 Value Fund, LLC’s Operating Agreement, cash proceeds from capital transactions are first treated as a return of capital.

(6)	Cash Distributions per $1,000 invested excludes distributions to minority interests.

TABLE V
SALES OR DISPOSALS OF PROPERTIES (UNAUDITED)
PUBLIC PROGRAMS
December 31, 2008

Table V presents the sales or disposals of properties in prior public programs in the three years prior to December 31, 2008.

								Cost of Properties
	Selling Price, Net of Closing Costs & GAAP Adjustments							Including Closing & Soft Costs					Excess
					Purchase				Total				(Deficiency)
			Cash		Money	Adjustments			Acquisition				of Property
			Received		Mortgage	Resulting			Costs, Capital				Operating
			Net of	Mortgage	Taken	from		Original	Improvements,		Gain (loss)		Cash Receipts
	Date	Date	Closing	Balance at	Back By	Application		Mortgage	Closing &		on sale of		Over Cash
Property	Acquired	of Sale(1)	Costs(2)	Time of Sale	Program(3)	of GAAP	Total(14)	Financing	Soft Costs(4)	Total	Investment		Expenditures

T REIT, Inc.
Reno Trademark Building(5)	Sep-01	Jan-06	$2,310,000	$1,778,000	N/A	N/A	$4,088,000	$1,080,000	$1,728,000	$2,808,000	$1,280,000	(13)	N/A
Oakey Building(6)	Apr-04	Jan-06	$917,000	$863,000	N/A	N/A	$1,780,000	$392,000	$808,000	$1,200,000	$580,000	(13)	N/A
University Heights	Aug-02	Jan-06	$2,765,000	$4,209,000	N/A	N/A	$6,974,000	$—	$6,518,000	$6,518,000	$456,000	(13)	N/A
AmberOaks Corporate Center(7)	Jan-04	Jun-06	$12,167,000	$11,229,000	N/A	N/A	$23,396,000	$11,250,000	$2,260,000	$13,510,000	$9,886,000	(13)	N/A
Titan Building & Plaza(8)	Apr-02	Jul-06	$3,725,000	$2,862,000	N/A	N/A	$6,587,000	$2,910,000	$1,279,000	$4,189,000	$2,398,000	(13)	N/A
Enclave Parkway	Dec-03	Jun-07	$725,000	$743,000	N/A	N/A	$1,468,000	$779,000	$302,000	$1,081,000	$387,000	(13)	N/A

G REIT, Inc.
600 B Street (Comerica)(9)	Jun-04	Jul-06	$91,730,000	$—	N/A	N/A	$91,730,000	$56,057,000	$11,638,000	$67,695,000	$24,035,000	(13)	N/A
Hawthorne Plaza	Apr-04	Sep-06	$68,261,000	$51,719,000	N/A	N/A	$119,980,000	$62,750,000	$27,274,000	$90,024,000	$29,956,000	(13)	N/A
AmberOaks Corporate Center	Jan-04	Sep-06	$27,584,000	$18,050,000	N/A	N/A	$45,634,000	$14,250,000	$20,455,000	$34,705,000	$10,929,000	(13)	N/A
Brunswig Square	Apr-04	Oct-06	$9,639,000	$15,543,000	N/A	N/A	$25,182,000	$15,830,000	$7,327,000	$23,157,000	$2,025,000	(13)	N/A
Centerpoint Corporate Park	Dec-03	Oct-06	$33,707,000	$40,000,000	N/A	N/A	$73,707,000	$25,029,000	$28,139,000	$53,168,000	$20,539,000	(13)	N/A
5508 Highway 290 West	Sep-02	Nov-06	$(862,000)	$9,588,000	N/A	N/A	$8,726,000	$6,700,000	$2,026,000	$8,726,000	$—	(13)	N/A
Department of Children and Families Campus	Apr-03	Nov-06	$2,898,000	$8,881,000	N/A	N/A	$11,779,000	$7,605,000	$3,004,000	$10,609,000	$1,170,000	(13)	N/A
Public Ledger Building	Feb-04	Nov-06	$13,933,000	$24,520,000	N/A	N/A	$38,453,000	$25,000,000	$12,171,000	$37,171,000	$1,282,000	(13)	N/A
Atrium Building	Jan-03	Dec-06	$(219,000)	$3,448,000	N/A	N/A	$3,229,000	$2,200,000	$2,171,000	$4,371,000	$(1,142,000	)(13)	N/A
Gemini Plaza	May-03	Dec-06	$5,633,000	$10,089,000	N/A	N/A	$15,722,000	$9,815,000	$3,178,000	$12,993,000	$2,729,000	(13)	N/A
Two Corporate Plaza	Nov-02	Jan-07	$7,127,000	$9,633,000	N/A	N/A	$16,760,000	$10,160,000	$3,051,000	$13,211,000	$3,549,000	(13)	N/A
One World Trade Center	Dec-03	Mar-07	$54,165,000	$90,000,000	N/A	N/A	$144,165,000	$77,000,000	$33,144,000	$110,144,000	$34,021,000	(13)	N/A
One Financial Plaza	Aug-04	Mar-07	$11,487,000	$23,870,000	N/A	N/A	$35,357,000	$23,870,000	$8,657,000	$32,527,000	$2,830,000	(13)	N/A
824 Market Street	Oct-03	Jun-07	$16,636,000	$18,230,000	N/A	N/A	$34,866,000	$—	$35,813,000	$35,813,000	$(947,000	)(13)	N/A
North Belt Corporate Center	Apr-04	Jun-07	$6,952,000	$9,731,000	N/A	N/A	$16,683,000	$—	$14,208,000	$14,208,000	$2,475,000	(13)	N/A
Opus Plaza at Ken Caryl	Sep-05	Jul-07	$3,207,000	$6,700,000	N/A	N/A	$9,907,000	$6,700,000	$3,612,000	$10,312,000	$(405,000	)(13)	N/A
Madrona Buildings	Mar-04	Aug-07	$15,034,000	$32,901,000	N/A	N/A	$47,935,000	$28,458,000	$16,907,000	$45,365,000	$2,570,000	(13)	N/A
Eaton Freeway Industrial Park	Oct-05	Sep-07	$2,326,000	$5,000,000	N/A	N/A	$7,326,000	$5,000,000	$2,885,000	$7,885,000	$(559,000	)(13)	N/A
North Pointe Corporate Center(10)	Aug-03	Sep-07	$23,007,000	$—	N/A	N/A	$23,007,000	$15,600,000	$8,213,000	$23,813,000	$(806,000	)(13)	N/A
Bay View Plaza	Jul-03	Nov-07	$3,828,000	$5,577,000	N/A	N/A	$9,405,000	$—	$11,602,000	$11,602,000	$(2,197,000	)(13)	N/A
Pax River Office Park	Aug-04	Mar-08	$13,984,000	$—	N/A	N/A	$13,984,000	$—	$13,934,000	$13,934,000	$50,000	(13)	N/A

NNN 2003 Value Fund, LLC
Oakey Building(11)	Apr-04	Jan-06	$7,052,000	$6,639,000	N/A	N/A	$13,691,000	$3,016,000	$5,132,000	$8,148,000	$5,543,000		N/A
3500 Maple(12)	Dec-05	Oct-06	$21,726,000	$46,530,000	N/A	N/A	$68,256,000	$57,737,000	$9,346,000	$67,083,000	$1,173,000		N/A
Interwood	Jan-05	Mar-07	$4,900,000	$5,500,000	N/A	N/A	$10,400,000	$5,500,000	$2,223,000	$7,723,000	$2,677,000		N/A
Daniels Road land parcel	Oct-05	Mar-07	$1,193,000	$—	N/A	N/A	$1,193,000	$—	$736,000	$736,000	$457,000		N/A
Woodside Corporate Park	Sep-05	Dec-07	$11,257,000	$16,754,000	N/A	N/A	$28,011,000	$15,915,000	$5,528,000	$21,443,000	$6,568,000		N/A

(1)	No sales were to affiliated parties.

(2)	Net cash received plus assumption of certain liabilities by buyer.

TABLE V
SALES OR DISPOSALS OF PROPERTIES (UNAUDITED) — (Continued)
PUBLIC PROGRAMS
December 31, 2008

(3)	The amounts shown are the face amounts and do not represent discounted current value.

(4)	Does not include pro-rata share of original offering costs. Amount shown is net of depreciation for consolidated properties and net of previous distributions received for unconsolidated properties.

(5)	Represents results only for T REIT’s 40.0% tenant in common interest.

(6)	Represents results only for T REIT’s 9.8% interest.

(7)	Represents results only for T REIT’s 75.0% tenant in common interest.

(8)	Represents results only for T REIT’s 48.5% tenant in common interest.

(9)	The mortgage associated with 600 B Street (Comerica) was paid off in connection with a prior property sale.

(10)	The debt associated with North Pointe Corporate Center was paid off in connection with a prior property sale.

(11)	Represents results only for NNN 2003 Value Fund, LLC’s 75.4% interest.

(12)	Date of sale represents the date of sale of NNN 2003 Value Fund, LLC’s last remaining interest in the property. Represents results only for NNN 2003 Value Fund, LLC’s 99.0% interest.

(13)	Represents the book value gain (loss). Under liquidation accounting, adopted as of June 30, 2005 for T REIT, Inc. and December 31, 2005 for G REIT, Inc., an investment is carried at its estimated fair value less costs to sell.

TABLE V
SALES OR DISPOSALS OF PROPERTIES (UNAUDITED) — (Continued)
PUBLIC PROGRAMS
December 31, 2008

(14)	The allocation of the taxable gain between ordinary and capital is as follows:

		Ordinary
	Capital Gain/(Loss)	Income/(Loss)	Total

T REIT, Inc.
Reno Trademark Building	$1,425,000	$—	$1,425,000
Oakey Building	$365,000	$—	$365,000
University Heights	$1,470,000	$—	$1,470,000
AmberOaks Corporate Center	$9,974,000	$—	$9,974,000
Titan Building & Plaza	$3,314,000	$—	$3,314,000
Enclave Parkway	$369,000	$—	$369,000

G REIT, Inc.
600 B Street (Comerica)	$24,919,000	$—	$24,919,000
Hawthorne Plaza	$26,026,000	$—	$26,026,000
AmberOaks Corporate Center	$10,259,000	$—	$10,259,000
Brunswig Square	$1,641,000	$—	$1,641,000
Centerpoint Corporate Park	$20,997,000	$—	$20,997,000
5508 Highway West 290	$1,446,000	$—	$1,446,000
Department of Children and Families Campus	$818,000	$—	$818,000
Public Ledger Building	$4,465,000	$—	$4,465,000
Atrium Building	$665,000	$—	$665,000
Gemini Plaza	$2,125,000	$—	$2,125,000
Two Corporate Plaza	$5,651,000	$—	$5,651,000
One World Trade Center	$36,854,000	$—	$36,854,000
One Financial Plaza	$6,970,000	$—	$6,970,000
824 Market Street	$2,795,000	$—	$2,795,000
North Belt Corporate Center	$2,797,000	$—	$2,797,000
Opus Plaza at Ken Caryl	$6,000	$—	$6,000
Madrona Buildings	$7,307,000	$—	$7,307,000
Eaton Freeway Industrial Park	$(210,000)	$—	$(210,000)
North Pointe Corporate Center	$952,000	$—	$952,000
Bay View Plaza	$(1,345,000)	$—	$(1,345,000)
Pax River Office Park	$397,000	$—	$397,000

NNN 2003 Value Fund, LLC
Oakey Building	$2,816,000	$—	$2,816,000
3500 Maple	$—	$1,440,000	$1,440,000
Interwood	$1,952,000	$—	$1,952,000
Daniels Road land parcel	$459,000	$—	$459,000
Woodside Corporate Park	$3,824,000	$—	$3,824,000

TABLE I
EXPERIENCE IN RAISING AND INVESTING IN FUNDS (UNAUDITED)
CONSOLIDATED PRIVATE PROGRAMS
DECEMBER 31, 2008

Table I presents the experience of the Grubb & Ellis Group in raising and investing funds in prior programs where the offering closed in the three years prior to December 31, 2008. As of December 31, 2008, there were 92 private programs which closed in the preceding three years. Our advisor is the advisor and sponsor to four public programs which have invested as LLC members or TICs in certain private programs. As of December, 31 2008, there were no affiliated investments by public programs in a private program where the offering closed in the preceding three years. Table I further reflects the impact of the aggregate affiliated ownership on offering proceeds by excluding the affiliated program ownerships.

There is one notes program, NNN Collateralized Senior Notes Program, LLC, for which the offering closed in the preceding three years. This program is not aggregated as the investment objective differs from the other private programs. An investor in the notes program is making an investment in note units, which is a loan to the company, not an equity investment. The company is owned by Grubb & Ellis Realty Investors which intends to use the net proceeds to support its efforts in sponsoring real estate investments by making unsecured loans to affiliated real estate programs. Grubb & Ellis Realty Investors, as the sole member and manager of the company, has guaranteed the payment of all principal and interest on the note units.

In addition, eleven prior programs remained open as of December 31, 2008. As of December 31, 2008, the Dollar Amount Raised for open programs was $132,946,000, representing 77.2% of the aggregate Dollar Amount Offered totaling $172,295,000.

TABLE I
EXPERIENCE IN RAISING AND INVESTING IN FUNDS (UNAUDITED) — (Continued)
CONSOLIDATED PRIVATE PROGRAMS
DECEMBER 31, 2008

	NNN	NNN	3	87	92
	Opportunity	Collateralized	Institutional	TIC	Total Private
	Fund VIII, LLC	Senior Notes, LLC	Programs	Programs	Programs

Dollar Amount Offered	$20,000,000	$50,000,000	$193,290,000	$1,145,122,000	$1,408,412,000

Dollar Amount Raised	$11,806,000	$16,277,000	$193,290,000	$1,144,765,000	$1,366,138,000

Percentage Amount Raised	59.0%	32.6%	100%	100%	97.0%

Less Offering Expenses:
Selling Commissions	7.0%	5.8%	0.2%	6.9%	5.9%
Marketing Support & Due Diligence Reimbursement	3.5%	1.5%	0.2%	3.3%	2.8%
Organization & Offering Expenses(1)	2.5%	1.0%	0.1%	2.5%	2.1%
Reserves	8.0%	—%	1.2%	4.7%	4.2%

Percent Available for Investment	79.0%	91.7%	98.3%	82.6%	85.0%
Acquisition Cost:
Cash Down Payment	76.5%	91.7%	98.1%	77.8%	80.8%
Loan Fees(2)	2.5%	—%	0.2%	4.8%	4.2%
Acquisition Fees Paid to Affiliates	—	—%	—%	—%	—%

Total Acquisition Cost	79.0%	91.7%	98.3%	82.6%	85.0%

Percent Leveraged	92.1%	n/a	12.0%	73.0%	69.3%
Date Offering Began	December 13, 2004	August 1, 2006	January 29, 2008	May 22, 2005 to February 28, 2008
Date Offering Ended	June 16, 2006	March 26, 2007	June 25, 2008	January 3, 2006 to August 25, 2008
Length of Offering (months)	18 months	8 months	1 day	1 to 18 months
Months to Invest 90% of Amount Available for Investment (Measured from Beginning of Offering)	n/a	n/a	n/a	1 to 12 months
Number of Investors
Note Unit Holders	—	222	—	—	222
LLC Members	336	—	3	1,756	2,095
Tenants In Common (TICs)	—	—	—	2,395	2,395

Total	336	222	3	4,151	4,712

(1)	Includes legal, accounting, printing and other offering expenses, including amounts for the reimbursement for marketing, salaries and direct expenses of employees engaged in marketing and other organization expenses.

(2)	Includes amounts paid to the Grubb & Ellis Group, its affiliates and third parties.

TABLE II
COMPENSATION TO SPONSOR (UNAUDITED)
PRIVATE PROGRAMS
December 31, 2008

Table II presents the types of compensation paid to the Grubb & Ellis Group in connection with prior programs during the three years prior to December 31, 2008. As of December 31, 2008, there were 213 private programs which paid compensation to the Grubb & Ellis Group during the preceding three years. 91 private program offerings closed in the past three years. At December 31, 2008, there were 14 affiliated investments by public programs in private programs, three of which closed in the three years prior to December 31, 2008. For programs with affiliated ownerships, the pro rata share of payments relating to affiliated ownerships are aggregated and disclosed in Table II. Table II further discloses the impact of the pro rata share of aggregate affiliated ownership payments on total payments to sponsor by excluding amounts relating to public program (affiliated) ownership in private programs. 122 Other Programs made payments to the Grubb & Ellis Group in the three years prior to December 31, 2008, 111 of the Other Programs closed prior to December 31, 2005 and 11 of the Other Programs remained open as of December 31, 2008.

					Total Private
					Programs
	91	122	213	Less	Excluding
	Private	Other	Private	14 Affiliated	Affiliated
	Programs	Programs	Programs	Programs	Ownership

	June 24, 2005 to	July 1, 1998 to
Date Offering Commenced	June 25, 2008	September 27, 2008
Dollar Amount Raised	$1,349,861,000	$1,202,225,000	$2,552,086,000	$61,635,000	$2,490,451,000

Amounts Paid to Sponsor from Proceeds of Offering:
Selling Commissions to Selling Group Members	$63,145,000	$8,449,000	$71,594,000	$—	$71,594,000
Marketing Support & Due Diligence Reimbursement	33,217,000	4,457,000	37,674,000	—	37,674,000
Organization & Offering Expenses	20,148,000	1,914,000	22,062,000	—	22,062,000
Loan Fees	11,532,000	234,000	11,766,000	—	11,766,000
Acquisition Fees	—	—	—	—	—
Prepaid Management Fees(1)	1,637,000	202,000	1,839,000	—	1,839,000

Totals	$129,679,000	$15,256,000	$144,935,000	$—	$144,935,000

Amounts Paid to Sponsor at Acquisition for Real Estate Acquisition Fees	$70,639,000	$4,551,000	$75,190,000	$—	$75,190,000

Dollar Amount of Cash Generated from Operations Before Deducting Payments to Sponsor	$189,997,000	$223,052,000	$413,049,000	$8,160,000	$404,889,000

Amounts Paid to Sponsor from Operations — Year 2006:
Property Management Fees(2)	$4,208,000	$13,980,000	$18,188,000	$697,000	$17,491,000
Asset Management Fees	—	—	—	—	—
Leasing Commissions(2)	2,368,000	8,447,000	10,815,000	269,000	10,546,000

Totals	$6,576,000	$22,427,000	$29,003,000	$966,000	$28,037,000

Amounts Paid to Sponsor from Operations — Year 2007:
Property Management Fees(2)	$10,070,000	$9,113,000	$19,183,000	$236,000	$18,947,000
Asset Management Fees	64,000	—	64,000	—	64,000
Leasing Commissions(2)	3,928,000	5,719,000	9,647,000	67,000	9,580,000

Totals	$14,062,000	$14,832,000	$28,894,000	$303,000	$28,591,000

Amounts Paid to Sponsor from Operations — Year 2008:
Property Management Fees(2)	$10,205,000	$7,844,000	$18,049,000	$5,000	$18,044,000
Asset Management Fees	126,000	—	126,000	—	126,000
Leasing Commissions(2)	5,617,000	10,101,000	15,718,000	184,000	15,534,000

Totals	$15,948,000	$17,495,000	$33,893,000	$189,000	$33,704,000

Amounts Paid to Sponsor from property sales and refinancings:
Real Estate Commissions	$9,427,000	$25,268,000	$34,695,000	$1,289,000	$33,406,000
Incentive Fees	22,000	3,039,000	3,061,000	501,000	2,560,000
Construction Management Fees(2)	410,000	1,495,000	1,905,000	197,000	1,708,000
Refinancing Fees(2)	361,000	447,000	808,000	—	808,000

Totals	$10,220,000	$30,249,000	$40,469,000	$1,987,000	$38,482,000

(1)	Prepaid Management Fees are amounts paid to the sponsor as proceeds are raised from the offerings and represent up to the first two years of budgeted property management fees.

(2)	Includes amounts paid to the sponsor which were then subsequently paid to third parties.

TABLE III
OPERATING RESULTS OF PRIOR PROGRAMS BY YEAR (UNAUDITED)
PRIVATE PROGRAMS
TENANT IN COMMON (TIC) PROGRAMS

Table III presents certain operating results for programs which have closed their offerings during the five years ended December 31, 2008. The programs presented are aggregated, having similar investment objectives providing TIC interests, a form of ownership which complies with Section 1031 of the Internal Revenue Code, to investors involved in a tax deferred exchange.

	2008	2007	2006	2005	2004
	132	136	104	69	29
	TIC Programs	TIC Programs	TIC Programs	TIC Programs	TIC Programs

Gross Revenues	$454,839,000	$438,548,000	$316,191,000	$170,427,000	$64,141,000
Profit on Sale of Properties	17,337,000	42,985,000	24,963,000	23,957,000	—
Less: Operating Expenses	152,781,000	163,711,000	111,808,000	58,895,000	17,909,000
Owners Expenses	35,056,000	14,792,000	8,083,000	2,487,000	493,000
Interest Expense	171,950,000	161,609,000	117,575,000	54,394,000	14,353,000
Depreciation & Amortization(1)

Net Income(1)	$112,389,000	$141,421,000	$103,688,000	$78,608,000	$31,386,000

Taxable Income (Loss)(1):
Cash Generated From:
Operations	$95,052,000	$105,617,000	$79,221,000	$55,263,000	$31,386,000
Sales	70,973,000	142,430,000	70,766,000	87,035,000	—
Refinancing	—	4,025,000	2,929,000	2,108,000	—

Cash Generated From Operations, Sales & Refinancing
Before Additional Cash Adjustments	166,025,000	252,072,000	152,916,000	144,406,000	31,386,000
Additional Cash Adjustments	—	—	—	—	—
Less: Monthly Mortgage Principal Repayments	5,288,000	5,489,000	4,481,000	4,989,000	2,515,000

Cash Generated From Operations, Sales & Refinancing	160,737,000	246,583,000	148,435,000	139,417,000	28,871,000
Less: Cash Distributions to Investors From:
Operating Cash Flow	76,224,000	87,245,000	63,627,000	38,167,000	14,367,000
Sales & Refinancing	69,315,000	144,023,000	72,029,000	84,795,000	—
Other (return of capital)(2)	20,643,000	7,040,000	3,833,000	325,000	—

Cash Generated (Deficiency) after Cash Distributions	(5,445,000)	8,275,000	8,946,000	16,130,000	14,504,000
Less: Special Items (not including Sales & Refinancing)	—	—	—	—	—

Cash Generated (Deficiency) after Cash Distributions and Special Items	$(5,445,000)	$8,275,000	$8,946,000	$16,130,000	$14,504,000

Tax and Distribution Data Per $1,000 Invested(3)
Federal Income Tax Results(1):
Cash Distributions to Investors:
Sources (on Tax basis):
— Investment Income	$—	$—	$—	$—	$—
— Return of Capital	12.62	4.18	2.94	0.37	—
Sources (on Cash basis):
— Sales and Refinancing	42.39	85.44	55.19	96.74	—
— Operations	$46.61	$51.76	$48.75	$43.54	$37.40

(1)	For the TIC programs, individual investors are involved in a tax deferred exchange. Each TIC has an individual tax basis for depreciation and amortization and is responsible for their own calculations of depreciation and amortization.

(2)	Amounts may be the result of several reasons, including but not limited to the following: utilization of equity funded reserves for designated repairs in apartment programs; utilization of equity funded reserves for payment of mezzanine interest; acceleration of payments for interest expense and property taxes for income tax purposes; unbilled common area maintenance, or CAM, and rents at the year end; unanticipated expenses due to hurricane damage at two properties.

(3)	Based on the total offering raised at the close of the program.

TABLE III
OPERATING RESULTS OF PRIOR PROGRAMS BY YEAR (UNAUDITED)
PRIVATE PROGRAMS
AFFILIATED OWNERSHIP IN TENANT IN COMMON (TIC) PROGRAMS

Table III presents operating results for programs which have closed their offerings during the five years ended December 31, 2008. The programs presented are aggregated, having similar investment objectives providing TIC interests, a form of ownership which complies with Section 1031 of the Internal Revenue Code, to investors involved in a tax deferred exchange. In some instances, other programs affiliated with Grubb & Ellis Realty Investors have invested in TIC programs either as a TIC or as a member of the LLC. This table presents, in aggregate, the results of affiliated programs investing in a TIC program.

	2008	2007	2006	2005	2004
	1 Affiliated	2 Affiliated	8 Affiliated	8 Affiliated	8 Affiliated
	Program	Programs	Programs	Programs	Programs

Gross Revenues	$603,000	$748,000	$2,303,000	$6,850,000	$7,649,000
Profit on Sale of Properties	—	271,000	7,151,000	2,595,000	—
Less: Operating Expenses	349,000	399,000	1,264,000	3,245,000	1,910,000
Owners Expenses	27,000	17,000	102,000	92,000	23,000
Interest Expense	190,000	224,000	854,000	1,604,000	1,334,000
Depreciation & Amortization(1)

Net Income(1)	$37,000	$379,000	$7,234,000	$4,504,000	$4,382,000

Taxable Income (Loss)(1):
Cash Generated From:
Operations	$37,000	$144,000	$506,000	$1,936,000	$4,382,000
Sales	—	724,000	20,676,000	10,028,000	—
Refinancing	—	—	—	(10,000)	—

Cash Generated From Operations, Sales & Refinancing
Before Additional Cash Adjustments	37,000	868,000	21,182,000	11,954,000	4,382,000
Additional Cash Adjustments	—	—	—	—	—
Less: Monthly Mortgage Principal Repayments	62,000	62,000	86,000	61,000	37,000

Cash Generated From Operations, Sales & Refinancing	(25,000)	806,000	21,096,000	11,893,000	4,345,000
Less: Cash Distributions to Investors From:
Operating Cash Flow	—	155,000	510,000	1,732,000	1,523,000
Sales & Refinancing	—	723,000	21,727,000	9,826,000	—
Other (return of capital)	—	—	—	—	—

Cash Generated (Deficiency) after Cash Distributions	(25,000)	(72,000)	(1,141,000)	335,000	2,822,000
Less: Special Items (not including Sales & Refinancing)	—	—	—	—	—

Cash Generated (Deficiency) after Cash Distributions and Special Items	$(25,000)	$(72,000)	$(1,141,000)	$335,000	$2,822,000

Tax and Distribution Data Per $1,000 Invested(2)
Federal Income Tax Results(1):
Cash Distributions to Investors:
Sources (on Tax basis):
— Investment Income	$—	$—	$—	$—	$—
— Return of Capital	—	—	—	—	—
Sources (on Cash basis):
— Sales and Refinancings	—	224.01	776.17	351.02	—
— Operations	$—	$47.96	$18.22	$61.87	$54.41

(1)	For the TIC programs, individual investors are involved in a tax deferred exchange. Each TIC has an individual tax basis for depreciation and amortization and is responsible for their own calculations of depreciation and amortization.

(2)	Based on the total offering raised at the close of the program.

TABLE III
OPERATING RESULTS OF PRIOR PROGRAMS BY YEAR (UNAUDITED)
PRIVATE PROGRAMS
TENANT IN COMMON (TIC) PROGRAMS EXCLUDING AFFILIATED OWNERSHIP

Table III presents operating results for programs which have closed their offerings during the five years ended December 31, 2008. The programs presented are aggregated, having similar investment objectives providing TIC interests, a form of ownership which complies with Section 1031 of the Internal Revenue Code, to investors involved in a tax deferred exchange. In select cases, other programs affiliated with Grubb & Ellis Realty Investors have invested in TIC programs either as a TIC or as a member of the LLC. This table presents, in aggregate, the results of TIC programs without affiliated ownership results.

	2008	2007	2006	2005	2004
	132	136	104	69	29
	TIC Programs	TIC Programs	TIC Programs	TIC Programs	TIC Programs

Gross Revenues	$454,236,000	$437,800,000	$313,888,000	$163,577,000	$56,492,000
Profit on Sale of Properties	17,337,000	42,714,000	17,812,000	21,362,000	—
Less: Operating Expenses	152,432,000	163,312,000	110,544,000	55,650,000	15,999,000
Owners Expenses	35,029,000	14,775,000	7,981,000	2,395,000	470,000
Interest Expense	171,760,000	161,385,000	116,721,000	52,790,000	13,019,000
Depreciation & Amortization(1)

Net Income(1)	$112,352,000	$141,042,000	$96,454,000	$74,104,000	$27,004,000

Taxable Income (Loss)(1):
Cash Generated From:
Operations	$95,015,000	$105,473,000	$78,715,000	$53,327,000	$27,004,000
Sales	70,973,000	141,706,000	50,090,000	77,007,000	—
Refinancing	—	4,025,000	2,929,000	2,118,000	—

Cash Generated From Operations, Sales & Refinancing
Before Additional Cash Adjustments	165,988,000	251,204,000	131,734,000	132,452,000	27,004,000
Additional Cash Adjustments	—	—	—	—	—
Less: Monthly Mortgage Principal Repayments	5,226,000	5,427,000	4,395,000	4,928,000	2,478,000

Cash Generated From Operations, Sales & Refinancing	160,762,000	245,777,000	127,339,000	127,524,000	24,526,000
Less: Cash Distributions to Investors From:
Operating Cash Flow	76,224,000	87,090,000	63,117,000	36,435,000	12,844,000
Sales & Refinancing	69,315,000	143,300,000	50,302,000	74,969,000	—
Other (return of capital)(2)	20,643,000	7,040,000	3,833,000	325,000	—

Cash Generated (Deficiency) after Cash Distributions	(5,420,000)	8,347,000	10,087,000	15,795,000	11,682,000
Less: Special Items (not including Sales & Refinancing)	—	—	—	—	—

Cash Generated (Deficiency) after Cash Distributions and Special Items	$(5,420,000)	$8,347,000	$10,087,000	$15,795,000	$11,682,000

Tax and Distribution Data Per $1,000 Invested(3)
Federal Income Tax Results(1):
Cash Distributions to Investors:
Sources (on Tax basis):
— Investment Income	$—	$—	$—	$—	$—
— Return of Capital	12.64	4.18	3.00	0.38	—
Sources (on Cash basis):
— Sales and Refinancings	42.46	85.17	39.39	88.35	—
— Operations	$46.69	$51.76	$49.42	$42.94	$36.06

(1)	For the TIC programs, individual investors are involved in a tax deferred exchange. Each TIC has an individual tax basis for depreciation and amortization and is responsible for their own calculations of depreciation and amortization.

(2)	Amounts may be the result of several reasons, including but not limited to the following: utilization of equity funded reserves for designated repairs in apartment programs; utilization of equity funded reserves for payment of mezzanine interest; acceleration of payments for interest expense and property taxes for income tax purposes; unbilled CAM and rents at the year end; unanticipated expenses due to hurricane damage at two properties.

(3)	Based on the total offering raised at the close of the program.

TABLE III
OPERATING RESULTS OF PRIOR PROGRAMS BY YEAR (UNAUDITED)
PRIVATE PROGRAMS
MULTIPLE PROPERTY INVESTMENT FUNDS

Table III presents certain operating results for a program which has closed its offering during the five years ended December 31, 2008. The multiple property investment fund offers LLC units of interest to investors. The program was formed for the purpose of acquiring a number of unspecified properties selected by its manager, Grubb & Ellis Realty Investors.

	NNN Opportunity	NNN Opportunity	NNN Opportunity	NNN Opportunity
	Fund VIII, LLC	Fund VIII, LLC	Fund VIII, LLC	Fund VIII, LLC
	2008	2007	2006	2005

Gross Revenues	$5,809,000	$5,229,000	$2,514,000	$5,000
Profit on Sale of Properties	—	—	848,000	—
Less: Operating Expenses	3,462,000	2,482,000	880,000	—
Owners Expenses	25,000	133,000	77,000	1,000
Interest Expense	2,715,000	3,338,000	1,577,000	—
Depreciation & Amortization	1,820,000	1,318,000	606,000	—

Net Income — Tax Basis	$(2,213,000)	$(2,042,000)	$222,000	$4,000

Taxable Income (Loss) From:
Operations	$(2,213,000)	$(2,042,000)	$(626,000)	$4,000
Gain on Sale	—	—	848,000	—
Cash Generated From:
Operations	(393,000)	(724,000)	(20,000)	4,000
Sales	—	—	1,614,000	—
Refinancing	—	—	—	—

Cash Generated From Operations, Sales & Refinancing
Before Additional Cash Adjustments	(393,000)	(724,000)	1,594,000	4,000
Additional Cash Adjustments	—	—	—	—
Less: Monthly Mortgage Principal Repayments	—	—	—	—

Cash Generated From Operations, Sales & Refinancing	(393,000)	(724,000)	1,594,000	4,000
Less: Cash Distributions to Investors From:
Operating Cash Flow	—	—	—	—
Sales & Refinancing	—	525,000	346,000	—
Other (return of capital)(1)	246,000	65,000	—	—

Cash Generated (Deficiency) after Cash Distributions	(639,000)	(1,314,000)	1,248,000	4,000
Less: Special Items (not including Sales & Refinancing)	—	—	—	—

Cash Generated (Deficiency) after Cash Distributions and Special Items	$(639,000)	$(1,314,000)	$1,248,000	$4,000

Tax and Distribution Data Per $1,000 Invested(2)
Federal Income Tax Results:
Ordinary Income (Loss)
— from operations	$(187.45)	$(172.96)	$(53.02)	$0.34
— from recapture	—	—	—	—
Capital Gain (Loss)	—	—	71.83	—
Cash Distributions to Investors:
Sources (on Tax basis):
— Investment Income	—	—	—	—
— Return of Capital	20.84	5.51	—	—
Sources (on Cash basis):
— Sales	—	44.47	29.31	—
— Refinancing	—	—	—	—
— Operations	$—	$—	$—	$—

(1)	Amounts may be the result of several reasons, including but not limited to the following: utilization of equity funded reserves for designated repairs in apartment programs; utilization of equity funded reserves for payment of mezzanine interest; acceleration of payments for interest expense and property taxes for income tax purposes; unbilled CAM and rents at the year end; unanticipated expenses due to hurricane damage at two properties.

(2)	Based on the total offering raised at the close of the program.

TABLE III
OPERATING RESULTS OF PRIOR PROGRAMS BY YEAR (UNAUDITED)
PRIVATE PROGRAMS
NOTES PROGRAMS

Table III presents certain operating results for a program which has closed its offering during the five years ended December 31, 2008. The notes program presented offers units of interest in the company’s collateralized notes offering. The program was formed for the purpose of making loans to affiliates of Grubb & Ellis Realty Investors. Investors are making loans to the program. Grubb & Ellis Realty Investors, as the sole member of the company, has guarantied the note unit holders’ payment of all principal and interest on the note units. The results presented in this table are those of the company, not the note unit holders.

	NNN Collateralized	NNN Collateralized	NNN Collateralized
	Senior Notes, LLC	Senior Notes, LLC	Senior Notes, LLC
	2008	2007	2006

Gross Revenues	$1,144,000 (1)	$676,000 (1)	$15,000 (1)
Profit on Sale of Properties	—	—
Less: Operating Expenses	—	—	—
Owners Expenses	4,000	2,000	—
Interest Expense	1,424,000 (2)	1,404,000 (2)	100,000 (2)
Depreciation & Amortization	290,000	288,000	31,000

Net Income — Tax Basis	$(574,000)	$(1,018,000)	$(116,000)

Taxable Income (Loss) From:
Operations	$(574,000)	$(1,018,000)	$(116,000)
Gain on Sale	—	—
Cash Generated From:	—	—
Operations	(284,000)	(730,000)	(85,000)
Sales	—	—	—
Refinancing	—	—	—

Cash Generated From Operations, Sales & Refinancing	(284,000)	(730,000)	(85,000)
Less: Cash Distributions to Investors From:
Operating Cash Flow	—	—	—
Sales & Refinancing	—	—	—
Other (return of capital)	—	—	—

Cash Generated (Deficiency) after Cash Distributions	(284,000)	(730,000)	(85,000)
Less: Special Items (not including Sales & Refinancing)	—	—	—

Cash Generated (Deficiency) after Cash Distributions and Special Items	$(284,000)	$(730,000)	$(85,000)

Tax and Distribution Data Per $1,000 Invested(3)
Cash Distributions to Investors:
Sources (on Tax basis):
— Investment Income	$8.75	$8.75	$8.75
— Return of Capital	—	—	—
Sources (on Cash basis):
— Sales and Refinancing	—	—	—
— Operations	$—	$—	$—

(1)	Gross Revenue represents interest income from loans made to other affiliated programs of Grubb & Ellis Realty Investors.

(2)	Cash distributions to the note unit holders are included in Interest Expense above.

(3)	Based on the total offering raised at the close of the program.

TABLE III
OPERATING RESULTS OF PRIOR PROGRAMS BY YEAR (UNAUDITED)
PRIVATE PROGRAMS
INSTITUTIONAL PROGRAMS

Table III presents certain operating results for programs which have closed their offerings during the five years ended December 31, 2008.

2008
3
Institutional Programs

Gross Revenues	$13,314,000
Profit on Sale of Properties	—
Less: Operating Expenses	2,706,000
Owners Expenses	227,000
Interest Expense	380,000
Depreciation & Amortization	—

Net Income — Tax Basis	$10,001,000

Taxable Income From:
Operations	$10,001,000
Gain on Sale	—
Cash Generated From:
Operations	10,001,000
Sales	—
Refinancing	—

Cash Generated From Operations, Sales & Refinancing
Before Additional Cash Adjustments	10,001,000
Additional Cash Adjustments
Less: Monthly Mortgage Principal Repayments	—

Cash Generated From Operations, Sales & Refinancing	10,001,000
Less: Cash Distributions to Investors From:
Operating Cash Flow	8,018,000
Sales & Refinancing	—
Other (return of capital)	—

Cash Generated (Deficiency) after Cash Distributions	1,983,000
Less: Special Items (not including Sales & Refinancing)	—

Cash Generated (Deficiency) after Cash Distributions and Special Items	$1,983,000

Tax and Distribution Data Per $1,000 Invested(1)
Federal Income Tax Results:
Ordinary Income (Loss)
— from operations	$51.74
— from recapture	—
Capital Gain (Loss)	—
Cash Distributions to Investors:
Sources (on Tax basis):
— Investment Income	—
— Return of Capital	—
Sources (on Cash basis):
— Sales	—
— Refinancing	—
— Operations	$41.48

(1)	Based on total offering raised at the close of the program.

TABLE IV
RESULTS OF COMPLETED PROGRAMS (UNAUDITED)
PRIVATE PROGRAMS
DECEMBER 31, 2008

Table IV presents the results of completed programs for prior programs which have sold properties and completed operations, or completed operations in the case of no property ownership, during the five years prior to December 31, 2008.

		NNN				NNN		NNN
	NNN	Town	NNN	NNN	Yerington	Tech	NNN	County
	Fund	&	Bryant	Saddleback	Shopping	Fund	Alamosa	Center
	VIII,	Country,	Ranch,	Financial,	Center,	III,	Plaza,	Drive,
	LLC	LLC	LLC	LLC	LLC	LLC	LLC	LLC

Dollar Amount Raised	$8,000,000	$7,200,000	$5,000,000	$3,866,000	$1,625,000	$3,699,000	$6,650,000	$3,094,000
Number of Properties Purchased	3	1	1	1	1	3	1	1
Date of Closing of Offering	7-Mar-00	29-Mar-00	12-Nov-02	29-Oct-02	3-Aug-99	20-Jun-00	25-Oct-02	6-Feb-02
Date of First Sale of Property	26-Mar-02	25-Jun-04	2-Nov-04	27-Dec-04	17-Jan-05	3-Jul-01	24-Mar-05	14-Apr-05
Date of Final Sale of Property	6-Jan-04	25-Jun-04	2-Nov-04	27-Dec-04	17-Jan-05	7-Feb-05	24-Mar-05	14-Apr-05
Tax and Distribution Data Per $1,000 Invested
Federal Income Tax Results(1)
Cash Distributions to Investors
Sources (on Tax basis)
— Investment Income	$—	$—	$—	$—	$—	$—	$—	$—
— Return of Capital	$125.22	$71.23	$—	$11.83	$54.24	$—	$13.82	$—
Sources (on Cash basis)
— Sales	$1,305.19	$1,221.31	$1,206.17	$1,384.96	$1,132.76	$1,293.88	$1,266.59	$1,206.37
— Refinancing	$—	$68.33	$—	$—	$—	$—	$—	$—
— Operations	$129.11	$268.98	$184.74	$181.08	$496.14	$446.45	$210.94	$247.48

(1)	There are three notes programs that have completed operations and are closed. The notes programs report interest income to the note unit holders. The remaining programs included in this table are TIC programs with investors generally involved in tax deferred exchanges. Accordingly, each TIC has an individual tax basis for determining amortization and depreciation. Neither type of program requires depreciation or amortization, therefore, there is no presentation of Federal Income Tax Results.

TABLE IV
RESULTS OF COMPLETED PROGRAMS (UNAUDITED) — (Continued)
PRIVATE PROGRAMS
DECEMBER 31, 2008

	Truckee		(2)
	River		NNN	NNN	NNN		NNN
	Office	NNN	Rocky Mountain	Jefferson	City Center	NNN	LV 1900
	Tower,	North Reno,	Exchange,	Square,	West A,	801 K Street,	Aerojet Way,
	LLC	LLC	LLC	LLC	LLC	LLC	LLC

Dollar Amount Raised	$5,550,000	$2,750,000	$2,670,000	$9,200,000	$1,238,000	$29,600,000	$2,000,000
Number of Properties Purchased	1	1	1	2	1	1	1
Date of Closing of Offering	15-Jul-99	19-Jun-02	15-Feb-01	26-Aug-03	15-Mar-02	31-Mar-04	31-Aug-01
Date of First Sale of Property	15-Apr-05	19-May-05	31-May-05	22-Jul-05	28-Jul-05	26-Aug-05	27-Sep-05
Date of Final Sale of Property	15-Apr-05	19-May-05	31-May-05	22-Jul-05	28-Jul-05	26-Aug-05	27-Sep-05
Tax and Distribution Data Per $1,000 Invested
Federal Income Tax Results(1)
Cash Distributions to Investors
Sources (on Tax basis)
— Investment Income	$—	$—	$—	$—	$—	$—	$—
— Return of Capital	$—	$—	$24.79	$—	$13.68	$—	$—
Sources (on Cash basis)
— Sales	$953.00	$1,758.24	$829.87	$1,308.76	$1,300.67	$1,124.72	$1,123.45
— Refinancing	$—	$—	$—	$—	$—	$—	$—
— Operations	$619.55	$323.12	$187.30	$189.41	$262.83	$113.57	$319.50

(1)	There are three notes programs that have completed operations and are closed. The notes programs report interest income to the note unit holders. The remaining programs included in this table are TIC programs with investors generally involved in tax deferred exchanges. Accordingly, each TIC has an individual tax basis for determining amortization and depreciation. Neither type of program requires depreciation or amortization, therefore, there is no presentation of Federal Income Tax Results.

(2)	The investors received a note from Buyer as distributed proceeds from the sale.

TABLE IV
RESULTS OF COMPLETED PROGRAMS (UNAUDITED) — (Continued)
PRIVATE PROGRAMS
DECEMBER 31, 2008

		NNN	NNN	NNN	NNN	NNN		NNN	NNN
	NNN	Springtown	Emerald	Kahana	Exchange	Park	NNN	1851 E 1st	Reno
	Timberhills,	Mall,	Plaza,	Gateway,	Fund III,	Sahara,	PCP 1,	Street,	Trademark,
	LLC	LLC	LLC	LLC	LLC	LLC	LLC	LLC	LLC

Dollar Amount Raised	$3,695,000	$2,550,000	$42,800,000	$8,140,000	$6,300,000	$4,953,000	$5,800,000	$20,500,000	$3,850,000
Number of Properties Purchased	1	1	1	3	1	5	6	1	1
Date of Closing of Offering	27-Nov-01	21-Mar-03	20-Jan-05	6-Mar-03	31-May-00	17-Mar-03	25-Jun-02	29-Jul-03	29-Sep-01
Date of First Sale of Property	19-Oct-05	2-Nov-05	10-Nov-05	15-Nov-05	9-Dec-05	20-Dec-05	10-Oct-02	9-Jan-06	23-Jan-06
Date of Final Sale of Property	19-Oct-05	2-Nov-05	10-Nov-05	15-Nov-05	9-Dec-05	20-Dec-05	28-Dec-05	9-Jan-06	23-Jan-06
Tax and Distribution Data Per $1,000 Invested
Federal Income Tax Results(1)
Cash Distributions to Investors
Sources (on Tax basis)
— Investment Income	$—	$—	$—	$—	$—	$—	$—	$—	$—
— Return of Capital	$—	$—	$—	$—	$14.36	$35.18	$—	$—	$—
Sources (on Cash basis)
— Sales	$1,387.80	$1,206.35	$1,203.34	$1,638.63	$427.98	$1,102.58	$1,016.63	$1,262.45	$1,256.62
— Refinancing	$—	$—	$—	$—	$—	$—	$—	$36.59	$283.64
— Operations	$305.43	$439.16	$92.28	$252.29	$235.35	$128.07	$283.85	$238.01	$361.45

(1)	There are three notes programs that have completed operations and are closed. The notes programs report interest income to the note unit holders. The remaining programs included in this table are TIC programs with investors generally involved in tax deferred exchanges. Accordingly, each TIC has an individual tax basis for determining amortization and depreciation. Neither type of program requires depreciation or amortization, therefore, there is no presentation of Federal Income Tax Results.

TABLE IV
RESULTS OF COMPLETED PROGRAMS (UNAUDITED) — (Continued)
PRIVATE PROGRAMS
DECEMBER 31, 2008

	NNN					NNN
	Oakey	NNN	NNN	NNN	NNN	901	NNN	NNN
	Building	City Center	Amber Oaks	Titan Building	Las Cimas	Corporate	Sacramento	Parkwood
	2003,	West B,	III,	and Plaza,	II and III,	Center,	Corporate,	Complex,
	LLC	LLC	LLC	LLC	LLC	LLC	LLC	LLC

Dollar Amount Raised	$8,270,000	$8,200,000	$10,070,000	$2,220,000	$32,250,000	$6,292,000	$12,000,000	$7,472,000
Number of Properties Purchased	1	1	1	1	2	1	1	2
Date of Closing of Offering	19-May-04	15-Jun-02	20-Jan-04	28-May-02	9-Dec-04	3-Oct-03	21-May-01	23-Apr-03
Date of First Sale of Property	24-Jan-06	17-Apr-06	15-Jun-06	21-Jul-06	7-Aug-06	22-Aug-06	17-Nov-06	27-May-05
Date of Final Sale of Property	24-Jan-06	17-Apr-06	15-Jun-06	21-Jul-06	7-Aug-06	22-Aug-06	17-Nov-06	27-Dec-06
Tax and Distribution Data Per $1,000 Invested
Federal Income Tax Results(1)
Cash Distributions to Investors
Sources (on Tax basis)
— Investment Income	$—	$—	$—	$—	$—	$—	$—	$—
— Return of Capital	$—	$—	$—	$—	$—	$10.89	$—	$—
Sources (on Cash basis)
— Sales	$1,343.87	$1,882.87	$1,622.67	$1,582.58	$1,328.68	$1,190.72	$1,396.11	$1,319.02
— Refinancing	$—	$—	$—	$—	$—	$—	$—	$—
— Operations	$136.48	$306.07	$190.19	$589.44	$199.70	$172.94	$405.69	$377.68

(1)	There are three notes programs that have completed operations and are closed. The notes programs report interest income to the note unit holders. The remaining programs included in this table are TIC programs with investors generally involved in tax deferred exchanges. Accordingly, each TIC has an individual tax basis for determining amortization and depreciation. Neither type of program requires depreciation or amortization, therefore, there is no presentation of Federal Income Tax Results.

TABLE IV
RESULTS OF COMPLETED PROGRAMS (UNAUDITED) — (Continued)
PRIVATE PROGRAMS
DECEMBER 31, 2008

					NNN
		NNN			Arapahoe		NNN	NNN	NNN
	NNN	Wolf Pen	NNN	NNN	Service	NNN	Parkway	Enclave	Fountain
	Twain,	Plaza,	Financial Plaza,	4 Hutton,	Center II,	Buschwood,	Towers,	Parkway,	Square,
	LLC	LLC	LLC	LLC	LLC	LLC	LLC	LLC	LLC

Dollar Amount Raised	$2,925,000	$5,500,000	$3,625,000	$21,250,000	$4,000,000	$3,200,000	$7,343,000	$15,350,000	$19,600,000
Number of Properties Purchased	1	1	1	1	1	1	1	1	1
Date of Closing of Offering	20-May-04	23-Oct-02	30-Aug-04	11-Apr-05	20-Jun-02	25-Mar-03	18-Aug-03	27-May-04	17-Feb-05
Date of First Sale of Property	16-Mar-07	30-Mar-07	30-Mar-07	19-Apr-07	10-May-07	16-May-07	8-Jun-07	14-Jun-07	25-Jun-07
Date of Final Sale of Property	16-Mar-07	30-Mar-07	30-Mar-07	19-Apr-07	10-May-07	16-May-07	8-Jun-07	14-Jun-07	25-Jun-07
Tax and Distribution Data Per $1,000 Invested
Federal Income Tax Results(1)
Cash Distributions to Investors
Sources (on Tax basis)
— Investment Income	$—	$—	$—	$—	$—	$—	$—	$—	$—
— Return of Capital	$47.72	$2.33	$—	$—	$—	$—	$—	$—	$—
Sources (on Cash basis)
— Sales	$1,265.15	$1,432.80	$961.21	$1,302.83	$1,356.47	$1,266.69	$1,079.97	$1,447.06	$1,125.83
— Refinancing	$—	$—	$—	$—	$—	$—	$—	$—	$—
— Operations	$273.03	$370.44	$175.53	$128.37	$742.95	$317.62	$367.82	$355.73	$184.45

(1)	There are three notes programs that have completed operations and are closed. The notes programs report interest income to the note unit holders. The remaining programs included in this table are TIC programs with investors generally involved in tax deferred exchanges. Accordingly, each TIC has an individual tax basis for determining amortization and depreciation. Neither type of program requires depreciation or amortization, therefore, there is no presentation of Federal Income Tax Results.

TABLE IV
RESULTS OF COMPLETED PROGRAMS (UNAUDITED) — (Continued)
PRIVATE PROGRAMS
DECEMBER 31, 2008

			Western
	NNN	NNN	Real						NNN
	Washington	4241	Estate	NNN		NNN	NNN	NNN	2800
	Square	Bowling	Investment	633 17th	NNN	Brookhollow	Caledon	Meadows	East
	Center,	Green,	Trust,	Street,	Bay View Plaza,	Park,	Wood,	Apartments,	Commerce,
	LLC	LLC	Inc.	LLC	LLC	LLC	LLC	LLC	LLC

Dollar Amount Raised	$3,000,000	$2,850,000	$14,051,000	$34,000,000	$330,000	$6,550,000	$8,840,000	$10,525,000	$8,000,000
Number of Properties Purchased	1	1	7	1	1	1	1	1	1
Date of Closing of Offering	21-Nov-01	27-Dec-02	27-Apr-00	30-Mar-06	31-Jul-03	5-Jul-02	9-May-06	23-May-06	13-May-05
Date of First Sale of Property	26-Jul-07	28-Aug-07	14-Apr-00	28-Sep-07	6-Nov-07	20-Dec-07	27-Dec-07	27-Dec-07	7-Feb-08
Date of Final Sale of Property	26-Jul-07	28-Aug-07	11-Sep-07	28-Sep-07	6-Nov-07	20-Dec-07	27-Dec-07	27-Dec-07	7-Feb-08
Tax and Distribution Data Per $1,000 Invested
Federal Income Tax Results(1)
Cash Distributions to Investors
Sources (on Tax basis)
— Investment Income	$—	$—		$—	$—	$—	$—	$—	$—
— Return of Capital	$7.45	$29.65	$—	$—	$13.66	$—	$5.79	$13.55	$—
Sources (on Cash basis)
— Sales	$1,170.16	$1,062.43	$1,110.35	$1,244.42	$274.41	$977.33	$1,141.64	$1,076.55	$1,102.98
— Refinancing	$—	$—	$—	$—		$—	$—	$—	$—
— Operations	$431.79	$357.04	$259.05	$137.14	$117.48	$443.44	$107.64	$91.22	$226.50

(1)	There are three notes programs that have completed operations and are closed. The notes programs report interest income to the note unit holders. The remaining programs included in this table are TIC programs with investors generally involved in tax deferred exchanges. Accordingly, each TIC has an individual tax basis for determining amortization and depreciation. Neither type of program requires depreciation or amortization, therefore, there is no presentation of Federal Income Tax Results.

TABLE IV
RESULTS OF COMPLETED PROGRAMS (UNAUDITED) — (Continued)
PRIVATE PROGRAMS
DECEMBER 31, 2008

			NNN	NNN			NNN	NNN
		NNN	Pueblo	Westway	NNN	NNN	Great	2004
	NNN	Reserve at	Shopping	Shopping	Maitland	1410	Oaks	Notes
	Fountainhead,	Maitland,	Center,	Center,	Promenade,	Renner,	Center,	Program,
	LLC	LLC	LLC	LLC	LLC	LLC	LLC	LLC

Dollar Amount Raised	$11,000,000	$10,800,000	$2,500,000	$3,278,000	$15,000,000	$7,300,000	$11,000,000	$5,000,000
Number of Properties Purchased	1	1	1	1	1	1	1	N/A
Date of Closing of Offering	12-May-05	13-Sep-04	12-Feb-01	6-Feb-01	3-Jan-06	8-Dec-03	22-Oct-04	14-Aug-01
Date of First Sale of Property	16-May-08	13-Jun-08	17-Jun-08	18-Jun-08	25-Jun-08	9-Jul-08	18-Jul-08	N/A
Date of Final Sale of Property	16-May-08	13-Jun-08	17-Jun-08	18-Jun-08	25-Jun-08	9-Jul-08	18-Jul-08	N/A
Tax and Distribution Data Per $1,000 Invested
Federal Income Tax Results(1)
Cash Distributions to Investors
Sources (on Tax basis)
— Investment Income	$—	$—	$—	$—	$—	$—	$—	$66.00
— Return of Capital	$—	$—	$20.36	$—	$—	$—	$—	$—
Sources (on Cash basis)
— Sales	$1,150.53	$1,574.63	$387.43	$372.37	$1,260.37	$667.41	$1,083.98	$—
— Refinancing	$—	$—	$—	$—	$—	$—	$—	$—
— Operations	$299.36	$374.50	$360.06	$413.75	$193.25	$182.72	$339.69	$—

(1)	There are three notes programs that have completed operations and are closed. The notes programs report interest income to the note unit holders. The remaining programs included in this table are TIC programs with investors generally involved in tax deferred exchanges. Accordingly, each TIC has an individual tax basis for determining amortization and depreciation. Neither type of program requires depreciation or amortization, therefore, there is no presentation of Federal Income Tax Results.

TABLE IV
RESULTS OF COMPLETED PROGRAMS (UNAUDITED) — (Continued)
PRIVATE PROGRAMS
DECEMBER 31, 2008

	NNN	NNN
	2005	2006
	Notes	Notes
	Program,	Program,	Program
	LLC	LLC	Totals

Dollar Amount Raised	$2,300,000	$1,045,000	$517,666,000
Number of Properties Purchased	N/A	N/A	81
Date of Closing of Offering	14-Aug-01	22-May-03
Date of First Sale of Property	N/A	N/A
Date of Final Sale of Property	N/A	N/A
Tax and Distribution Data Per $1,000 Invested
Federal Income Tax Results(1)
Cash Distributions to Investors
Sources (on Tax basis)
— Investment Income	$33.00	$30.00
— Return of Capital	$—	$—
Sources (on Cash basis)
— Sales	$—	$—
— Refinancing	$—	$—
— Operations	$—	$—

(1)	There are three notes programs that have completed operations and are closed. The notes programs report interest income to the note unit holders. The remaining programs included in this table are TIC programs with investors generally involved in tax deferred exchanges. Accordingly, each TIC has an individual tax basis for determining amortization and depreciation. Neither type of program requires depreciation or amortization, therefore, there is no presentation of Federal Income Tax Results.

TABLE V
SALES OR DISPOSALS OF PROPERTIES (UNAUDITED)
PRIVATE PROGRAMS
December 31, 2008

Table V presents 36 sales or disposals of properties in prior programs during the three years prior to December 31, 2008

Cost of Properties
Selling Price, Net of Closing Costs & GAAP Adjustments	Including Closing & Soft Costs	Excess
Total	(Deficiency)
Purchase	Acquisition	of Property
Money	Adjustments	Costs, Capital	Operating
Cash Received	Mortgage	Mortgage	Resulting from	Original	Improvements,	Gain (loss) on	Cash Receipts
Date	Date	Net of Closing	Balance at	Taken Back	Application	Mortgage	Closing	sale of	Over Cash
Property(1)	Acquired	of Sale	Costs(2)	Time of Sale	by Program	of GAAP	Total	Financing	& Soft Costs(3)	Total	Investment	Expenditures(4)

1851 E 1st Street, Santa Ana, CA	Jun-03	Jan-06	$24,141,000	$49,000,000	N/A	N/A	$73,141,000	$45,375,000	$18,588,000	$63,963,000	$9,178,000	$(977,000)
Reno Trademark, Reno, NV(5)	Sep-01	Jan-06	$5,743,000	$4,445,000	N/A	N/A	$10,188,000	$2,700,000	$4,920,000	$7,620,000	$2,568,000	$78,000
Oakey Building, Las Vegas, NV(6)	Apr-04	Jan-06	$7,428,000	$10,650,000	N/A	N/A	$18,078,000	$4,000,000	$11,441,000	$15,441,000	$2,637,000	$1,626,000
Kress Entergy Center, Wichita, KS	Jul-98	Jan-06	$769,000	$1,200,000	N/A	N/A	$1,969,000	$925,000	$1,298,000	$2,223,000	$(254,000)	N/A	(11)
City Center West ’B’, Las Vegas, NV	Jan-02	Apr-06	$18,319,000	$14,116,000	N/A	N/A	$32,435,000	$14,650,000	$7,516,000	$22,166,000	$10,269,000	$(3,257,000)
Amber Oaks III, Austin, TX(7)	Jan-04	Jun-06	$16,253,000	$15,000,000	N/A	N/A	$31,253,000	$15,000,000	$9,737,000	$24,737,000	$6,516,000	$1,412,000
Titan Building and Plaza, San Antonio, TX(8)	Apr-02	Jul-06	$6,522,000	$6,900,000	N/A	N/A	$13,422,000	$6,000,000	$4,130,000	$10,130,000	$3,292,000	$1,565,000
Las Cimas II and III, Austin, TX	Sep-04	Aug-06	$44,215,000	$45,218,000	N/A	N/A	$89,433,000	$46,800,000	$27,046,000	$73,846,000	$15,587,000	$(569,000)
901 Corporate Center, Monterey Park, CA	Aug-03	Aug-06	$8,602,000	$10,906,000	N/A	N/A	$19,508,000	$11,310,000	$5,362,000	$16,672,000	$2,836,000	$(918,000)
Sacramento Corporate Center, Sacramento, CA	Mar-01	Nov-06	$22,735,000	$21,213,000	N/A	N/A	$43,948,000	$22,250,000	$14,334,000	$36,584,000	$7,364,000	$(255,000)
Parkwood I and II, Woodlands, TX	Dec-02	Dec-06	$10,198,000	$14,531,000	N/A	N/A	$24,729,000	$13,922,000	$8,535,000	$22,457,000	$2,272,000	$3,218,000
Twain Business Bank of Nevada, Las Vegas, NV	Dec-03	Mar-07	$3,756,000	$3,507,000	N/A	N/A	$7,263,000	$3,750,000	$2,024,000	$5,774,000	$1,489,000	$(268,000)
Wolf Pen Plaza, College Station, TX	Sep-02	Mar-07	$8,184,000	$11,617,000	N/A	N/A	$19,801,000	$12,265,000	$4,612,000	$16,877,000	$2,924,000	$342,000
One Financial Plaza, Saint Louis, MO(9)	Aug-04	Mar-07	$15,031,000	$30,750,000	N/A	N/A	$45,781,000	$30,750,000	$12,934,000	$43,684,000	$2,097,000	$206,000
4 Hutton Centre, Santa Ana, CA	Jan-05	Apr-07	$28,358,000	$31,971,000	N/A	N/A	$60,329,000	$32,250,000	$19,038,000	$51,288,000	$9,041,000	$(178,000)
Arapahoe Service Center II, Englewood, CO	Apr-02	May-07	$6,414,000	$4,574,000	N/A	N/A	$10,988,000	$5,000,000	$3,329,000	$8,329,000	$2,659,000	$(621,000)
Buschwood III, Tampa, FL	Mar-03	May-07	$4,648,000	$4,372,000	N/A	N/A	$9,020,000	$4,600,000	$2,841,000	$7,441,000	$1,579,000	$(167,000)
Parkway Towers, Nashville, TN	May-03	Jun-07	$8,631,000	$8,307,000	N/A	N/A	$16,938,000	$8,700,000	$6,247,000	$14,947,000	$1,991,000	$(161,000)
Enclave Parkway, Houston, TX	Dec-03	Jun-07	$23,287,000	$22,525,000	N/A	N/A	$45,812,000	$23,600,000	$13,879,000	$37,479,000	$8,333,000	$1,070,000

TABLE V
SALES OR DISPOSALS OF PROPERTIES (UNAUDITED) — (Continued)
PRIVATE PROGRAMS
December 31, 2008

Cost of Properties
Selling Price, Net of Closing Costs & GAAP Adjustments	Including Closing & Soft Costs	Excess
Total	(Deficiency)
Purchase	Acquisition	of Property
Money	Adjustments	Costs, Capital	Operating
Cash Received	Mortgage	Mortgage	Resulting from	Original	Improvements,	Gain (loss)	Cash Receipts
Date	Date	Net of Closing	Balance at	Taken Back	Application	Mortgage	Closing	on sale of	Over Cash
Property(1)	Acquired	of Sale	Costs(2)	Time of Sale	by Program	of GAAP	Total	Financing	& Soft Costs(3)	Total	Investment	Expenditures(4)

Fountain Square, Boca Raton, FL	Oct-04	Jun-07	$24,181,000	$35,209,000	N/A	N/A	$59,390,000	$35,476,000	$18,427,000	$53,903,000	$5,487,000	$(914,000)
Washington Square, Stephenville, TX	Nov-01	Jul-07	$4,339,000	$4,618,000	N/A	N/A	$8,957,000	$4,890,000	$2,727,000	$7,617,000	$1,340,000	$(343,000)
4241 Bowling Green, Sacramento, CA	Sep-02	Aug-07	$3,056,000	$2,814,000	N/A	N/A	$5,870,000	$3,092,000	$2,205,000	$5,297,000	$573,000	$77,000
Brookings Mall, Brookings, SD(10)	May-00	Sep-07	$2,603,000	$976,000	N/A	N/A	$3,579,000	$962,000	$3,542,000	$4,504,000	$(925,000)	N/A	(11)
633 17th Street, Denver, CO	Dec-05	Sep-07	$44,645,000	$63,331,000	N/A	N/A	$107,976,000	$67,500,000	$27,231,000	$94,731,000	$13,245,000	$(1,591,000)
Bay View Plaza, Alameda, CA(12)	Jul-03	Nov-07	$3,532,000	$5,710,000	N/A	N/A	$9,242,000	$6,200,000	$6,035,000	$12,235,000	$(2,993,000)	$915,000
Brookhollow Park, San Antonio, TX	Jul-02	Dec-07	$7,069,000	$9,542,000	N/A	N/A	$16,611,000	$10,250,000	$6,275,000	$16,525,000	$86,000	$1,115,000
Caledon Wood Apartments, Greenville, SC	Jan-06	Dec-07	$10,037,000	$17,000,000	N/A	N/A	$27,037,000	$17,000,000	$7,911,000	$24,911,000	$2,126,000	$(106,000)
The Meadows Apartments, Asheville, NC	Mar-06	Dec-07	$11,306,000	$21,300,000	N/A	N/A	$32,606,000	$21,300,000	$8,513,000	$29,813,000	$2,793,000	$(167,000)
2800 E. Commerce Center Place, Tucson, AZ	Nov-04	Feb-08	$9,695,000	$10,859,000	N/A	N/A	$20,554,000	$11,375,000	$7,495,000	$18,870,000	$1,684,000	$195,000
Fountainhead, San Antonio, TX	Dec-04	May-08	$14,451,000	$18,007,000	N/A	N/A	$32,458,000	$18,900,000	$10,187,000	$29,087,000	$3,371,000	$(410,000)
Reserve at Maitland, Keller, Maitland, FL	Aug-04	Jun-08	$17,070,000	$20,585,000	N/A	N/A	$37,655,000	$21,750,000	$9,639,000	$31,389,000	$6,266,000	$1,764,000
Pueblo Shopping Center, Pueblo, CO	Nov-99	Jun-08	$1,688,000	$4,818,000	N/A	N/A	$6,506,000	$5,306,000	$2,490,000	$7,796,000	$(1,290,000)	$222,000
Westway Shopping Center Wichita, KS	Aug-00	Jun-08	$1,445,000	$6,668,000	N/A	N/A	$8,113,000	$7,125,000	$3,046,000	$10,171,000	$(2,058,000)	$865,000
Maitland Promenade Orlando, FL	Sep-05	Jun-08	$17,915,000	$32,250,000	N/A	N/A	$50,165,000	$32,250,000	$12,911,000	$45,161,000	$5,004,000	$992,000
1410 Renner Road, Richardson, TX	Oct-03	Jul-08	$3,520,000	$7,858,000	N/A	N/A	$11,378,000	$8,740,000	$5,315,000	$14,055,000	$(2,677,000)	$1,875,000
Great Oaks, Alpharetta, GA	Jul-04	Jul-08	$11,842,000	$19,002,000	N/A	N/A	$30,844,000	$20,000,000	$9,832,000	$29,832,000	$1,012,000	$1,650,000

(1)	No sales were to affiliated parties except as noted below.

(2)	Net cash received plus assumption of certain liabilities by buyer.

(3)	Does not include pro-rata share of original offering costs.

(4)	Includes add back of monthly principal reductions during the operating cycle (see Table III) as total cost includes balance of Original Mortgage Financing.

(5)	A Private Program owned 60.0% of the property. TREIT, Inc., an affiliate owned 40.0% of the property. The above reflects property level sale results, or 100% ownership.

(6)	NNN 2003 Value Fund, LLC and TREIT, Inc., affiliates, respectively owned a 75.4% and 9.8% membership interests in NNN Oakey 2003, LLC which owned 100% of the property.

(7)	TREIT, Inc, an affiliate owned a 75.0% tenant in common interest in NNN Amber Oaks, LLC. The private program owned 100% of the property.

(8)	A Private Program owned 51.5% of the property. TREIT, Inc., an affiliate, owned 48.5% of the property. The above reflects property level sale results, or 100% ownership.

(9)	A Private Program owned 22.375% of the property. GREIT, Inc., an affiliate, owned 77.625% of the property. The above reflects property level sale results, or 100% ownership.

(10)	A Private Program owned 68.5% of the property. An unaffiliated TIC owned 31.5% of the property outside of program. The above reflects property level sale results, or 100% ownership.

(11)	Excess cash flow was distributed to Western Real Estate Investment Trust, Inc. for distributions to its shareholders. No excess or deficiency existed at the property level.

(12)	A Private Program owned 2.32% of the property. GREIT, Inc., an affiliate owned 97.68% of the property outside of program. The above reflects the property level sale results, or 100% ownership.

*	Partial sales of the White Lakes Mall, Netpark and Camelot Plaza have occurred; however, a portion of the original acquisitions still remain in the program. No reporting of these sales will occur until the entire original acquisition has been disposed of.